Exhibit 10.33

CREDIT AGREEMENT* dated as of June 11, 2021 among UNIFUND CCR, LLC, as Borrower, THE LENDERS PARTY HERETO, as Lenders, and CCP AGENCY, LLC, as Agent

*CONFORMED THROUGH THE SIXTH AMENDMENT TO CREDIT AGREEMENT, DATED JULY 17, 2023

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ANNEXES

Annex A	Commitments and Pro Rata Shares

EXHIBITS

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Note
Exhibit F	Schedule of Approved Issuers
Exhibit G	Form of Validity Guaranty Agreement
Exhibit H	Collection and Underwriting Policy
Exhibit I	Schedule of Designated Third-Party Reviewers

SCHEDULES

Disclosure Schedules

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CREDIT AGREEMENT

This CREDIT AGREEMENT (as it may from time to time be amended, modified, supplemented and/or restated, this “Agreement”) is made and entered into as of June 11, 2021, by and among the lenders from time to time party hereto (“the “Lenders”), CCP AGENCY, LLC, a Delaware limited liability company (in its individual capacity, “Comvest”), as the Agent (as defined below) for all Lenders, UNIFUND CCR, LLC, an Ohio limited liability company (the “Borrower”), UNIFUND HOLDINGS, LLC, a Delaware limited liability company (“Holdings”) and acknowledged and agreed to by CREDIT CARD RECEIVABLES FUND INCORPORATED, an Ohio corporation (“CCRF”) and ZB LIMITED PARTNERSHIP, a Delaware limited partnership (“ZB”; ZB, together with CCRF, collectively, the “Parent”) and sole beneficial equity holders of Holdings and the Borrower and each of the other Loan Parties party hereto.

W I T N E S S E T H:

WHEREAS, the Parent, Holdings, FHC (as defined below) and their respective subsidiaries (including Borrower) are engaged in the business of underwriting, purchasing, servicing, collecting and administering portfolios of charged-off consumer credit and charged-off loan obligations (collectively, the “Business Operations”);

WHEREAS, in order to provide funds for the repayment in full and retirement of the Prior Debt (as defined below) on the Closing Date (as defined below), for the payment of certain fees and expenses associated with such repayment of the Prior Debt and the funding of the Loans hereunder, for financing future Permitted Portfolio Acquisitions, the Borrower has requested that the Lenders extend to the Borrower certain Loans (as defined below) pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, the Lenders are willing to make such Loans, in each case on a several basis, to the Borrower, in each case pursuant to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

I.            DEFINITIONS

Section 1.01      Defined Terms. In addition to the other terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following meanings:

“Acceleration Event” shall mean the occurrence and continuance of any of the following: (a) an Event of Default under Section 7.01(b) as a result of the failure to pay in full the Loans on the Maturity Date, (b) an Event of Default under Section 7.01(f) or Section 7.01(g), or (c) any other Event of Default under Section 7.01 and the declaration by Agent or the Required Lenders pursuant to Section 7.02 that the Obligations are due and payable.

“Account Debtor” shall mean any Person who is obligated on an Account.

“Accounts” shall mean “accounts” (as defined in the UCC).

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or any significant portion of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of more than 50% of the stock, partnership interests, membership interests or other equity interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Advance Rate” shall mean, for any Receivable, the Delayed Draw Term Loan Advance Rate, Revolving Loan Advance Rate or Term Loan Advance Rate applicable to such Receivable.

“Affiliate” shall mean, with respect to any Person, (a) any other Person in Control of, Controlled by, or under common Control with the first Person, (b) any other Person who has a substantial interest, direct or indirect, in the first Person or any of its Affiliates, and (c) any officer or director of such Person or any of the Affiliates of such Person; provided, however, that none of the Agent, any Lender nor any of their respective Affiliates shall be deemed an “Affiliate” of any Loan Party for any purposes of this Agreement solely as a result of receiving any stock or other equity interests in any Loan Party or any Affiliate thereof in connection with making any Loan or in connection with exercising any rights and remedies under the Loan Documents. For the purpose of this definition, a “substantial interest” shall mean the direct or indirect legal or beneficial ownership of more than ten (10%) percent of any class of stock or other equity interest.

“Agent” shall mean Comvest in its capacity as administrative agent for all Lenders hereunder and any successor thereto in such capacity.

“Agent Advances” shall have the meaning set forth in Section 10.11.

“Agent Payments Letter” shall mean that certain letter, dated as of the Closing Date, between the Borrower and the Agent regarding certain payments owing from Borrower to Agent, as the same may be amended, modified, supplemented and/or restated from time to time.

“Aggregate Delayed Draw Term Loan Commitment” shall mean $20,000,000, as the same may from time to time be reduced in accordance with this Agreement, including without limitation pursuant to Sections 2.01(b), 2.01(d) and 7.02.

“Aggregate Forecasted Net Collections” shall mean, as of any date of determination, the sum of (a) the Delayed Draw Term Loan Forecasted Net Collections as of such date, plus (b) the Revolving Loan Forecasted Net Collections as of such date, plus (c) the Term Loan Forecasted Net Collections as of such date. For the avoidance of doubt any and all future, expected or anticipated payments of Contingent Acquisition Consideration shall be deducted, and not included, in any determination of “Aggregate Forecasted Net Collections” or any component described in above clauses (a) through (c) thereof.

“Aggregate Initial Term Loan Commitment” shall mean $95,553,897.77, as the same may be reduced from time to time in accordance with this Agreement, including without limitation pursuant to Section 2.01(a).

“Aggregate Revolving Loan Commitment” shall mean (x) until the Fifth Amendment Effective Date, $10,000,000, and (y) thereafter, an amount equal to the outstanding principal balance of Revolving Loans outstanding immediately prior to the effectiveness of the Fifth Amendment, in each case as the same may be reduced from time to time in accordance with this Agreement, including without limitation pursuant to Sections 2.01(d) and 7.02. For the avoidance of doubt, all unfunded Revolving Loan Commitments as of the Fifth Amendment Effective Date shall be terminated effective as of the Fifth Amendment Effective Date.

“Agreement” shall have the meaning set forth in the Preamble.

“Anti-Corruption Laws” shall have the meaning set forth in Section 3.19.

“Applicable Delayed Draw Term Loan Advance Limit” shall mean, with respect to a requested advance of Delayed Draw Term Loans, the product of (a) the applicable Delayed Draw Term Loan Advance Rate in effect as of such date, multiplied by (b) the aggregate Applicable Eligible Portfolio Purchase Price of all Delayed Draw Term Loan Financed Eligible Portfolios being purchased or acquired with the proceeds of such requested advance of Delayed Draw Term Loans.

“Applicable Eligible Portfolio Purchase Price” shall mean, with respect to any (a) Delayed Draw Term Loan Financed Eligible Portfolio being financed with the proceeds of a requested advance of Delayed Draw Term Loans, (b) Revolving Loan Financed Eligible Portfolio being financed with the proceeds of a requested advance of Revolving Loans or (c) Incremental Term Loan Financed Eligible Portfolio being financed with the proceeds of a requested Incremental Term Loan Advance, in each case, the cash purchase price, in Dollars, actually paid in cash by a member of the Operating Group to the seller of such Delayed Draw Term Loan Financed Eligible Portfolio, Revolving Loan Financed Eligible Portfolio or Term Loan Financed Eligible Portfolio, as the case may be.

“Applicable Incremental Term Loan Advance Limit” shall mean, with respect to a requested Incremental Term Loan Advance, the product of (a) the applicable Term Loan Advance Rate in effect as of such date, multiplied by (b) the aggregate Applicable Eligible Portfolio Purchase Price of all Term Loan Financed Eligible Portfolios being purchased or acquired with the proceeds of such requested Incremental Term Loan Advance.

“Applicable Law” shall mean all applicable or otherwise binding provisions of all (a) constitutions, statutes, treaties, ordinances, rules, decrees, directives, regulations, regulatory guidance and orders of all Governmental Authorities and/or quasi-governmental bodies, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Credit Protection Laws, credit disclosure laws and regulations, consumer privacy laws and regulations including those related to Customer Information, the Fair Labor Standards Act, and all applicable state and federal usury laws, (b) Government Approvals, and (c) orders, judgments and decrees of all courts, arbitrators, or similar judicial or quasi-judicial bodies.

“Applicable Margin” shall mean a rate per annum equal to:

(a) with respect to SOFR Loans, (i) from and after the Fifth Amendment Effective date until the date that is immediately prior to the Sixth Amendment Effective Date, 11.50% and (ii) from and after the Sixth Amendment Effective Date, 12.50%, and

(b) with respect to Base Rate Loans, (i) from and after the Fifth Amendment Effective date until the date that is immediately prior to the Sixth Amendment Effective Date, 10.50% and (ii) from and after the Sixth Amendment Effective Date, 11.50%.

Notwithstanding the foregoing, the “Applicable Margin” shall, automatically and without the need for any election or notice, be increased by two (2.00) percentage points per annum during the existence of any and all Overadvances.

“Applicable Revolving Loan Advance Limit” shall mean, with respect to a requested advance of Revolving Loans, the product of (a) the applicable Revolving Loan Advance Rate in effect as of such date, multiplied by (b) the aggregate Applicable Eligible Portfolio Purchase Price of all Revolving Loan Financed Eligible Portfolios being purchased or acquired with the proceeds of such requested advance of Revolving Loans.

“Approved Issuer” shall mean a Person that is an issuer of Receivables Portfolios in any Permitted Portfolio Acquisition that is either (a) set forth on Exhibit F attached hereto as of the Closing Date as an “Approved Issuer” or (b) an issuer that is approved in advance in writing by Agent, which approval shall not be unreasonably conditioned, withheld or delayed (Agent’s failure to provide a response within ten (10) Business Days of receipt of such written request shall constitute approval).

“Assignment and Acceptance” shall mean an Assignment and Acceptance Agreement substantially in the form of Exhibit C attached hereto, or such other form as may be acceptable to the Agent.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13.3(d).

“Back-Up Servicer” shall mean Carmel Solutions, LLC or such other Person designated by the Agent in its sole discretion and, unless an Event of Default has occurred and is continuing at the time of such designation, consented to by the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) as the Back-Up Servicer pursuant to the terms of the Back-Up Servicer Agreement.

“Back-Up Servicer Fee” shall mean any fee payable monthly by Borrower to Back-Up Servicer, such fee to be as specified in the applicable Back-Up Servicer Agreement.

“Back-Up Servicer Agreement” shall mean that certain Master Services Agreement to be entered into by and among Agent, Borrower, each of the other Loan Parties and Back-Up Servicer, in form and substance acceptable to Agent, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq., as amended.

“Base Rate” shall mean, for any day, the greatest of (i) the per annum rate of interest which is identified as the “Prime Rate” and normally published in the Money Rates section of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Agent may select), (ii) the sum of the Federal Funds Rate plus one half percent (0.50%), (iii) the sum of (a) Adjusted Term SOFR, provided that for the purposes of this clause, such Adjusted Term SOFR for each day in any month shall be the applicable rate as of the first Business Day of such month and shall be based on a one month Interest Period, and (b) the difference of (1) the then effective Applicable Margin for SOFR Loans minus (2) the then effective Applicable Margin for Base Rate Loans, and (iv) two percent (2.0%) per annum. Any change in the Base Rate due to a change in such Prime Rate, Adjusted Term SOFR or the Federal Funds Rate shall be effective on the effective date of such change in such Prime Rate, Adjusted Term SOFR or the Federal Funds Rate.

“Base Rate Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR”.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13.3(a).

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been selected by the Agent, with the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld, delayed or conditioned and shall be deemed provided unless expressly withheld by the Borrower within five (5) Business Days of request therefor), giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent, with the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld, delayed or conditioned and shall be deemed provided unless expressly withheld by the Borrower within five (5) Business Days of request therefor), giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” shall mean, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.3 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.3.

“Borrower” shall have the meaning set forth in the Preamble.

“Borrowing Base” shall mean, on any date of determination:

(a)            the sum of (i) the Term Loan Borrowing Base on such date, plus (ii) the Delayed Draw Term Loan Borrowing Base on such date, plus (iii) the Revolving Loan Borrowing Base on such date, minus

(b)            the product of (i) the weighted average of the (x) Delayed Draw Term Loan Advance Rate, (y) the Revolving Loan Advance Rate and (z) the Term Loan Advance Rate, multiplied by (ii) the Excess Concentration Amount, minus

(c)            the Reserves, if any, established by Agent as of such date, plus

(d)            the amount of all Reinvestment Cash; provided, that on such date of determination, such amount shall not exceed an amount equal to the lesser of (i) ten percent (10%) of the “Borrowing Base” prior to giving effect to this clause (d) and (ii) $5,000,000, plus

(e)            the amount of the cash balance of the Designated Republic Bank Deposit Account as of such date.”

“Borrowing Base Certificate” shall mean a borrowing base certificate signed and certified by the Chief Financial Officer (or such other principal financial or accounting officer with substantially similar responsibilities as designated in writing to the Agent) of the Borrower, in substantially the form attached hereto as Exhibit B and which shall include a schedule of all of the Receivables, Eligible Portfolios, Vintage Pools, and a designation of those Eligible Portfolios that are (a) Delayed Draw Term Loan Financed Eligible Portfolios, (b) Revolving Loan Financed Eligible Portfolios, (c) Closing Date Term Loan Financed Eligible Portfolios, (d) Term Loan Financed Eligible Portfolios and (e) Term Loan Financed Eligible Portfolios that were acquired with the proceeds of an Incremental Term Loan Advance.

“Budget” shall have the meaning set forth in Section 5.17(h).

“Budget Reconciliation Report” shall have the meaning set forth in Section 5.17(h).

“Budget Report Delivery Date” shall have the meaning set forth in Section 5.17(h).

“Business Day” shall mean a day other than (a) a Saturday, (b) a Sunday, (c) a day on which banking institutions in the State of New York are authorized or required by Applicable Law or executive order to close or (d) with respect to all notices, determinations, fundings and payments in connection with Adjusted Term SOFR or any SOFR Loans or any direct or indirect calculation or determination of SOFR, the term "Business Day" shall mean any such day that is also a US Government Securities Business Day.

“Business Operations” shall have the meaning set forth in the Recitals.

“Capital Expenditures” shall mean with respect to any Person, all expenditures of such Person for tangible and other assets which are required, in accordance with GAAP, to be capitalized on the consolidated balance sheet of such Person, and the amount of all Capitalized Lease Obligations of such Person, including all amounts paid or accrued by such Person in connection with the purchase (whether on a cash or deferred payment basis) or lease (including Capitalized Lease Obligations) of any machinery, equipment, real property, improvements to real property (including leasehold improvements), or any other tangible or other asset of such Person which is required, in accordance with GAAP, to be capitalized on the consolidated balance sheet of such Person.

“Capitalized Lease” shall mean any lease which is (or is required to be) capitalized on the balance sheet of the lessee thereunder in accordance with GAAP.

“Capitalized Lease Obligation” shall mean with respect to any Person, the amount of the liability which reflects the amount of all future payments under all Capitalized Leases of such Person as at any date, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) marketable securities issued, or directly and fully guaranteed or insured, by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition; (b) time deposits, demand deposits, certificates of deposit, acceptances or prime commercial paper issued by, or repurchase obligations for underlying securities of the types described in clause (a) entered into with any commercial bank having a short-term deposit rating of at least A-2 or the equivalent thereof by Standard & Poor’s Corporation or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc.; (c) commercial paper with a rating of A-1 or A-2 or the equivalent thereof by Standard & Poor’s Corporation or P-1 or P-2 or the equivalent thereof by Moody’s Investors Service, Inc. and in each case maturing within twelve (12) months after the date of acquisition; (d) marketable direct obligations issued by any state in the United States or any agency or instrumentality thereof maturing within twelve (12) months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings generally obtainable from either Standard & Poor’s Corporation or Moody’s Investors Services, Inc.; (e) tax-exempt commercial paper of United States municipal, state or local governments rated at least A-2 or the equivalent thereof by Standard & Poor’s Corporation or at least P-2 or the equivalent thereof by Moody’s Investors Services, Inc. and maturing within twelve (12) months after the date of acquisition thereof; or (f) any mutual fund or other pooled investment vehicle which invests principally in the foregoing obligations.

“Cash Flow” shall mean, for the applicable period, for the Loan Parties on a consolidated basis, the difference of (a) EBITDA, minus (b) cash payments made by the Loan Parties in such period with respect to unfinanced Capital Expenditures permitted under this agreement.

“CCRF” shall have the meaning set forth in the Preamble.

“Change of Control” shall mean if:

(a)            David G. Rosenberg shall cease to, directly or indirectly, (i) own and control 56.25% of the outstanding stock or other equity interests of each Loan Party, other than ZB, on a fully diluted basis free and clear of all Liens (other than the Liens in favor of the Agent) or (ii) possess the right to elect (through contract, ownership of voting securities or otherwise) at all times the board of directors (or comparable body) of each Loan Party, other than ZB, and to direct the management policies and decisions of each Loan Party, other than ZB;

(b)            the Permitted Holders shall cease to, directly or indirectly, (i) own and control 75% of the outstanding stock or other equity interests of each Loan Party on a fully diluted basis free and clear of all Liens (other than the Liens in favor of the Agent) or (ii) possess the right to elect (through contract, ownership of voting securities or otherwise) at all times the board of directors (or comparable body) of each Loan Party and to direct the management policies and decisions of each Loan Party;

(c)            the Permitted Holders shall cease to beneficially own and control 75% of each class of the outstanding stock or other equity interests of each Person comprising the Operating Group on the Closing Date (other than any Excluded Subsidiary);

(d)            Holdings shall collectively cease to directly own and control 100% of each class of the outstanding stock or other equity interests of each of its Subsidiaries (other than Excluded Subsidiaries) free and clear of all Liens (other than the Liens in favor of the Agent);

(e)            Each member of the Operating Group shall collectively cease to directly own and control 100% of each class of the outstanding stock or other equity interests of each of its Subsidiaries (other than Excluded Subsidiaries) free and clear of all Liens (other than the Liens in favor of the Agent);

(f)            David G. Rosenberg is deceased and the Borrower Agent has not submitted a transition plan acceptable to the Agent in its sole discretion within sixty (60) days thereafter, which time period may be extended with the prior written approval of the Agent; provided that the Agent may waive a Change of Control that has occurred under this clause (f) in its sole discretion; or

(g)            a Change of Control (as defined in any of the Techwoods Debt Documents).

“Chief Financial Advisor” shall have the meaning set forth in Section 5.17(e).

“Class A Member” shall mean CCRF and ZB.

“Closing Date” shall mean the date of this Agreement.

“Closing Date Term Loan Financed Eligible Portfolios” shall mean the Term Loan Financed Eligible Portfolios that are designated and listed on the schedule titled, “Schedule of Closing Date Term Loan Financed Eligible Portfolios” to the Borrowing Base Certificate delivered to Agent on the Closing Date in accordance with Section 4.01(b) (and which designation shall be agreed to by Agent prior to the Closing Date) and which shall be the sole basis for determining the Term Loan Forecasted Net Collections as of the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, as amended and as in effect from time to time.

“Collateral” shall mean all collateral pledged or granted by any or all of the Loan Parties or other Obligors as security for the payment and performance of all or any portion of the Obligations, whether pursuant to the Collateral Agreement or any other Security Document.

“Collateral Agreement” shall mean the Collateral Agreement, dated as of the Closing Date, by and among the Borrower, the other Loan Parties from time to time parties thereto and the Agent, for its benefit and the benefit of the other Secured Persons, as the same may be amended, modified, supplemented and/or restated from time to time.

“Collection and Underwriting Policy” shall mean the Loan Parties’ underwriting policies and guidelines, collection policy or policies and practices relating to the underwriting, servicing, administration and collection of Receivables in effect on the Closing Date and set forth as Exhibit H, as may be amended in compliance with Applicable Law or otherwise to protect or preserve the Collateral, the Business Operations or compliance with this Agreement or the other Loan Documents.

“Collections” shall mean, in respect of any Receivable, (a) all amounts collected on such Receivable by the Loan Parties, (b) the total consideration paid to the Loan Parties for the sale of such Receivable and, (c) if the owner of such Receivable is sold to a third party, the portion of the consideration for such sale paid to the Loan Parties that is attributable to such Receivable.

“Combined Loan Balance” shall mean, on any date of determination, the sum of (a) the aggregate outstanding principal balance of the Term Loans as of such date, plus (b) the aggregate outstanding principal balance of the Delayed Draw Term Loans as of such date, plus (c) Revolving Loan Outstandings.

“Commitments” shall mean, with respect to any Lender, its Revolving Loan Commitment, its Delayed Draw Term Loan Commitment and its Initial Term Loan Commitment, and with respect to all Lenders, the Aggregate Revolving Loan Commitment, the Aggregate Delayed Draw Term Loan Commitment and the Aggregate Initial Term Loan Commitment.

“Compliance Certificate” shall mean a certificate delivered pursuant to Section 5.04(c) and substantially in the form of Exhibit A attached hereto.

“Comvest” shall have the meaning set forth in the Preamble.

“Confidential Information” shall mean confidential information that the Borrower furnishes to the Agent or any Lender, and which is designated in writing by the Borrower as being confidential as of the time it furnishes such information to the Agent or such Lender, pursuant to any Loan Document concerning the Borrower’s business, but does not include any such information once such information has become, or if such information is, generally available to the public or available to the Agent, the applicable Lender or other applicable Person from a source other than the Borrower which is not, to the Agent’s, the applicable Lender’s or other applicable Person’s knowledge, bound by any confidentiality agreement in respect thereof.

“Conforming Changes” shall mean, with respect to either the use or administration of Adjusted Term SOFR or Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “US Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.13 and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Contingent Acquisition Consideration” means any earn-out obligation or similar deferred purchase price obligation of any member of the Operating Group.

“Contract” shall mean any indenture, contract, lease, license, permit or other agreement (other than this Agreement or any other Loan Document) to which any Loan Party is a party or to which any property or any asset of any Loan Party is subject to or bound by.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean, with respect to each bank account and/or securities account maintained by or in the name of any Loan Party, an agreement (in form and substance reasonably satisfactory to the Agent) executed and delivered by such Loan Party, the depository bank or other applicable account intermediary, as applicable, and the Agent, whereby, among other things, the depository bank or other applicable account intermediary acknowledges the Agent’s Lien on such account and all funds or property therein, and “control” (within the meaning of the UCC) over such account is established in favor of the Agent, on behalf of itself and the other Secured Persons.

“Controlled Affiliate” shall mean, with respect to any Person, (a) any other Person in Control of, Controlled by, or under common Control with the first Person, and (b) any other Person who directly or indirectly owns more than fifty (50%) percent of the shares or stock or other equity interests on a fully diluted basis of such Person.

“Credit Protection Laws” shall mean all federal, state and local laws in respect of the business of extending credit to borrowers, including without limitation, the Truth in Lending Act (and Regulation Z promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, GLBA, Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, rules and regulations promulgated by the Consumer Financial Protection Bureau and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.

“Cumulative Net Cash Collections Rate (Post-Closing-Date Vintage Pool)” shall mean, as of any date of determination and with respect to any Vintage Pool (other than an Excluded Vintage Pool), a rate, expressed as a percentage equal to a fraction, (a) the numerator of which is the aggregate amount of the Post-Closing-Date Vintage Pool Actual Cumulative Net Cash Collections in respect of such Vintage Pool as of such date, and (b) the denominator of which is the aggregate amount of the Post-Closing-Date Vintage Pool Forecasted Cumulative Net Cash Collections in respect of such Vintage Pool as of such date.

“Customer Information” shall mean nonpublic information relating to Receivable Obligors, including without limitation, names, addresses, telephone numbers, e-mail addresses, credit information, account numbers, social security numbers, credit card numbers, bank account information, loan balances or other loan or payment information, and lists derived therefrom and any other information required to be kept confidential by Applicable Law.

“DAP I” shall mean Distressed Asset Portfolio I, LLC, an Ohio limited liability company.

“DAP IV” shall mean Distressed Asset Portfolio IV, LLC, an Ohio limited liability company.

“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code and all other United States or foreign applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

“Default” shall mean any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” shall mean any Lender designated as such by Agent that (a) for so long as such failure shall exist, has failed to make any Loan or payment that such Lender is required to make pursuant to the terms of this Agreement, or (b) (i) has admitted in writing that it is insolvent or (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment (unless, in the case of any Lender referred to in this clause (b), the Agent is reasonably satisfied that such Lender intends, and has the financial wherewithal and all approvals required to enable it, to continue to perform its obligations hereunder as a Lender).

“Delayed Draw Term Loan Advance Rate” shall mean, (A) with respect to all purchased Eligible Portfolios that are not Low MOI Eligible Portfolios, initially and for the time period commencing on the Closing Date and continuing thereafter until, but not including, the date that is the six (6) month anniversary of the date specified in clause (a) of the definition of “Delayed Draw Term Loan Commitment Termination Date” (the “First Delayed Draw Term Loan Advance Rate Step-Down Date”), a percentage equal to 75.0%, which percentage shall be reduced by 1.0% commencing on each consecutive six (6) month anniversary of the First Delayed Draw Term Loan Advance Rate Step-Down Date, and (B) with respect to all Low MOI Eligible Portfolios, initially and for the time period commencing on the Closing Date and continuing thereafter until, but not including, the First Delayed Draw Term Loan Advance Rate Step-Down Date, a percentage equal to 60.0%, which percentage shall be reduced by 1.0% commencing on each consecutive six (6) month anniversary of the First Delayed Draw Term Loan Advance Rate Step-Down Date.

“Delayed Draw Term Loan Borrowing Base” shall mean, on any date of determination, an amount equal to the product of (a) the applicable Delayed Draw Term Loan Advance Rate in effect as of such date, multiplied by (b) the aggregate amount of the Delayed Draw Term Loan Forecasted Net Collections in respect of all Delayed Draw Term Loan Financed Eligible Portfolios on such date. For the avoidance of doubt, no Term Loan Forecasted Net Collections nor any Revolving Loan Forecasted Net Collections shall be, or be deemed to be, Delayed Draw Term Loan Forecasted Net Collections or be included in the determination of the Delayed Draw Term Loan Borrowing Base.

“Delayed Draw Term Loan Commitment” shall mean, with respect to any Delayed Draw Term Loan Lender, such Lender’s Pro Rata Share of the Aggregate Delayed Draw Term Loan Commitment, which as of the Closing Date is set forth on Annex A hereto.

“Delayed Draw Term Loan Commitment Period” shall mean the period commencing on the first Business Day following the Closing Date and ending on the Delayed Draw Term Loan Commitment Termination Date.

“Delayed Draw Term Loan Commitment Termination Date” shall mean the earlier of (a) June 11, 2023; provided, if such date is not a Business Day, such date shall be the immediately following Business Day and (b) the date on which the Aggregate Delayed Draw Term Loan Commitment is reduced to $0 or terminates pursuant to Section 2.01(b), 2.01(d) or 7.02 or otherwise.

“Delayed Draw Term Loan Financed Eligible Portfolio” shall mean each Eligible Portfolio that is purchased by a member of the Operating Group as part of a Permitted Portfolio Acquisition with or using the proceeds of a Delayed Draw Term Loan. For the avoidance of doubt, no Revolving Loan Financed Eligible Portfolio nor any Term Loan Financed Eligible Portfolio shall be, or be deemed to be, a Delayed Draw Term Loan Financed Eligible Portfolio.

“Delayed Draw Term Loan Forecasted Net Collections” shall mean, as of any date of determination after the Closing Date, the net present value (determined using the applicable Discount Rate) of the aggregate amount of the total forecasted gross cash Collections (net of any costs and expenses in connection with the collection thereof including, without limitation, court costs, filing fees, contingency fees paid to third parties and other direct collection expenses) of Eligible Receivables contained in the Delayed Draw Term Loan Financed Eligible Portfolios on such date and that the Borrower anticipates to receive within sixty-six (66) months following the date on which the Delayed Draw Term Loan Financed Eligible Portfolio corresponding to each such Eligible Receivable was acquired or purchased by a member of the Operating Group; it being further understood and agreed with respect to the foregoing that (i) any calculation of Delayed Draw Term Loan Forecasted Net Collections shall be calculated in accordance with past practices of the Operating Group as of the Closing Date, (ii) the manner and method of computing Delayed Draw Term Loan Forecasted Net Collections and all assumptions made or used in connection therewith or as a basis therefor shall be (x) explained to the Agent and each Lender in reasonably full detail upon Agent’s or such Lender’s request and (y) approved by the Agent in its reasonable discretion, and (iii) in the event that the aggregate Delayed Draw Term Loan Forecasted Net Collections calculated in any Validation Agent Report are less than the amount calculated by the Loan Parties in the most recently delivered Borrowing Base Certificate to the Agent, then the (x) the Delayed Draw Term Loan Borrowing Base shall be recomputed using the arithmetic mean of the Delayed Draw Term Loan Forecasted Net Collections set forth in such Validation Agent Report and the Delayed Draw Term Loan Forecasted Net Collections calculated by the Loan Parties in such Borrowing Base Certificate; provided that, if the quotient of (X) the difference of (1) the Delayed Draw Term Loan Forecasted Net Collections calculated by the Loan Parties in such Borrowing Base Certificate, minus (2) the Delayed Draw Term Loan Forecasted Net Collections calculated in the Validation Agent Report, divided by (Y) the Delayed Draw Term Loan Forecasted Net Collections calculated by the Loan Parties in such Borrowing Base Certificate is greater than five percent (5.0%), then the Delayed Draw Term Loan Forecasted Net Collections shall, at the sole cost and expense of the Loan Parties (which if incurred by Agent or any Lender shall be reimbursed by the Loan Parties to Agent or such Lenders in accordance with Section 9.02(b)), be calculated by either (I) a Designated Third-Party Reviewer selected by the Agent in its sole discretion or (II) such other Third Party Reviewer (other than the Validation Agent or any Designated Third-Party Reviewer) selected by the Agent and, unless an Event of Default has occurred and is continuing, consented to by the Loan Parties in writing (such consent not to be unreasonably withheld, conditioned or delayed), and the Delayed Draw Term Loan Forecasted Net Collections shall be the lesser of the Delayed Draw Term Loan Forecasted Net Collections calculated by (A) the Designated Third-Party Reviewer or such other Third Party Reviewer, as applicable, and (B) the Delayed Draw Term Loan Forecasted Net Collections calculated by the Loan Parties in such Borrowing Base Certificate, (y) the aggregate Delayed Draw Term Loan Forecasted Net Collections determined under clause (iii)(x) of this sentence shall be used for the purposes of determining “Delayed Draw Term Loan Forecasted Net Collections”, the Effective Advance Rate and whether an Event of Default has occurred and is continuing under Section 7.01(s) or Section 7.01(t), in each case, at all times following determination under clause (iii)(x) until such time as the Agent shall reasonably determine and (z) for the purposes of clarity, Delayed Draw Term Loan Forecasted Net Collections shall exclude the net present value (determined using the applicable Discount Rate) of the aggregate amount of the total forecasted gross cash Collections (net of any costs and expenses in connection with the collection thereof including, without limitation, court costs, filing fees, contingency fees paid to third parties and other direct collection expenses) of Eligible Receivables that are sold pursuant to a Permitted Receivable Sale Transaction. For the avoidance of doubt, no Revolving Loan Forecasted Net Collections nor any Term Loan Forecasted Net Collections shall be, or be deemed to be, Delayed Draw Term Loan Forecasted Net Collections.

“Delayed Draw Term Loan Lender” shall mean, as of any date of determination, each Lender having a Delayed Draw Term Loan Commitment or holding all or any portion of the outstanding Delayed Draw Term Loans.

“Delayed Draw Term Loans” shall mean the loans from time to time made pursuant to Section 2.01(b).

“Designated Republic Bank Deposit Account” shall mean the deposit account in the name of Distressed Asset Portfolio III, LLC and with account number xxxx4402 at Republic Bank and Trust Company, and which account shall be subject to that certain Deposit Account Control Agreement dated as of August 16, 2022 among Distressed Asset Portfolio III LLC, Republic Bank and Trust Company and Agent.

“Designated Third-Party Reviewer” shall mean any Person (including such Person’s principals, agents and employees) identified and listed on Exhibit I, which Exhibit I may only be amended, modified or supplemented with the prior written consent of the Agent and Borrower. Neither the Validation Agent nor any Third Party Reviewer shall be permitted to be a Designated Third-Party Reviewer hereunder.

“Disclosure Schedules” shall mean the disclosure schedules attached hereto, as the same may be amended, modified, supplemented and/or restated from time to time.

“Discount Rate” shall mean (a) with respect to any determination of Delayed Draw Term Loan Forecasted Net Collections, a percentage equal to 12.5%, (b) with respect to any determination of Revolving Loan Forecasted Net Collections, a percentage equal to 12.5% and (c) with respect to any determination of Term Loan Forecasted Net Collections, a percentage equal to 12.5%.

“Disqualified Equity Interest” shall mean any shares of stock or other equity interests of an issuer which, by its terms (or by the terms of any security or other stock or equity interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable or is subject to a mandatory dividend or other distribution (other than solely for shares of stock or other equity interests of such issuer that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for shares of stock or other equity interests of such issuer that are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for dividends, distributions or payments in cash or other property (other than non-cash payment in kind payments), or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other stock or other equity interest that would constitute Disqualified Equity Interests, in each case, prior to the date that is three hundred and sixty five (365) days after the latest Maturity Date as in effect on the date of the issuance of such stock or other equity interest, except, in the case of clauses (i) and (ii), if as a result of a Change of Control but only if all of the rights of the holders of such shares of stock or other equity interests (and all of the obligations of the Loan Parties) with respect thereto upon the occurrence of such Change of Control are subject to the prior Payment in Full of all of the Obligations.

“Division/Series Transaction” shall mean, with respect to any Person, that any such Person (a) divides into two or more Persons (whether or not the original Person survives such division) or (b) creates, or reorganizes into, one or more series, in each case as contemplated under the laws of any jurisdiction.

“Dollars” or “$” shall mean United States Dollars, lawful currency for the payment of public and private debts.

“Domestic Subsidiary” shall mean any Subsidiary which is incorporated or formed solely under the laws of the United States, any State or Commonwealth in the United States, or the District of Columbia.

“Domestic Subsidiary Guarantor” shall mean any Domestic Subsidiary that is a Subsidiary Guarantor.

“EBITDA” shall mean, with respect to the applicable period (and unless otherwise indicated, shall be for the twelve month period then ended) (each a “Measurement Period”), and with respect to Loan Parties, determined on a consolidated basis in accordance with GAAP:

(a)            Net Income,

minus

(b)            without duplication, the sum of the following amounts for such Measurement Period to the extent included in determining such Net Income:

(i)            any tax refunds or credits with respect to taxes described in clause (c)(ii) below,

(ii)            any interest income, and

(iii)            any exchange, translation or performance gains relating to any hedging transactions or foreign currency fluctuations (whether realized or unrealized),

plus

(c)            without duplication, the sum of the following amounts for such Measurement Period (but in each case only to the extent deducted in determining such Net Income):

(i)            Interest Expense,

(ii)            provisions for taxes based on income,

(iii)            depreciation expense,

(iv)            amortization expense,

(v)            transaction costs and expenses payable to a non-Affiliate incurred in connection with any Permitted Portfolio Acquisition during such period to the extent consummated and permitted hereunder;

(vi)            transaction costs in the amounts detailed in the letter of direction delivered in connection with the Closing and which are paid on the Closing Date,

(vii)            fees, costs and expenses related to this Agreement and the other Loan Documents and any amendments, restatements, supplements or modifications thereof and paid or reimbursed to the Agent, any of the Lenders or any third parties paid or engaged by the Agent or any of the Lenders or paid or reimbursed to third parties that are paid or engaged by any of the Loan Parties to the extent disclosed to the Agent;

(viii)            legal fees and related expenses in respect of the Piaser litigation (excluding, for the avoidance of doubt, any settlement payments, judgments or any other award in connection therewith) in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate during the term of this Agreement; and

(ix)            all other non-cash charges and expenses deducted in the calculation of such Net Income which have been approved in writing by Agent in its sole discretion for the purposes of such an add-back to EBITDA.

Notwithstanding anything to the contrary contained herein, the amount of positive EBITDA of Foreign Subsidiaries along with any and all other Loan Parties (other than Borrower) that do not guaranty all of the Obligations (including all Excluded Subsidiaries) shall be excluded from EBITDA for the applicable period for which EBITDA is being calculated.

“Effective Advance Rate” shall mean, as of any date of determination the quotient expressed as a percentage of (a) the Combined Loan Balance as of such date, divided by (b) the Aggregate Forecasted Net Collections based on a ten (10) year collection period as of such date determined on an undiscounted basis (i.e., (i) without utilizing the Discount Rate to determine, and without determining the net present value of, any forecasted net cash collections comprising the Delayed Draw Term Loan Forecasted Net Collections as of such date, the Revolving Loan Forecasted Net Collections as of such date and the Term Loan Forecasted Net Collections as of such date, and (ii) without utilizing a 60 or 66 month collection period and, in each case, substituting the time period of ten (10) years in lieu of such 60 or 66 month collection period, as applicable, in each case, for the purposes of making the determination under this clause (b)).

“ELC Receivables” shall mean Receivables (other than judgment Receivables) included in a Receivables Portfolio acquired by any member of the Operating Group pursuant to a Permitted Portfolio Acquisition or other Investment permitted hereunder with respect to which the Borrower has conducted a quality analysis within six (6) months after such acquisition and determined that such Receivables are not suited to the Loan Parties’ legal channel, determined in a manner consistent with the historical practices of the Loan Parties as of the Closing Date.

“Eligible Portfolio” shall mean a Receivables Portfolio that (a) is included in the Closing Date Term Loan Financed Eligible Portfolios or (b) after the Closing Date, is purchased or acquired by a member of the Operating Group (other than a Holding Company) pursuant to a Permitted Portfolio Acquisition.

“Eligible Receivable” means, as of any date of determination, a Receivable owned by any member of the Operating Group (other than a Holding Company) that is due and owing to such member of the Operating Group, which conforms to the warranties set forth in Section 3.29 and that meets each of the following criteria:

(a)            the applicable member of the Operating Group has good and marketable title to 100% of such Receivable, free and clear of all Liens other than Permitted Liens and has the right to pledge and grant the Agent, for the benefit of the Secured Persons, a first priority security interest in the same, in the manner provided in this Agreement, the other Security Documents;

(b)            such Receivable is subject to a first priority, enforceable and perfected Lien in favor of the Agent granted pursuant to the Collateral Agreement;

(c)            neither the perfection nor the validity of the Agent’s security interest in such Receivable, or the Agent’s right or ability to obtain direct payment of the proceeds of such Receivable, is governed by any federal, state, or local statutory requirements other than those of the UCC (except for statutory requirements expressly contemplated by the UCC);

(d)            such Receivable constitutes an “account” or a “general intangible” under Article 9 of the applicable UCC as then in effect in New York or any other state where the filing of a financing statement is required to perfect the Agent’s security interest in the Receivables and the proceeds thereof;

(e)            such Receivable is denominated in Dollars and the Receivable Obligor is a resident of the United States and is not an Affiliate, employee, officer, director or stockholder of any Loan Party;

(f)            such Receivable is not evidenced by any promissory note, chattel paper, or instrument unless such promissory note, chattel paper or instrument has been delivered to the Agent in accordance with (and solely to the extent required by) the terms of the Collateral Agreement if such delivery is necessary to establish or maintain the first priority status of the Liens of the Agent on such Receivable;

(g)            all representations and warranties made by the Loan Parties with respect to such Receivable are true and correct in all material respects;

(h)            such Receivable is not owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S., or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Agent in such Receivable have been complied with to the Agent’s satisfaction;

(i)            the relevant Receivable Obligor is not deceased;

(j)            such Receivable does not arise out of an unenforceable contract or a contract that makes assignment void which, in each case has the effect of making void or unenforceable the granting of a Lien by the Loan Parties to the Agent with respect to such Receivable;

(k)            such Receivable is the bona fide, legal, valid, binding payment obligation of the Receivable Obligor thereon, legally enforceable against such Receivable Obligor in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity (whether considered in a suit at law or in equity);

(l)            such Receivable is not a Non-Collectible Receivable; provided that, to the extent a reserve has been established by the applicable member of the Operating Group for such Non-Collectible Receivable in an amount less than the full book value of such Non-Collectible Receivable, such Non-Collectible Receivable shall only be ineligible in the amount of such reserve so long as the amounts not subject to such reserve have not otherwise been deemed charged-off or non-collectible by the applicable member of the Operating Group;

(m)            such Receivable (i) complies with all material requirements of Applicable Laws, whether federal, state, or local, (ii) was created in compliance with all material requirements of Applicable Laws, whether federal, state or local, applicable to the originator for such Receivable (iii) was purchased and acquired by the Loan Parties in accordance with the Collection and Underwriting Policy and Applicable Law and (iv) has been serviced, collected and administered in accordance with the Collection and Underwriting Policy and Applicable Law at all times since such Receivable was purchased or acquired by a Loan Party;

(n)            all material consents, licenses, approvals or authorization of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the creation, ownership and collection of such Receivable have been obtained, effected or given;

(o)            the Receivable Obligor has not been released from its obligations under such Receivable in whole; provided, that Receivables that have been released in part shall be ineligible to the extent of such release;

(p)            such Receivable is not a Receivable held or owned by the applicable member of the Operating Group for the benefit of an Other Client;

(q)            with respect to Receivables purchased after the Closing Date, (i) the minimum underwritten net forecasted cash collections of the Receivables Portfolio (other than an Low MOI Eligible Portfolio) including such Receivable shall be greater than 150% of the cash purchase price of such Receivable Portfolio paid by any member of the Operating Group or (ii) such Receivable shall be included in a Low MOI Eligible Portfolio;

(r)            to the knowledge of the Loan Parties, the original amount and unpaid balance of such Receivable on the books and records of the Loan Parties and on any statement or schedule delivered to Agent and/or any Lender, is and will be the true and correct amount actually owing to the Loan Party as of the date such Receivable is pledged to Agent or, as of such date specified on such statement of schedule, is not, to the best of such Loan Party’s knowledge, subject to any meritorious claim of reduction, counterclaim, set-off, recoupment or any other meritorious claim, allowance or adjustment to the extent which claim is not already reflected in such Receivable’s contribution to the Borrowing Base, as reflected in the most-recently delivered Borrowing Base Certificate;

(s)            the purchase agreement applicable to the Eligible Portfolio containing such Receivable (or a waiver or consent thereunder or received in connection therewith) expressly permits, and does not prevent, restrict, condition or prohibit, any Loan Party from granting a first priority perfected Lien to the Agent for the benefit of the Secured Persons on such Receivable (and the proceeds and related rights in respect thereof) required by this Agreement and the other Loan Documents; and

provided, that in the event any provision of the Collection and Underwriting Policy is amended, modified or supplemented in a manner that is adverse to Agent or any Lender in any material respect and without the Required Lender’s prior written consent, notwithstanding anything in this Agreement to the contrary, any Receivables thereafter purchased or acquired pursuant to or in accordance with any such amended, modified or supplemented provision of the Collection and Underwriting Policy shall not constitute “Eligible Receivables” for purposes of this Agreement or any other Loan Document without the prior written consent of the Required Lenders to the extent such Receivables were not purchased or acquired pursuant or in accordance with the Collection and Underwriting Policy that was in effect prior to such unauthorized amendment, modification or supplement. For avoidance of doubt, an amendment, modification or supplement to the Collection and Underwriting Policy shall not be deemed adverse to the Agent or any Lender in any material respect, whether under this section or any other provision of this Agreement, if made in compliance with Applicable Law or otherwise to protect or preserve the Collateral, the Business Operations or compliance with this Agreement or the other Loan Documents.

“Environmental Laws” shall mean and include all applicable federal, state, local and other laws, rules, regulations, ordinances, permits, orders, and consent decrees agreed to by any Loan Party, and all Environmental Notices, relating to health, safety, and environmental matters applicable to the business and property of any Loan Party. Such laws and regulations include but are not limited to the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §6901 et seq., as amended; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601 et seq., as amended; the Toxic Substances Control Act (“TSCA”), 15 U.S.C. §2601 et seq., as amended; the Clean Water Act, 33 U.S.C. §1331 et seq., as amended, and applicable common law to the extent it establishes duties, liabilities or causes of action related to the release, presence, disposal of or other exposure to Hazardous Substances.

“Environmental Notice” shall mean any actual summons, citation, directive, information request, notice of potential responsibility, notice of violation or deficiency, order, claim, complaint, investigation, proceeding, judgment, letter, or other communication, written or oral, from the United States Environmental Protection Agency or other federal, state, local or other agency or authority, or any other entity or individual, public or private, concerning any intentional or unintentional act or omission which involves management of Hazardous Substances in amounts in violation of any Environmental Laws on or off any Real Properties; the imposition of any Lien on any Real Properties, including but not limited to Liens asserted by government entities in connection with any of any Loan Party’s response to the presence or Release of Hazardous Substances in amounts in violation of Environmental Laws; and any alleged violation of or responsibility under any Environmental Laws.

“Equity Plan” means the Borrower’s Long-Term Incentive Plan, dated as of November 1, 2019.

“ERC Financial Data” shall mean, on any date of determination, (i) an analysis of (a) gross and net, and discounted and undiscounted, Aggregate Forecasted Net Collections as of such date (broken out by each component of the Borrowing Base), and (b) gross and net, and discounted and undiscounted, actual cash collections up to such date (broken out by each component of the Borrowing Base), (c) the initial purchase price of each Receivables Portfolio and (d) an updated forecast for each Receivables Portfolio, in such form, detail and format as shall reasonably be requested by Agent and (ii) with respect to any Borrowing Base determination, supporting account level data showing a monthly build-up of the undiscounted Aggregate Forecasted Net Collections that are allocated to such accounts.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person which is under common control with the first Person within the meaning of Section 414(b), 414(c), 414(m) or 414(o) of the Code; provided, however, that with respect to the Borrower, no Person which is an Affiliate of the Agent or any Lender (other than the Loan Parties) shall be deemed an ERISA Affiliate for purposes of this Agreement.

“Event of Default” shall have the meaning set forth in Section 7.01.

“Excess Concentration Amount” shall mean, as of any date of determination, the sum of following:

(a)            the Aggregate Forecasted Net Collections attributable to Eligible Receivables that are not in respect of indebtedness consisting of (x) consumer credit card indebtedness or (y) judgments until the percentage of all of the remaining Aggregate Forecasted Net Collections attributable to Eligible Receivables that are not in respect of indebtedness consisting of (x) consumer credit card indebtedness or (y) judgments (i.e., excluding such Aggregate Forecasted Net Collections attributable to such Eligible Receivables that are not in respect of indebtedness consisting of (x) consumer credit card indebtedness or (y) judgment) is at or below ten percent (10%) of the Aggregate Loan Forecasted Net Collections; plus

(b)            the Aggregate Forecasted Net Collections attributable to Eligible Receivables for which the Receivable Obligor thereunder is a resident of or domiciled in any single State or Commonwealth in the United States, or the District of Columbia, excluding California, until the percentage of all of the remaining Aggregate Forecasted Net Collections attributable to Eligible Receivables for which the Receivable Obligor thereunder is a resident of or domiciled in any single State or Commonwealth in the United States, or the District of Columbia, excluding California (i.e., excluding such Aggregate Forecasted Net Collections attributable to such Eligible Receivables for which the Receivable Obligor thereunder is a resident of or domiciled in any single State or Commonwealth in the United States, or the District of Columbia, excluding California) is at or below fifteen percent (15%) of the Aggregate Loan Forecasted Net Collections; plus

(c)            the Aggregate Forecasted Net Collections attributable to Eligible Receivables for which the Receivable Obligor thereunder is a resident of or domiciled in California, until the percentage of all of the remaining Aggregate Forecasted Net Collections attributable to Eligible Receivables for which the Receivable Obligor thereunder is a resident of or domiciled in California (i.e., excluding such Aggregate Forecasted Net Collections attributable to such Eligible Receivables for which the Receivable Obligor thereunder is a resident of or domiciled in California) is at or below twenty-five percent (25%) of the Aggregate Loan Forecasted Net Collections; plus

(d)            the Aggregate Forecasted Net Collections attributable to Eligible Receivables which were purchased or acquired from Citibank or CapitalOne any of their respective Affiliates until the percentage of all of the remaining Aggregate Forecasted Net Collections attributable to Eligible Receivables which were purchased or acquired from Citibank or CapitalOne or any of their respective Affiliates (i.e., excluding such Aggregate Forecasted Net Collections attributable to such Eligible Receivables which were purchased or acquired from Citibank or CapitalOne or any of their respective Affiliates) is at or below eighty-five percent (85%) of the Aggregate Loan Forecasted Net Collections; plus

(e)            the Aggregate Forecasted Net Collections attributable to Eligible Receivables which were purchased or acquired from FNBO any of their respective Affiliates until the percentage of all of the remaining Aggregate Forecasted Net Collections attributable to Eligible Receivables which were purchased or acquired from FNBO or any of their respective Affiliates (i.e., excluding such Aggregate Forecasted Net Collections attributable to such Eligible Receivables which were purchased or acquired from FNBO or any of their respective Affiliates) is at or below twenty percent (20%) of the Aggregate Loan Forecasted Net Collections; plus

(f)            the Aggregate Forecasted Net Collections attributable to Eligible Receivables which were purchased or acquired from any single Approved Issuer (other than Citibank, CapitalOne or FNBO or any of their respective Affiliates) until the percentage of all of the remaining Aggregate Forecasted Net Collections attributable to Eligible Receivables which were purchased or acquired from any single Approved Issuer (other than Citibank, CapitalOne or FNBO or any of their respective Affiliates) (i.e., excluding such Aggregate Forecasted Net Collections attributable to such Eligible Receivables which were purchased or acquired from any single Approved Issuer (other than Citibank, CapitalOne or FNBO or any of their respective Affiliates)) is at or below fifteen percent (15%) of the Aggregate Loan Forecasted Net Collections; plus

(g)            the Aggregate Forecasted Net Collections attributable to Eligible Receivables which were purchased or acquired from all non-Approved Issuers until the percentage of all of the remaining Aggregate Forecasted Net Collections attributable to Eligible Receivables which were purchased or acquired from all non-Approved Issuers (i.e., excluding such Aggregate Forecasted Net Collections attributable to such Eligible Receivables which were purchased or acquired from all non-Approved Issuers) is at or below five percent (5%) of the Aggregate Loan Forecasted Net Collections; plus

(h)            the Aggregate Forecasted Net Collections attributable to any single Eligible Portfolio that was purchased or acquired by a member of the Operating Group until the percentage of all of the remaining Aggregate Forecasted Net Collections attributable such Eligible Portfolio (i.e., excluding such Aggregate Forecasted Net Collections attributable to such Eligible Portfolio) is at or below ten percent (10%) of the Aggregate Loan Forecasted Net Collections; plus

(i)            the Aggregate Forecasted Net Collections attributable to any single Eligible Portfolio that was purchased or acquired by a member of the Operating Group less than six (6) months from such date of determination until the percentage of all of the remaining Aggregate Forecasted Net Collections attributable to such Eligible Portfolio (i.e., excluding such Aggregate Forecasted Net Collections attributable to such Eligible Portfolio) is at or below five percent (5%) of the of the Aggregate Loan Forecasted Net Collections; plus

(j)            Commencing with the calendar month first ending after the Second Amendment Effective Date and at all times thereafter, in the event the percentage of Aggregate Forecasted Net Collections attributable to Eligible Portfolios that are underperforming by more than 15% (when compared, for the purposes of such determination, to such net estimated collections (x) as of the Closing Date with respect to Closing Date Term Loan Financed Eligible Portfolios, (y) the Fifth Amendment Effective Date with respect to Delayed Draw Term Loan Financed Eligible Portfolios and (z) the Fifth Amendment Effective Date with respect to Revolving Loan Financed Eligible Portfolios) exceeds 25% of the Aggregate Forecasted Net Collections as of such date, an amount equal to the amount of the Aggregate Forecasted Net Collections attributable to any such Eligible Portfolio that is underperforming by more than 15% (when compared, for the purposes of such determination, to such net estimated collections (x) as of the Closing Date with respect to Closing Date Term Loan Financed Eligible Portfolios, (y) the Fifth Amendment Effective Date with respect to Delayed Draw Term Loan Financed Eligible Portfolios and (z) the Fifth Amendment Effective Date with respect to Revolving Loan Financed Eligible Portfolios) until the remaining Aggregate Forecasted Net Collections attributable to all such Eligible Portfolios that are underperforming by more than 15%, as determined above, is at or below 25% of the Aggregate Forecasted Net Collections as of such date; provided however, any Portfolios acquired after the Closing Date shall not be subject to this Section (j) for a period of three months following the acquisition of such Portfolio by a Loan Party.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” shall mean (i) DAP I and (ii) DAP IV with the prior written consent of the Agent in its sole discretion, any Subsidiary of any Loan Party formed or acquired after the Closing Date and identified as an Excluded Subsidiary by the Borrower.

“Excluded Tax” shall mean with respect to any interest, make whole, or fee amount received by a recipient under this Agreement, net income taxes imposed on the recipient of such amount by the jurisdiction in which such recipient is organized or has a present or former connection, other than a connection arising solely from entering into the Loan Documents, receiving any payments under the Loan Documents, or enforcing any rights or remedies under the Loan Documents.

“Excluded Vintage Pool” shall mean any Vintage Pool designated in writing by Borrower (which designation, except to the extent prohibited below, shall be irrevocable) to Agent for which the aggregate cash purchase price in Dollars (each, a “Total Vintage Pool Portfolio Aggregate Purchase Price”) actually paid in cash by one or more members of the Operating Group to the seller(s) of the Eligible Portfolios comprising such Vintage Pool is collectively less than or equal to $500,000; provided, that the Borrower may not designate any Vintage Pool as an Excluded Vintage Pool hereunder if, after giving effect to such designation, the aggregate amount of the Total Vintage Pool Portfolio Aggregate Purchase Prices in respect of all previously designated Excluded Vintage Pools (and including such Vintage Pool additionally to be designated by Borrower as an Excluded Vintage Pool hereunder) would exceed $1,000,000. For the avoidance of doubt, once a Vintage Pool has been designated as an Excluded Vintage Pool hereunder, such Excluded Vintage Pool may not be re-designated as a Vintage Pool without the express prior written consent of the Agent in its sole discretion.

“Exempt Account” shall mean any deposit account, securities account or other similar account (i) into which there is deposited no funds other than those intended solely to cover wages for employees of the Loan Parties for a period of service no longer than two weeks at any time (and related contributions to be made on behalf of such employees to health, benefit and retirement plans) plus balances for outstanding checks for wages from prior periods; (ii) constituting employee withholding accounts and contain only funds deducted from pay otherwise due to employees for services rendered to be applied toward the tax obligations of such employees; (iii) zero balance accounts, (iv) accounts in which pledges or cash deposits permitted by Section 6.02(n) are maintained, and (v) accounts established in order to comply with licensing requirements applicable to the Loan Parties so long as the amount on deposit in (i) any individual deposit account does not exceed $15,000 and (ii) all such deposit accounts does not exceed $100,000 in the aggregate.

“Existing Book Actual Cumulative Net Cash Collections” shall mean, as of any date of determination, the aggregate amount of the total gross cash Collections (net of any costs and expenses in connection with the collection thereof including, without limitation, court costs, filing fees, contingency fees paid to third parties and other direct collection expenses) of Eligible Receivables contained in the Closing Date Term Loan Financed Eligible Portfolios as of the Closing Date that have been actually received by the Loan Parties in cash during the time period commencing on the Closing Date and continuing thereafter through and including such date of determination.

“Existing Book Forecasted Cumulative Net Cash Collections” shall mean the Term Loan Forecasted Net Collections determined under clause (a) of the definition of “Term Loan Forecasted Net Collections” which amount shall be listed on the schedule titled, “Schedule of Closing Date Term Loan Forecasted Net Collections” to the Borrowing Base Certificate delivered to Agent on the Closing Date in accordance with Section 4.01(b) and shall not be subject to any adjustment or modification after the Closing Date.

“Expenses” means, with respect to any period of calculation, (x) the aggregate amount of all cash outflows made by the Loan Parties to Persons other than the Loan Parties, less (y) costs and expenses directly and specifically attributable to the collection of Collections (such as court costs, filing fees, contingency collection fees and other direct collection expenses paid to third parties) and paid by the Loan Parties.

“Extraordinary Receipts” shall mean any cash or Cash Equivalents received by or paid to or for the account of any Loan Party in respect of foreign, United States, state or local tax refunds, purchase price adjustments, indemnification payments, representation and warranty insurance proceeds, business interruption insurance proceeds and pension plan reversions.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor or version that is substantially compatible and not more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into by the United States pursuant to Section 1471(b)(1) of the Code.

“FCPA” shall have the meaning set forth in Section 3.19.

“Federal Funds Rate” shall mean, for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1.00%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the average rate per annum, as determined by Agent, quoted for overnight Federal Funds transactions last arranged prior to such day by three (3) federal funds brokers of recognized standing selected by it in good faith.

“Fifth Amendment” shall mean that certain Fifth Amendment to Credit Agreement, dated as of the Fifth Amendment Effective Date, by and among the Borrower, the other Loan Parties party thereto, the Agent and the Lenders party thereto.

“Fifth Amendment Effective Date” shall mean May 16, 2023.

“Financial Statements” shall have the meaning set forth in Section 3.01(a).

“First Amendment” shall mean that certain First Amendment to Credit Agreement, dated as of the First Amendment Effective Date, by and among the Borrower, the other Loan Parties party thereto, the Agent and the Lenders party thereto.

“First Amendment Effective Date” shall have the meaning set forth in Section 3 of the First Amendment.

“Fiscal Quarter” shall mean a fiscal quarter of Borrower, ending on March 31, June 30, September 30 or December 31 of each calendar year.

“Fiscal Year” shall mean the fiscal year of the Borrower which ends on December 31 of each year.

“Floor” shall mean a rate of interest equal to 1.0% per annum.

“Foreign Government Scheme or Arrangement” shall have the meaning set forth in Section 3.13.

“Foreign Lender” shall have the meaning set forth in Section 2.07(a).

“Foreign Plan” shall have the meaning set forth in Section 3.13.

“Foreign Subsidiary” shall mean any Subsidiary which is not a Domestic Subsidiary.

“Foreign Subsidiary Guarantor” shall mean any Foreign Subsidiary that is a Subsidiary Guarantor.

“Forward Flow Contract” means a contract pursuant to which a Loan Party agrees to purchase Receivables at specified times in the future based on criteria set forth in such contract.

“Fourth Amendment” shall mean that certain Limited Waiver and Fourth Amendment to Credit Agreement, dated as of the Fourth Amendment Effective Date, by and among the Borrower, the other Loan Parties party thereto, the Agent and the Lenders party thereto.

“Fourth Amendment Effective Date” shall mean April 3, 2023.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“FHC” shall mean FRIC Holding, LLC, an Ohio limited liability company, as successor by conversion of FRIC Holding Corporation, an Ohio corporation.

“FRIC Group” shall mean FHC and all Subsidiaries directly or indirectly owned by FHC and its direct or indirect Subsidiaries, including as of the Fifth Amendment Effective Date, (a) FRIC Acquisition, LLC, an Ohio limited liability company, as successor by conversion of FRIC Acquisition, Inc., an Ohio corporation, (b) Capilano Holdings, LLC, a Nevada limited liability company, as successor by conversion of Capilano Holdings Corporation, a Nevada corporation, (c) Hollyburn Holdings, LLC, a Nevada limited liability company, as successor by conversion of Hollyburn Holdings Corporation, a Nevada corporation and (d) First Resolution Investment Corporation, LLC, a Nevada limited liability company, as successor by conversion of First Resolution Investment Corporation, a Nevada corporation.

“GAAP” shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“GLBA” shall mean, collectively, Title V – Privacy – of the Gramm-Leach-Bliley Act, P.L. 106-102 and the standards for safeguarding customer information set forth in 12 C.F.R. Part 364 and 16 C.F.R. Part 314, all as amended, supplemented or interpreted in writing by federal Governmental Authorities.

“Government Approval” shall mean an authorization, consent, non-action, approval, license, permit, certification, directive, grant, or exemption of, registration or filing with, or report to, any governmental or quasi-governmental department, agency, body or other unit.

“Governmental Authority” shall mean any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners, NACHA, and the credit card associations).

“Guaranty”, “Guaranteed” or to “Guarantee”, as applied to any Indebtedness, liability or other obligation, shall mean (a) a guaranty, directly or indirectly, in any manner, including by way of endorsement (other than endorsements of negotiable instruments for collection in the Ordinary Course of Business), of any part or all of such Indebtedness, liability or obligation, and (b) an agreement, contingent or otherwise, and whether or not constituting a guaranty, assuring, or intended to assure, the payment or performance (or payment of damages in the event of non-performance) of any part or all of such Indebtedness, liability or obligation by any means (including, without limitation, the purchase of securities or obligations, the purchase or sale of property or services, or the supplying of funds).

“Hazardous Substances” shall mean hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other substance regulated by any Environmental Law.

“Holdings” shall have the meaning set forth in the Preamble.

“Incremental Request” shall have the meaning set forth in Section 2.01(a)(iii)(A).

“Incremental Term Loan Advance” shall have the meaning set forth in Section 2.01(a)(iii)(A).

“Incremental Term Loan Amendment” shall have the meaning set forth in Section 2.01(a)(iii)(C).

“Indebtedness” shall mean (without duplication), with respect to any Person, (a) any and all obligations or liabilities, contingent or otherwise, of such Person for borrowed money, (b) any and all obligations of such Person represented by promissory notes, bonds, debentures or the like, or on which interest charges are customarily paid, (c) any and all liability of such Person secured by any mortgage, pledge, lien or security interest on property owned or acquired, whether or not such liability shall have been assumed, (d) any and all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) any and all obligations of such Person issued or assumed as the deferred purchase price of property or services (including the maximum potential amount payable under any earn-outs, hold-backs or other similar obligations, but excluding trade payables incurred in the Ordinary Course of Business that are not ninety (90) days or more past their respective invoice dates), (f) any and all Capitalized Lease Obligations of such Person, (g) any and all obligations (contingent or otherwise) of such Person as an account party or applicant in respect of letters of credit and/or bankers’ acceptances, or in respect of financial or other hedging obligations, (h) any and all Disqualified Equity Interests, (i) any and all principal outstanding under any synthetic lease, off-balance sheet loan or similar financing product with respect to such Person, and (j) any and all Guarantees, endorsements (other than for collection in the Ordinary Course of Business) and other contingent obligations of such Person in respect of the obligations of others. For purposes of this definition, (i) the amount of any Indebtedness represented solely by a Guarantee or other similar instrument shall be the lesser of the amount of the obligations Guaranteed and still outstanding and the maximum amount for which the Guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is contractually limited or is recourse solely to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such identified assets to which recourse is limited.

“Initial Term Loan” shall have the meaning set forth in Section 2.01(a)(i).

“Initial Term Loan Commitment. shall mean, with respect to each Lender, such Lender’s Pro Rata Share of the Aggregate Initial Term Loan Commitment, which as of the Closing Date is set forth on Annex A hereto.

“Intangible Assets” shall mean, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP, including without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights and service marks.

“Intercompany Subordination Agreement” shall mean that certain Intercompany Subordination Agreement dated as of the date hereof among the Agent, as the senior creditor, the Parent, Holdings, the Borrower, and each other Loan Party that holds any Indebtedness owing by any other Loan Party that is an Obligor, as subordinated creditors, as the same may be amended, modified, supplemented and/or restated from time to time.

“Interest Expense” shall mean, for the applicable period, for the Loan Parties on a consolidated basis, total interest expense (including interest attributable to Capitalized Leases in accordance with GAAP) with respect to outstanding Indebtedness.

“Interest Payment Date” shall mean with respect to (a) any Base Rate Loan (i) the last Business Day of each calendar month, commencing on the first such date to occur after the Closing Date and (ii) the final maturity date of such Loan; and (b) any SOFR Loan, (i) the last day of each Interest Period applicable to such Loan and (ii) the final maturity date of such Loan.

“Interest Period” shall mean in connection with a SOFR Loan, an interest period of one month, (a) initially, commencing on the Closing Date or on any other subsequent draw date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, end on the last Business Day of a calendar month; and (iii) no Interest Period shall extend beyond the Maturity Date.

“Investment”, as applied to any Loan Party, shall mean: (a) any purchase or acquisition by such Loan Party in any shares of stock or other equity interests, evidence of Indebtedness or other security issued by any other Person, (b) any loan to, advance or extension of credit to, or contribution to the capital of, any other Person by such Loan Party, other than customary credit terms extended to customers in the Ordinary Course of Business, (c) any Acquisition by such Loan Party, (d) any commitment to make or do any of the foregoing and (e) the transfer of assets by such Person to any statutory division of such Person or to any other Person pursuant to a plan of division.

“Lenders” shall have the meaning set forth in the Preamble.

“Liabilities and Contingencies” shall have the meaning set forth in Section 3.01(c).

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

“Liquidity” shall mean, as of the applicable testing date, (a) the amount of immediately available and Unrestricted Cash on hand of the Loan Parties on deposit in a bank account in the United States that is subject to a Control Agreement plus, (b) the difference, but only if a positive number, of (i) the amount of the cash balance of the Designated Republic Bank Deposit Account minus (ii) the amount equal to the difference, but only if a positive number, of (x) the outstanding Principal balance of the Term Loan minus (y) the sum of the amounts of clauses (a) through (d) of the definition of Borrowing Base (it being understood and agreed that (A) if the amount determined under foregoing clause (b) is zero or a negative number, then the amount used for clause (b) shall be zero ($0.00) and (B) if the amount determined under foregoing clause (ii) is zero or a negative number, then the amount used for clause (ii) shall be zero ($0.00)), and minus (c) the aggregate amount, if any, of all trade payables of the Loan Parties aged in excess of historical levels with respect thereto and of all book overdrafts of the Loan Parties in excess of historical practices with respect thereto, in each case as determined by the Agent.

“Loan Documents” shall mean the collective reference to this Agreement, the Notes, the Security Documents, the Loan Party Guaranty, the Techwoods Subordination Agreements, the Validation Agent Agreement, the Back-Up Servicer Agreement, the Intercompany Subordination Agreement, the Validity Guaranty Agreement, the Agent Payments Letter, the collateral assignment of DAP IV Servicing Agreement, any agreement entered into by the Loan Parties and the Back-Up Servicer and any and all other agreements, instruments, certificates and other documents as may be executed and delivered by any and all Loan Parties or other Obligors in connection with the foregoing, in each case, as same may be amended, modified, supplemented and/or restated from time to time.

“Loan Party” shall mean the Parent, Holdings, the Borrower, each other member of the Operating Group or any Subsidiary of Parent, Holdings, the Borrower or any member of the Operating Group, as applicable; and “Loan Parties” shall mean, collectively, the Parent, Holdings, the Borrower, each other member of the Operating Group and their respective Subsidiaries, but, in each case, excluding any Excluded Subsidiary.

“Loan Party Guaranty” shall mean the Continuing Guaranty, dated as of the Closing Date, by and among the Loan Parties (other than Borrower) and each their respective Subsidiaries party thereto (other than Excluded Subsidiaries), in favor of the Agent, for its benefit and the benefit of the other Secured Persons, as same may be amended, modified, supplemented and/or restated from time to time, pursuant to which the Loan Parties (other than Borrower) and each of their respective Subsidiaries (other than any Excluded Subsidiary) guarantees the full and timely payment and performance of all of the Obligations.

“Loans” shall mean the Term Loan, the Delayed Draw Term Loans and the Revolving Loans.

“Low MOI Eligible Portfolio” shall mean a Receivables Portfolio (a) that is an Eligible Portfolio, (b) that is purchased after the Closing Date, (c) for which the minimum underwritten net forecasted cash collections of such Receivables Portfolio shall be greater than 120% and less than or equal to 150% of the cash purchase price of such Receivable Portfolio paid by any member of the Operating Group, in such case as determined in accordance with the Evaluation File received from the seller in connection with the purchase of such Receivables Portfolio and (d) for which the minimum underwritten internal rate of return in respect of such Receivables Portfolio is not less than 20% per annum.

“Managed Transaction” shall mean a transaction consistent with the historical practices of the Loan Parties as of the Closing Date whereby DAP IV acquires title to Receivables for the benefit of any Person other than the Class A Members of DAP IV, a Loan Party, any Permitted Holder or an Affiliate of any of the foregoing Persons (collectively, such other Persons, the “DAP IV Clients”) for the purpose of pursuing collection from the related Receivable Obligors or the sale of such Receivables on behalf of such DAP IV Client, the purchase price for which is not financed with any cash of the Loan Parties (including for the avoidance of doubt, the proceeds of any Loans, but excluding cash provided by DAP IV which may temporarily pass through a Loan Party).

“Material Adverse Effect” shall mean any event, act, omission, condition or circumstance which, individually or in the aggregate, has or could reasonably be expected to have a material adverse effect or impairment on (a) the business, operations, prospects, properties, assets or financial condition, of (i) the Borrower, individually, (ii) the Loan Parties, taken as a whole or (iii) the Loan Parties and the other Obligors, taken as a whole, (b) the ability of (i) the Borrower, individually, (ii)  the Loan Parties, taken as a whole or (iii) the Loan Parties and the other Obligors, taken as a whole to perform any of their respective obligations under any of the Loan Documents, or (c) the validity or enforceability of, or the Agent’s or Lenders’ rights and remedies under, any of the Loan Documents.

“Material Contracts” shall mean all Contracts to which any Loan Party is a party or is bound that (a) the termination or breach of which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (b) requires, or is reasonably expected to require, payments by or to any or all of the Loan Parties in excess of $500,000 in the aggregate in any calendar year.

“Maturity Date” shall mean December 11, 2025; provided if such date is not a Business Day, such date shall be the immediately following Business Day.

“Maximum Facility Commitments” shall mean, (a) on the Closing Date, the sum of (i) the aggregate principal balance of the Initial Term Loans funded on the Closing Date, plus (ii) the Aggregate Delayed Draw Term Loan Commitment as of the Closing Date, plus (iii) the Aggregate Revolving Loan Commitment as of the Closing Date and (b) on any date of determination after the Closing Date, the sum of (i) the aggregate outstanding principal balance of the Term Loan as of such date, plus (ii) the Aggregate Delayed Draw Term Loan Commitment as of the Closing Date plus (iii) the Aggregate Revolving Loan Commitment as of such date.

“Maximum Facility Limit” shall mean, on any date of determination, the lesser of (a) the Borrowing Base, as calculated pursuant Borrowing Base Certificate as of such date and (b) the Maximum Facility Commitments as of such date.

“Maximum Incremental Term Loan Advance Limit” shall mean, with respect to each requested Incremental Term Loan Advance, the lesser of (a) the Applicable Incremental Term Loan Advance Limit (as calculated pursuant to the Borrowing Base Certificate delivered to the Agent on the date of borrowing of such advance and calculating the Applicable Incremental Term Loan Advance Limit no earlier than one (1) Business Day prior to the date of such borrowing) then in effect and (b) the remaining availability for Incremental Term Loan Advances provided for under Section 2.01(a)(iii).

“Maximum Initial Term Loan Limit” shall mean, as of the Closing Date, the lesser of (a) the Term Loan Borrowing Base (as calculated pursuant to the Borrowing Base Certificate delivered to the Agent on the Closing Date and calculating the Term Loan Borrowing Base no earlier than one (1) Business Day prior to the Closing Date) then in effect and (b) the Aggregate Initial Term Loan Commitment as of the Closing Date.

“Maximum Delayed Draw Term Loan Limit” shall mean, with respect to each requested advance of Delayed Draw Term Loans, the lesser of (a) the Applicable Delayed Draw Term Loan Advance Limit (as calculated pursuant to the Borrowing Base Certificate delivered to the Agent on the date of borrowing of such advance and calculating the Applicable Delayed Draw Term Loan Advance Limit no earlier than one (1) Business Day prior to the date of such borrowing) then in effect and (b) the Aggregate Delayed Draw Term Loan Commitment as of such date.

“Maximum Revolving Loan Limit” shall mean, with respect to each requested advance of Revolving Loans, the lesser of (a) the Applicable Revolving Loan Advance Limit (as calculated pursuant to the Borrowing Base Certificate delivered to the Agent on the date of borrowing of such advance and calculating the Applicable Revolving Loan Advance Limit no earlier than one (1) Business Day prior to the date of such borrowing) then in effect and (b) the Aggregate Revolving Loan Commitment as of such date.

“Milestone-Related Overadvance Prepayment” shall have the meaning set forth in Section 2.01(e)(ii).

“Milestone Transaction” means a SPAC Transaction, a Specified Capital Raise Transaction or a Specified Refinancing Transaction.

“Milestone Trigger Event” shall mean the occurrence of:

(a)            any SPAC Milestone Trigger Event, so long as at the time of the occurrence of such SPAC Milestone Trigger Event, the Loan Parties are then not pursuing (i) a Specified Refinancing Transaction (and no Specified Refinancing Transaction Milestone Trigger Event has occurred as of such time) or (ii) a Specified Capital Raise Transaction (and no Specified Capital Raise Transaction Milestone Trigger Event has occurred at such time);

(b)           any Specified Capital Raise Milestone Trigger Event, so long as at the time of the occurrence of such Specified Capital Raise Milestone Trigger Event, the Loan Parties are then not pursuing (i) a Specified Refinancing Transaction (and no Specified Refinancing Transaction Milestone Trigger Event has occurred as of such time) or (ii) a SPAC Transaction (and no SPAC Milestone Trigger Event has occurred at such time); or

(c)            any Specified Refinancing Transaction Milestone Trigger Event, so long as at the time of the occurrence of such Specified Refinancing Transaction Milestone Trigger Event, the Loan Parties are then not pursuing (i) a Specified Capital Raise Transaction (and no Specified Capital Raise Transaction Milestone Trigger Event has occurred as of such time) or (ii) a SPAC Transaction (and no SPAC Milestone Trigger Event has occurred at such time).

“Minimum Sale Price” shall mean on any date of determination (a) for any Receivable, an amount equal to the applicable Aggregate Forecasted Net Collections included in the Borrowing Base attributable to such Receivable and (b) for any Receivables Portfolio or Subsidiary Guarantor, an amount equal to the applicable Aggregate Forecasted Net Collections included in the Borrowing Base attributable to all Receivables held in such Receivables Portfolio or by such Subsidiary Guarantor, in each case, on such date; provided, that, for the avoidance of doubt, the “Minimum Sale Price” determined under the above clauses (a) and (b) shall be determined before (and without reference to) the application of any Advance Rate utilized in the determination of the applicable Borrowing Base attributable to such Aggregate Forecasted Net Collections, such Receivable or such Receivables Portfolio, as applicable.

“Net Cash Flow” means, with respect to any period of calculation, (x) Collections actually received in cash, less, (y) Expenses, less (z) costs and expenses directly and specifically attributable to the collection of Collections (such as court costs, filing fees, contingency collection fees and other direct collection expenses paid to third parties) and paid by the Loan Parties.

“Net Cash Proceeds” shall mean:

(a)            with respect to any sale, transfer or other disposition of assets by any Loan Party, the amount of proceeds received (directly or indirectly) in cash or Cash Equivalents from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of any Loan Party in connection therewith after deducting therefrom only (i) the amount of any Indebtedness (other than (A) Indebtedness owing to Agent or any Lender under this Agreement or the other Loan Documents, and (B) Indebtedness assumed by the purchaser or transferee of such asset) secured by any Permitted Lien, that is senior to the Lien of the Agent, on the asset subject to such sale, transfer or other disposition which is required to be, and is, repaid in cash in connection with such sale, transfer or other disposition in a manner permitted by this Agreement; (ii) reasonable documented fees, commissions and other out of pocket costs and expenses related thereto and required to be, and are, paid in cash by any Loan Party to a Third Party in connection therewith; (iii) taxes paid or payable in cash to any taxing authorities by any Loan Party in connection therewith, that are properly attributable to such transaction; (iv) all actual and reasonable amounts that are set aside as a reserve, as required by GAAP, to fund cash payments to Third Parties (A) for cash adjustments in respect of the purchase price of such assets, and (B) for any liabilities payable in cash associated with such sale, transfer or other disposition; (v) amounts, if any, required to be paid pursuant to the Equity Plan; and (vi) solely in the case of proceeds received in connection with any tranche of the Permitted NPJD Sale Transaction, and provided that Ninety Percent (90%) of such proceeds equals an amount that exceeds the Minimum Sale Price for the applicable tranche of the Permitted NPJD Sale Transaction, an amount equal to Ten Percent (10%) of such proceeds. with respect to the issuance or incurrence of any Indebtedness by any Loan Party, or the issuance of any shares of stock or other equity interests by any Loan Party, the aggregate amount of cash or Cash Equivalents received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of any Loan Party in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable documented fees, commissions and other out of pocket costs and expenses related thereto and required to be, and are, paid in cash by any Loan Party to a Third Party in connection therewith; and (ii) taxes paid or payable in cash to any taxing authorities by any Loan Party in connection therewith, that are properly attributable to such transaction;

(b)            with respect to any property of any Loan Party that has been subject to a casualty or condemnation event, the amount of cash or Cash Equivalent payments or proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of any Loan Party in connection therewith, after deducting therefrom only reasonable documented fees, commissions and other out of pocket costs and expenses related thereto and required to be, and are, paid in cash by any Loan Party to a Third Party in connection therewith; and

(c)            with respect to any other Extraordinary Receipts, the amount of cash and Cash Equivalent payments or proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of any Loan Party constituting Extraordinary Receipts, after deducting therefrom only (i) reasonable documented fees, commissions and other out of pocket costs and expenses related thereto and required to be, and are, paid in cash by any Loan Party to a Third Party in connection therewith and (ii) taxes paid or payable in cash to any taxing authorities by any Loan Party in connection therewith, that are properly attributable to such transaction.

“Net Income” shall mean the consolidated net income (or loss) of the Loan Parties (excluding the net income (or loss) of (i) any Excluded Subsidiary and (ii) any Subsidiary that was acquired by a Loan Party during the applicable period pursuant to a Permitted Portfolio Acquisition (or any other Acquisition consented to by Agent) for any period prior to the date such Subsidiary became a Subsidiary of a Loan Party and excluding any income from discontinued operations), for the applicable period, after giving effect to deduction of or provision for all operating expenses, all taxes and reserves (including reserves for deferred taxes) and all other proper deductions, all determined in accordance with GAAP; provided that, for purposes of calculating Net Income, there shall be excluded and no effect shall be given to (without duplication):

(a)            any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period;

(b)            any net gain arising from the collection of the proceeds of any insurance policy or policies or the sale or disposition of any assets outside of the Ordinary Course of Business;

(c)            any Net Income attributable to any Subsidiary or other Person to the extent that the Borrower is prohibited (by Applicable Law, by Contract or otherwise) from receiving a distribution of such Net Income from such Subsidiary or Person;

(d)            with respect to any non-Wholly-Owned Subsidiary, any net income of such non-Wholly-Owned Subsidiary allocated or allocable to its shares of stock or other equity interests owned by any other Person (other than any Loan Party), or in which any such other Person has an interest;

(e)            any extraordinary gains or extraordinary non-cash losses (as defined in accordance with GAAP prior to the effectiveness of FASB ASU 2015-01); and

(f)            any gains from the forgiveness of Indebtedness or other similar events.

Notwithstanding anything to the contrary contained herein, the amount of positive Net Income of Foreign Subsidiaries along with any and all other Loan Parties (other than Borrower) that do not guaranty all of the Obligations (including all Excluded Subsidiaries) shall be excluded from Net Income for the applicable period for which Net Income is being calculated.

“Non-Collectible Receivable” shall mean a Receivable that has been specifically and separately reserved against by the applicable member of the Operating Group or deemed charged-off or non-collectible by the applicable member of the Operating Group, in each case, in accordance with the Collection and Underwriting Policy.

“Note” shall mean, with respect to any Lender, a promissory note (if any) executed by the Borrower payable to such Lender or its registered assigns, in the original principal amount thereof equal to the principal amount of such Lender’s outstanding Loans and unfunded Commitments as of the date of such issuance, substantially in the form of Exhibit E attached hereto.

“Notice of Borrowing” shall mean a written notice executed by a duly authorized officer of the Borrower substantially in the form of Exhibit D attached hereto, or such other form as shall be approved by the Agent.

“NPJD Covered Receivables” means the Receivables set forth on the listing attached to Exhibit B hereto and any Receivables provided in exchange for, or in substitution of, such Receivables in accordance with the terms of such applicable NPJD Sales Agreement.

“NPJD Sales Agreement” means any Receivables Purchase Agreement entered into by and between a Loan Party and River Heights on or after the date hereof and before December 31, 2022.

“NPJD Sale Proceeds” shall mean all Net Cash Proceeds received in respect of all sales of the NPJD Covered Receivables comprising the Permitted NPJD Receivable Sale Transaction.

“Obligations” shall mean the collective reference to all Indebtedness (including without limitation, all of the Loans and Agent Advances) and all of the other liabilities and obligations of every kind and description owed by any and all the Loan Parties and the other Obligors to the Agent and the other Secured Persons from time to time under or pursuant to this Agreement, the Notes, the Security Documents and the other Loan Documents, however evidenced, created or incurred, fixed or contingent, now or hereafter existing, due or to become due, and whether for principal, interest, fees, premiums, expenses, indemnification or other amounts (including interest, fees, premiums, expenses, indemnification or other amounts that, but for the filing of a petition in bankruptcy or other insolvency event with respect to any such Loan Party or other Obligor, would have accrued on any of the Obligations, whether or not a claim is allowed against such Loan Party or other Obligor for such interest, fees, premiums, expenses, indemnification or other amounts in the related bankruptcy or insolvency proceeding).

“Obligor” shall mean the Borrower, each Loan Party and each other Person that has Guaranteed all or any portion of the Obligations or has granted a Lien on any of its property to secure all or any portion of the Obligations.

“OFAC” shall have the meaning set forth in Section 3.19.

“Operating Group” shall mean those Persons listed on Schedule 3.02 as members of the “Operating Group” thereon, and which shall include the Borrower, Holdings, FHC and all other current or future direct or indirect Subsidiaries (other than Excluded Subsidiaries) of CCRF, ZB, Holdings and FHC (including, without limitation, each member of the FRIC Group).

“Ordinary Course of Business” shall mean, in respect of any action or omission taken or not taken by any Person, the ordinary course of such Person’s business, as conducted by such Person consistent with past practices.

“Organic Documents” shall mean, as applicable, with respect to any Person that is an entity, the certificate of incorporation, articles of incorporation, certificate of formation, certificate of limited partnership, by-laws, operating agreement, limited liability company agreement, limited partnership agreement and such other governance documents of such Person.

“Other Taxes” shall mean all present or future stamp, court, documentary, intangible, recording, sales, use, value added, property, excise, filing, or other similar taxes that arise from any payment made under, or from the execution, delivery, performance, enforcement, or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Overadvance” shall mean, as of any date of determination, when the Combined Loan Balance as of such date shall exceed the Maximum Facility Limit as of such date.

“Paid in Full” and “Payment in Full” shall mean, with respect to any or all of the Obligations, as the context requires, that all of such Obligations (whether now existing or hereafter arising, but excluding contingent indemnification Obligations for which no claim has been asserted or could reasonably be anticipated) have been paid in full in cash and all of the Commitments have been terminated, in each case in accordance with the terms and conditions of this Agreement.

“Parent” shall have the meaning set forth in the Preamble.

“Pass-Through Transaction” shall mean a transaction consistent with the historical practices of the Loan Parties as of the Closing Date whereby one or more of the members of the Operating Group acquire title to Receivables using solely the proceeds of an equity Investment in, or incurrence of Indebtedness by, DAP I or DAP IV from investors and/or lenders (other than a Loan Party, a Permitted Holder or an Affiliate of any of the foregoing Persons) for the purpose of disposing of such Receivables to DAP I or DAP IV substantially contemporaneously with such acquisition.

“Pathlight Lenders” means Pathlight Capital Fund II LP., Pathlight Capital Fund I LP, Pathlight Capital Offshore Fund II LP, Pathlight Capital Offshore Fund I LP and their respective Controlled Affiliates and Related Funds, in each case, in their capacities as Lenders hereunder.

“Pathlight Reference Date” means July 28, 2023.

“Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR”.

“Permitted Equity Offering” shall mean any offering of equity interests in Holdings, the proceeds of which are used within 365 days of such offering for one or more Permitted Portfolio Acquisitions.

“Permitted Fourth Amendment Overadvance” shall mean any Overadvance in existence as of the Fourth Amendment Effective Date or that otherwise occurs and continues through and including the last date of the Permitted Fourth Amendment Overadvance Period, in each case, in an amount not to exceed $6,000,000 at any time; provided, that solely for the purposes of determining the amount of any Permitted Fourth Amendment Overadvance during the Permitted Fourth Amendment Overadvance Period hereunder, the amount determined pursuant to clause (j) of the definition of “Excess Concentration Amount” shall be excluded from the amount used to determine the Excess Concentration Amount in clause (b)(ii) of the definition of “Borrowing Base”.

“Permitted Fourth Amendment Overadvance Period” shall mean the period commencing on the Fourth Amendment Effective Date and continuing through and including the earlier of (a) April 24, 2023 and (b) the date on or after the occurrence of an Event of Default and on which Agent notifies Borrower of the termination of the Permitted Fourth Amendment Overadvance Period.

“Permitted Holder” shall mean each of David G. Rosenberg, Jay Zises and Selig Zises.

“Permitted Holder Pledge Agreements” shall mean those certain Pledge Agreements dated as of the date hereof (as each of the same may be amended, modified, supplemented and/or restated from time to time) executed and delivered by each of the Permitted Holders providing, collectively, for (a) a pledge of 100% of the Equity Interests in CCRF, (b) 100% of the Equity Interests of ZB and (c) 100% of the Equity Interests of FHC, in each case, to the Agent for the benefit of the Secured Persons as collateral security for the Obligations.

“Permitted Indebtedness” shall mean any and all Indebtedness expressly permitted pursuant to Section 6.01.

“Permitted Liens” shall mean those Liens expressly permitted pursuant to Section 6.02.

“Permitted NPJD Receivable Sale Transaction” shall mean the sales or dispositions of NPJD Covered Receivables to River Heights in three (3) separate tranches on or before December 31, 2022 pursuant to one or more NPJD Sales Agreements as set forth on Exhibit B hereto, and which Receivables subject to such sales are specified, as to each tranche, on Exhibit B hereto; provided that (a) after giving effect to such sale or disposition, the weighted average of the purchase prices in respect of the sale of NPJD Covered Receivables must exceed One and Six Tenths (1.6) of the Minimum Sale Price of the NPJD Covered Receivables, (b) any Receivables that are not specified and listed on Exhibit B for all tranches may not be added to such Exhibit B and may not be included in any such sale, except as permitted under the definition of “NPJD Sale Proceeds”, and (c) each of the per-tranche sale prices to River Heights and the amounts of the Net Cash Proceeds to be received in respect of each tranche as set forth on such Exhibit B may not be reduced, in each case with respect to foregoing clauses (a) through (c), without the prior written consent of the Agent.

“Permitted Portfolio Acquisition” shall mean any acquisition by any member of the Operating Group of a Receivables Portfolio or the stock or other equity interests of a Person which owns a Receivables Portfolio, in each case, after the Closing Date so long as each of the following conditions precedent have been satisfied in a manner satisfactory to Agent:

(a)            immediately prior thereto, and after giving pro forma effect thereto, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided, that to the extent any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty shall be true and correct in all respects;

(b)            all material consents necessary for such acquisition have been acquired and all transactions in connection therewith shall be consummated, in all material respects, in accordance with all Applicable Laws and in conformity with all applicable Governmental Approvals;

(c)            after giving pro forma effect to such acquisition and the consummation of the transactions contemplated with respect thereto, the Loan Parties are in compliance on a pro forma basis with each of the covenants set forth in Section 6.18, recomputed for the twelve month period most recently ended on or prior to such date such acquisition is consummated for which financial statements with respect to the Loan Parties have been, or were required to have been, delivered to Agent pursuant to Section 5.04(b), using the applicable financial covenant levels set forth in Section 6.18 for the then most recently completed testing date for each such covenant as of the date such acquisition is to be consummated (or, in each case, if the first such testing date has not yet occurred, using the financial covenant levels as of the first testing date) whether or not such financial statements have been, or are required to be, delivered as of such testing date;

(d)            (i) the Borrower shall have delivered to the Agent as soon as possible and in any event at least five (5) days prior to consummating such proposed acquisition (or such shorter period as may be agreed by the Agent) (A) a Compliance Certificate evidencing compliance with clause (c) above, (B) all other relevant information required to demonstrate compliance with each of the covenants set forth in Section 6.18, (C) a pro forma Borrowing Base Certificate giving effect to all Eligible Receivables acquired in such acquisition based on the most recent evaluation file received by the Loan Parties from the seller (the “Evaluation File”) and (D) the ERC Financial Data for the applicable Receivables Portfolio based on the Evaluation File, (ii) promptly after obtaining knowledge thereof, after the consummation of such acquisition, Borrower shall provide notice of any material change to any of the documents or information previously provided pursuant to any of the above clause (i), including revised calculations of the amounts set forth in clauses (C) and (D) of this definition based on the final data file delivered by the seller upon consummation of the transaction; provided that, in the case of purchases made pursuant to a Forward Flow Contract, the materials set forth in this paragraph (d) shall be prepared and delivered at least five (5) days prior to each purchase transaction;

(e)            (i) the Receivables included in such Receivables Portfolio shall be denominated in Dollars and (ii) to the knowledge of the applicable member of the Operating Group, the related Receivable Obligors are residents of the United States of America;

(f)            in the case of the acquisition of stock or other equity interests, (i) all of the stock or other equity interests acquired or otherwise issued by such Person or any newly formed Subsidiary Guarantor in connection with such acquisition shall be owned 100% by a Parent or a member of the Operating Group, (ii) Agent, for the benefit of Agent and Lenders, is (A) granted a first priority perfected Lien (subject only to Permitted Liens) on all property being acquired pursuant to such acquisition (and, in the case of an acquisition involving the purchase of any applicable Person’s stock or other equity interests, all of such purchased stock or other equity interests shall be pledged to Agent for the benefit of Agent and Lenders, and such Person shall guarantee the Obligations and grant to Agent, for the benefit of Agent and Lenders, a first priority perfected Lien (subject only to Permitted Liens) on such Person’s assets), in each case to the extent required by Sections 5.10 and 5.11, and (B)  provided such other documents, instruments and legal opinions as Agent shall reasonably request in connection therewith in accordance with Sections 5.10 and 5.11 and (iii) Agent shall receive evidence that the Loan Parties in compliance with Section 5.01(b) after giving effect to such acquisition;

(g)            in the case of the acquisition of stock or other equity interests, such acquisition shall not be hostile and the Person whose stock or other equity interests are being acquired (A) shall not have any assets other than the related Receivables Portfolio, (B) shall not have any liabilities (other than any liabilities which are being extinguished in full on the date of consummation of such acquisition), (C) conduct all of its business in, and maintains all of its assets in, the United States, and be incorporated or formed solely under the laws of the United States, any State or Commonwealth in the United States, or the District of Columbia; and (D) the board of directors (or other similar body) and/or the stockholders or other equityholders of such Person shall have approved such acquisition;

(h)            no Overadvance shall have occurred and be continuing, and, after giving effect to (x) such acquisition, (y) the funding of any Loans to finance such purchase and (z) the consummation of such purchase, no Overadvance shall occur or result;

(i)             the purchase or acquisition of the Receivables Portfolio is in conformity and was made in accordance with the Collection and Underwriting Policy (including the Loan Parties’ underwriting policies and guidelines included in such Collection and Underwriting Policy);

(j)            Agent shall have received a current forecast of the estimated collections in respect of all such Receivables Portfolios to be purchased or acquired, which forecast shall have been performed and completed no more than fifteen (15) days before the consummation of such acquisition or purchase of such Receivables Portfolios; provided, that if such acquisition is pursuant to a Forward Flow Contract then such forecast shall be delivered no more than ten (10) days before the consummation of each purchase under such Forward Flow Contract;

(k)            the purchase agreement (or a waiver or consent thereunder or received in connection therewith) in respect of such proposed acquisition expressly permits, and does not prevent, restrict, condition or prohibit, any Loan Party from granting a first priority perfected Lien to the Agent for the benefit of the Secured Person on such Receivables Portfolio or other assets being purchased (and the proceeds and related rights in respect thereof) required by this Agreement and the other Loan Documents; and

(l)            The Loan Parties shall have complied with all provisions in the purchase agreement in respect of such proposed acquisition that relate to the pledging of any assets purchased in accordance therewith as Collateral under the Loan Documents.

“Permitted Receivable Sale Transaction” shall mean any sale of one or more Receivables or a Receivables Portfolio by a Loan Party:

(a)            pursuant to a Managed Transaction;

(b)            pursuant to a Pass-Through Transaction;

(c)            constituting a sale or disposition of ELC Receivables for fair market value and on usual and customary business terms to a third-party that is not an Affiliate of any Loan Party;

(d)           constituting (i) a sale or disposition of Receivables or a Receivables Portfolio to a third party that is not an Affiliate of any Loan Party at a price equal to or greater than the Minimum Sale Price or such other price as consented to in advance and in writing by Agent or (ii) the Permitted NPJD Receivable Sale Transaction; or

(e)            only upon receiving the express prior written consent of the Agent, constituting a sale or disposition of 100% of the equity interests in any Subsidiary of Parent or Holdings other than the Borrower to a third party that is not an Affiliate of any Loan Party at a price equal to or greater than the Minimum Sale Price or such other price as consented to in advance and in writing by Agent.

“Person” shall mean any individual, partnership, corporation, limited liability company, banking association, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“PIK Amount” shall have the meaning set forth in Section 2.02(a).

“PIK Interest Rate” shall have the meaning set forth in Section 2.02(a).

“Post-Closing-Date Vintage Pool Actual Cumulative Net Cash Collections” shall mean, as of any date of determination and with respect to any Vintage Pool (other than an Excluded Vintage Pool), the aggregate amount of the total gross cash Collections (net of any costs and expenses in connection with the collection thereof including, without limitation, court costs, filing fees, contingency fees paid to third parties and other direct collection expenses) of Eligible Receivables contained in the Eligible Portfolios comprising such Vintage Pool that have been received by the Loan Parties in cash through and including such date of determination.

“Post-Closing-Date Vintage Pool Forecasted Cumulative Net Cash Collections” shall mean, as of the respective purchase date(s) of each of the Eligible Portfolios comprising such Vintage Pool (other than an Excluded Vintage Pool), the aggregate amount of the total forecasted gross cash Collections (net of any costs and expenses in connection with the collection thereof including, without limitation, court costs, filing fees, contingency fees paid to third parties and other direct collection expenses) of Eligible Receivables contained in the Eligible Portfolios comprising such Vintage Pool and that the Borrower anticipates to receive within sixty-six (66) months following the respective purchase date(s) of such Eligible Portfolios. For the avoidance of doubt, the determination of “Post-Closing-Date Vintage Pool Forecasted Cumulative Net Cash Collections” shall be determined in each case (a) on an undiscounted basis (i.e., without utilizing the Discount Rate to determine, and without determining the net present value of, any forecasted net cash collections in respect of the Eligible Portfolios comprising such Vintage Pool), (b) in a manner consistent with and subject to the methods and requirements applicable to and governing the calculation of each of the components of Aggregate Forecasted Net Cash Collections hereunder (including all assumptions made or used in connection therewith or as a basis therefor) and (c) as of the respective purchase date(s) of each of the Eligible Portfolios comprising such Vintage Pool and shall not be subject to any adjustment or modification after such purchase date(s).

“Prepayment Event” shall mean:

(a)            the receipt by or on behalf of any Loan Party of any Net Cash Proceeds in excess of $250,000 in the aggregate in any Fiscal Year in respect of any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party, other than sales, transfers and dispositions of property and assets permitted pursuant to Section 6.04(a), (c) (except as provided for in Section 2.01(e)(i)), (d), (e), (f), (g), (h) or (i);

(b)            the receipt by or on behalf of any Loan Party of any Net Cash Proceeds in excess of $250,000 in the aggregate in any Fiscal Year in respect of any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party;

(c)            the issuance by any Loan Party to any Person (other than to another Loan Party) of any other shares of stock or other equity interests after the Closing Date, or the receipt by any Loan Party of any other capital contribution from any Person (other than from another Loan Party, a Permitted Holder, or a Person directly or indirectly controlled by a Permitted Holder) after the Closing Date, in each case other than pursuant to (i) a Permitted Equity Offering or (ii) a SPAC Transaction or a Specified Capital Raise Transaction;

(d)            the incurrence by any Loan Party of any Indebtedness not permitted by this Agreement and the consummation of any Specified Refinancing Transaction; and

(e)            the receipt by or on behalf of any Loan Party of any Net Cash Proceeds in excess of $250,000 in the aggregate in any Fiscal Year in respect of any Extraordinary Receipts.

“Prepayment Premium” shall mean each prepayment premium payable pursuant to Section 2.02(f).

“Prior Debt” shall mean all Indebtedness and obligations of the Loan Parties under that certain Credit and Guaranty Agreement dated September 29, 2017, as amended, by and among the Loan Parties party thereto, the lenders from time to time party thereto and AB Private Credit Investors LLC, as Administrative Agent and Collateral Agent and all “Loan Documents” as such term is defined therein (in each case, as the same may be amended, modified, supplemented and/or restated from time to time).

“Pro Rata Share” shall mean (a) with respect to all matters relating to any Lender with respect to the Initial Term Loan, the percentage obtained by dividing (i) the Initial Term Loan Commitment of that Lender by (ii) the Aggregate Initial Term Loan Commitment (provided, after the Closing Date, the applicable outstanding principal balances of the Term Loan held by such Lender and all Lenders, respectively, shall be used in lieu of the Initial Term Loan Commitment and the Aggregate Initial Term Loan Commitment in both clauses (i) and (ii)), (b) with respect to all matters relating to any Lender with respect to the Delayed Draw Term Loans, the percentage obtained by dividing (i) the Delayed Draw Term Loan Commitment of that Lender plus, without duplication, the outstanding principal balance of the Delayed Draw Term Loans held by that Lender by (ii) the Aggregate Delayed Draw Term Loan Commitment plus, without duplication, the aggregate outstanding principal balance of the Delayed Draw Term Loans held by all Lenders, (c) with respect to all matters relating to any Lender with respect to the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the Aggregate Revolving Loan Commitment (provided, after the Aggregate Revolving Loan Commitment is terminated or expires, the applicable outstanding principal balances of the Revolving Loans held by such Lender and all Lenders, respectively, shall be used in lieu of the Revolving Loan Commitment and the Aggregate Revolving Loan Commitment in both clauses (i) and (ii)), and (d) with respect to any other matters set forth in this Agreement and other Loan Documents, the percentage obtained by dividing (i) the Commitments and/or Loans of that Lender (in the manner provided in the foregoing clauses (a), (b) and (c), as applicable), by (ii) the aggregate Commitments and/or Loans of all Lenders (in the manner provided in the foregoing clauses (a), (b) and (c), as applicable).

“Real Properties” shall mean, collectively, any real properties (land, buildings and/or improvements) now owned or leased or occupied by any and all Loan Parties, and, during the period of any and all Loan Parties’ occupancy thereof, any other real properties heretofore owned or leased by any and all Loan Parties (provided that, with respect to leased properties, the “Real Property” shall refer only to the portion of the subject property (excluding common areas) leased by any and all Loan Parties).

“Receivable” of any Person shall mean a right of such Person to the payment of money arising out of a consumer transaction (and (a) any and all indebtedness and other obligations which are owed by any Receivable Obligor which are outstanding and (b) any rights to payment from or on behalf of a Receivables Obligor arising in connection therewith, in each case, in respect of such consumer transaction), and which right was acquired by such Person with a group of similar rights.

“Receivable Obligor” shall mean, as to any Receivable, the Person who is the borrower under the related Receivable or any other Person who owes or may be liable for, or is obligated to make, payments under such Receivable, including any guarantor of such Person and their respective successors and assigns.

“Receivables Portfolio” shall mean a group of Receivables originated by an issuer of receivables.

“Register” shall have the meaning set forth in Section 8.02.

“Regulatory Notice Event” shall mean (a) the receipt by any Loan Party, or any of its Subsidiaries or Affiliates, of a civil investigative demand, inquiry or request for production of documents (in each case, other than a Routine Inquiry), from a Governmental Authority which (i) challenges the current business practices of any Loan Party or any of its Subsidiaries or Affiliates, or (ii) questions or relates to the current business practices of any Loan Party or any of its Subsidiaries or Affiliates, (b) the filing of a legal action or proceeding by any Governmental Authority which, challenges the business practices of any Loan Party or any of its Subsidiaries or Affiliates, or, to the knowledge of any Loan Party, which would affect or have effects on another business of a type substantially similar to the Business Operations of the Loan Parties, and which legal action or proceeding, to the extent such legal action or proceeding should be adversely determined, could reasonably be expected to result in or have a material impact on such Business Operations, (c) a court has certified a class pursuant to a class action complaint against any Loan Party or (d) to the extent not covered by clauses (a), (b) or (c) above, the occurrence of a Regulatory Trigger Event or a Specified Regulatory Trigger Event.

“Regulatory Trigger Event” shall mean (a) any (i) change in Applicable Law or (ii) judicial decision against any Loan Party or any of their respective Subsidiaries or Affiliates, in each case, at the federal level or in any state in which the Loan Parties, any of their respective Subsidiaries or their respective Affiliates operate a material portion of the Business Operations, in each case with respect to the preceding clauses (i) and (ii), that would prohibit or make it illegal for the Loan Parties, any of their Subsidiaries or any of their Affiliates to continue to underwrite, purchase, service, collect or administer a material portion of the Receivables, or to operate any other material aspect of their business, (b)  any legal action or proceeding pending or threatened against any Loan Party or any of their respective Subsidiaries or Affiliates by a Governmental Authority, at the federal level or in any state in which the Loan Parties, any of their respective Subsidiaries or their respective Affiliates operate a material portion of the Business Operations, in each case, that would prohibit or make it illegal for the Loan Parties, any of their Subsidiaries or any of their Affiliates to continue to underwrite, purchase, service, collect or administer a material portion of the Receivables, or to operate any other material aspect of the Business Operations, (c)  the issuance or entering of any permanent stay, order, judgment, ruling, cease and desist order, permanent injunction, adverse licensing restriction or modification or other judicial or non-judicial sanction, order or ruling against any Loan Party, any of their Subsidiaries or any of their respective Affiliates (i) related in any way to the underwriting, purchasing, holding, pledging, collecting, servicing, administering, disclosures, sale or enforcing of any material portion of the Receivables, as the case may be or the operation of any other material aspect of the Loan Parties’ Business Operations, or (ii) rendering a material portion of the Receivables unenforceable, or (d) any change in Applicable Law, or the entry of court order, decision or ruling against any Person, at the federal or state level, that (i) has or causes, or would have or would cause, a material and adverse change or effect on the operations of the business of the Loan Parties taken as a whole or (ii) that would reasonably be expected to cause a breach of any of the financial covenants set forth in Section 6.18 or an Event of Default triggered Sections 9.01(s) and 9.01(t), in each case, applicable to any such party or questions the Loan Parties’ ability to remain a going concern, unless the Borrower shall have provided evidence satisfactory to Required Lenders, in their sole and absolute discretion, within thirty (30) days after the occurrence of such event, that such event is not reasonably likely to cause the Loan Parties to cause an Event of Default identified above or questions the Loan Parties’ ability to remain a going concern.

“Reinvestment Cash” means, on any date of determination, Net Cash Proceeds that a Loan Party received from a Permitted Receivable Sale Transaction that (a) have been received within 180 days of such date, (b) are held in an account (other than an Exempt Account) subject to a Control Agreement and subject to a first priority perfected lien of the Agent and (c) the Borrower has informed the Agent in writing will be used to purchase Receivables pursuant to a Permitted Portfolio Acquisition in accordance with the terms of this Agreement.

“Related Fund” shall mean, with respect to any Lender, (i) any fund, trust or similar entity that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender, (c) the same investment advisor that manages such Lender or (d) an Affiliate of an investment advisor that manages such Lender or (ii) a finance company, insurance company or other financial institution which temporarily warehouses loans for such Lender or any Person described in clause (i) above.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the direct and indirect equityholders, partners, directors, officers, employees, agents, co-agents, sub-agents, consultants, attorneys, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” shall have the meaning assigned to it in CERCLA, 42 U.S.C. §9601, as amended.

“Relevant Governmental Body” shall mean the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” shall mean Lenders having aggregate Pro Rata Shares (as calculated pursuant to clause (d) of the definition thereof) which collectively exceeds fifty percent (50%); provided, that, if there are two or more Lenders, then Required Lenders must include at least two Lenders (Lenders that are Affiliates or Related Funds of one another being considered as one Lender for purposes of this proviso). This definition is subject to Section 11.03.

“Rescindable Amount” shall have the meaning set forth in Section 2.10(c).

“Reserves” shall mean, as of any date of determination, an amount or a percent of a specified category or item that Agent, in its reasonable credit judgment, establishes from time to time to reduce availability under the Borrowing Base, and Agent shall provide Borrower with at least ten (10) Business Days’ advance notice of the imposition of any Reserves along with a statement stating the basis for the Agent’s imposition of any such Reserves.

“Restricted Payment” shall mean as to any Person (i) any dividend or other distribution (whether in cash or other property) on any shares of stock or other equity interest in such Person (including pursuant to a plan of division) or (ii) any payment (whether in cash or other property) by such Person on account of (A) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any shares of stock or other equity interests in such Person or any claim respecting the purchase or sale of any shares of stock or other equity interest in such Person or (B) any option, warrant or other right to acquire any shares of stock or other equity interest in such Person.

“Restricted Payment Basket” shall mean, on any date of determination, an amount equal to (a) $10,000,000 minus (b) the sum of all distributions made pursuant to Section 6.08(f) hereof prior to such date.

“Revolving Loan” and “Revolving Loans” shall have the meaning set forth in Section 2.01(c)(i).

“Revolving Loan Advance Rate” shall mean, (A) with respect to all purchased Eligible Portfolios that are not Low MOI Eligible Portfolios, initially and for the time period commencing on the Closing Date and continuing thereafter until, but not including, the date that is the six (6) month anniversary of the date specified in clause (a) of the definition of “Revolving Loan Commitment Termination Date” (the “First Revolving Loan Advance Rate Step-Down Date”), a percentage equal to 75.0%, which percentage shall be reduced by 1.0% commencing on each consecutive six (6) month anniversary of the First Revolving Loan Advance Rate Step-Down Date and (B) with respect to all Low MOI Eligible Portfolios, initially and for the time period commencing on the Closing Date and continuing thereafter until, but not including, the First Revolving Loan Advance Rate Step-Down Date, a percentage equal to 60.0%, which percentage shall be reduced by 1.0% commencing on each consecutive six (6) month anniversary of the First Revolving Loan Advance Rate Step-Down Date.

“Revolving Loan Borrowing Base” shall mean, on any date of determination shall mean, on any date of determination, an amount equal to the product of (a) the applicable Revolving Loan Advance Rate in effect as of such date, multiplied by (b) the aggregate amount of the Revolving Loan Forecasted Net Collections in respect of all Revolving Loan Financed Eligible Portfolios on such date. For the avoidance of doubt, no Term Loan Forecasted Net Collections nor any Delayed Draw Term Loan Forecasted Net Collections shall be, or be deemed to be, Revolving Loan Forecasted Net Collections or be included in the determination of the Revolving Loan Borrowing Base.

“Revolving Loan Commitment” shall mean, with respect to any Revolving Loan Lender, such Lender’s Pro Rata Share of the Aggregate Revolving Loan Commitment, which as of the Closing Date is set forth on Annex A hereto.

“Revolving Loan Commitment Termination Date” shall mean the earlier of (a) the Maturity Date; provided, if such date is not a Business Day, such date shall be the immediately following Business Day and (b) the date on which the Aggregate Revolving Loan Commitment is reduced to $0 or terminates pursuant to Section 2.01(c), 2.01(d) or 7.02 or otherwise.

“Revolving Loan Financed Eligible Portfolios” shall mean each Eligible Portfolio that is purchased by a member of the Operating Group as part of a Permitted Portfolio Acquisition with or using the proceeds of a Revolving Loan. For the avoidance of doubt, no Delayed Draw Term Loan Financed Eligible Portfolio nor any Term Loan Financed Eligible Portfolio shall be, or be deemed to be, a Revolving Loan Financed Eligible Portfolio.

“Revolving Loan Forecasted Net Collections” shall mean, as of any date of determination after the Closing Date, the net present value (determined using the applicable Discount Rate) of the aggregate amount of the total forecasted gross cash Collections (net of any costs and expenses in connection with the collection thereof including, without limitation, court costs, filing fees, contingency fees paid to third parties and other direct collection expenses) of Eligible Receivables contained in the Revolving Loan Financed Eligible Portfolios on such date and that the Borrower anticipates to receive within sixty-six (66) months following the date on which the Revolving Loan Financed Eligible Portfolio corresponding to each such Eligible Receivable was acquired or purchased by a member of the Operating Group; it being further understood and agreed with respect to the foregoing that (i) any calculation of Revolving Loan Forecasted Net Collections shall be calculated in accordance with past practices of the Operating Group as of the Closing Date, (ii) the manner and method of computing Revolving Loan Forecasted Net Collections and all assumptions made or used in connection therewith or as a basis therefor shall be (x) explained to the Agent and each Lender in reasonably full detail upon Agent’s or such Lender’s request and (y) approved by the Agent in its reasonable discretion and (iii) in the event that the aggregate Revolving Loan Forecasted Net Collections calculated in any Validation Agent Report are less than the amount calculated by the Loan Parties in the most recently delivered Borrowing Base Certificate to the Agent, then the (x) the Revolving Loan Borrowing Base shall be recomputed using the arithmetic mean of the Revolving Loan Forecasted Net Collections set forth in such Validation Agent Report and the Revolving Loan Forecasted Net Collections calculated by the Loan Parties in such Borrowing Base Certificate; provided that, if the quotient of (X) the difference of (1) the Revolving Loan Forecasted Net Collections calculated by the Loan Parties in such Borrowing Base Certificate, minus (2) the Revolving Loan Forecasted Net Collections calculated in the Validation Agent Report, divided by (Y) the Revolving Loan Forecasted Net Collections calculated by the Loan Parties in such Borrowing Base Certificate is greater than five percent (5.0%), then the Revolving Loan Forecasted Net Collections shall, at the sole cost and expense of the Loan Parties (which if incurred by Agent or any Lender shall be reimbursed by the Loan Parties to Agent or such Lenders in accordance with Section 9.02(b)), be calculated by either (I) a Designated Third-Party Reviewer selected by the Agent in its sole discretion or (II) such other Third Party Reviewer (other than the Validation Agent or any Designated Third-Party Reviewer) selected by the Agent and, unless an Event of Default has occurred and is continuing, consented to by the Loan Parties in writing (such consent not to be unreasonably withheld, conditioned or delayed), and the Revolving Loan Forecasted Net Collections shall be the lesser of the Revolving Loan Forecasted Net Collections calculated by (A) the Designated Third-Party Reviewer or such other Third Party Reviewer, as applicable, and (B) the Revolving Loan Forecasted Net Collections calculated by the Loan Parties in such Borrowing Base Certificate, (y) the aggregate Revolving Loan Forecasted Net Collections determined under clause (iii)(x) of this sentence shall be used for the purposes of determining “Revolving Loan Forecasted Net Collections”, the Effective Advance Rate and whether an Event of Default has occurred and is continuing under Section 7.01(s) or Section 7.01(t), in each case, at all times following determination under clause (iii)(x) until such time as the Agent shall reasonably determine and (z) for the purposes of clarity, Revolving Loan Forecasted Net Collections shall exclude the net present value (determined using the applicable Discount Rate) of the aggregate amount of the total forecasted gross cash Collections (net of any costs and expenses in connection with the collection thereof including, without limitation, court costs, filing fees, contingency fees paid to third parties and other direct collection expenses) of Eligible Receivables that are sold pursuant to a Permitted Receivable Sale Transaction. For the avoidance of doubt, no Term Loan Forecasted Net Collections nor any Delayed Draw Term Loan Forecasted Net Collections shall be, or be deemed to be, Revolving Loan Forecasted Net Collections.

“Revolving Loan Lender” shall mean, as of any date of determination, each Lender having a Revolving Loan Commitment or holding all or any portion of the outstanding Revolving Loans.

“Revolving Loan Outstandings” shall mean at any time of calculation the aggregate outstanding principal balance of all of the Revolving Loans at such time.

“River Heights” shall mean River Heights Capital, LLC and its Affiliates.

“Routine Inquiry” shall mean any inquiry, written or otherwise, made by a Governmental Authority to any Person in connection with (i) the routine transmittal of a consumer complaint, or (ii) a formal or informal request for information regarding the Person’s business activities, licensing status and/or regulatory posture, other than a formal or informal inquiry that alleges any violation or wrongdoing by any Loan Party, any of their Subsidiaries or any of their respective Affiliates.

“Sanctioned Country” shall have the meaning set forth in Section 3.19.

“Sanctioned Person” shall mean, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (i) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. (including by OFAC, the U.S. Department of the Treasury, or the U.S. Department of State), or by the United Nations Security Council, the European Union or any EU member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (ii) any Person located, operating, organized or resident in a Sanctioned Country or (iii) any Person owned or controlled, directly or indirectly, by any such Person described in clause (i) or (ii) of this definition.

“Sanctions” shall have the meaning set forth in Section 3.19.

“SDN List” shall have the meaning set forth in Section 3.19.

“Second Amendment” shall mean that certain Second Amendment to Credit Agreement, dated as of the Second Amendment Effective Date, by and among the Borrower, the other Loan Parties party thereto, the Agent and the Lenders party thereto.

“Second Amendment Effective Date” shall mean December 15, 2021.

“Secured Persons” shall mean the Agent and the Lenders.

“Security Documents” shall mean the Collateral Agreement, the Control Agreements, the Permitted Holder Pledge Agreements, and any other agreements or instruments securing or creating or evidencing Liens securing all or any portion of the Obligations.

“Senior Management Committee” means the Board of Managers of Holdings or such other officers or executives of the Borrower or other members of the Operating Group as may be designated by the Borrower. As of the Closing Date, the members of the Board of Managers of Holdings and the Senior Management Committee are Trudy Craig, David Rosenberg, Jeff Shaffer and Scott Walther.

“Shared Intercompany Basket” shall mean $250,000.

“Sixth Amendment” shall mean that certain Sixth Amendment to Credit Agreement, dated as of the Sixth Amendment Effective Date, by and among the Borrower, the other Loan Parties party thereto, the Agent and the Lenders party thereto.

“Sixth Amendment Effective Date” shall mean July 17, 2023.

“SNCF Variance” shall have the meaning set forth in Section 5.17(h).

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” shall mean, as to any borrowing hereunder, the SOFR Loans comprising such borrowing.

“SPAC Deadline” shall have the meaning set forth in Section 5.17(a)(iii).

“SPAC Entity” means an acquisition company formed for the purpose of consummating a business combination transaction with one or more businesses whose equity securities are listed for trading on The Nasdaq Capital Market, The New York Stock Exchange or other comparable national securities exchange.

“SPAC Merger Agreement” means an agreement, approved as to form and substance and in writing by Agent prior to the execution thereof with respect to a business combination transaction between SPAC Entity (or a wholly owned subsidiary of such SPAC Entity) and Borrower or Unifund Holdings Inc. (or such other Person formed by Borrower or Unifund Holdings, LLC for the purpose of a entering into a SPAC Transaction) (x) pursuant to which Borrower or Unifund Holdings Inc. (or such other person formed by Borrower or Unifund Holdings, LLC for the purpose of entering into a SPAC Transaction) receives, on or prior to the SPAC Deadline, (1) an amount of common stock of the continuing public company which results from such business combination transaction, which such common stock is listed for trading on The Nasdaq Capital Market, The New York Stock Exchange or other national securities exchange approved by Agent, and which results in the Loan Parties owning, on an economic and voting basis, a percentage of the continuing public company equity, and (2) an amount of SPAC Transaction Consideration, in each case acceptable to Agent, and (y) containing other terms and conditions, including but not limited to board representation, aggregate post-transaction indebtedness, post-de-SPAC lock-up periods, employee compensation and earnout plans and due diligence provisions, satisfactory to Agent.

“SPAC Milestone Trigger Event” shall mean any one or more of the following events:

(a)            Any failure to comply with, or breach of, any term or provision set forth in Section 5.17(a);

(b)            The Loan Parties failure to receive the SPAC Transaction Cash Consideration upon the consummation of the SPAC Transaction, which, for the avoidance of doubt, shall be no later than the SPAC Deadline; or

(c)            The SPAC Entity or any Loan Party (i) terminates any letter of intent or other commitment in respect of the related SPAC Transaction or (ii) ceases to work in good faith to consummate such SPAC Transaction, as determined by the Agent in its reasonable discretion; or

(e)            The Loan Parties cease to pursue a SPAC Transaction.

“SPAC Transaction” means a transaction that is consummated pursuant to a SPAC Merger Agreement which shall result in the Loan Parties’ receipt of the SPAC Transaction Cash Consideration on the closing date of such SPAC Transaction, which such closing date shall occur no later than the SPAC Deadline.

“SPAC Transaction Cash Consideration” means at least $40,000,000 in cash proceeds, to be paid in immediately available funds and reflected as unrestricted cash on the balance sheet of the applicable Loan Party pursuant to the SPAC Transaction Merger Agreement, such amount to be net of all transaction fees, costs, expenses and commissions incurred and payable (including any contingent payments, earn-outs or other expenses) in respect of such SPAC Transaction by any Loan Party or SPAC Entity.

“Specified Capital Raise Transaction” means a transaction that provides for issuance by Unifund Holdings, LLC or Borrower of equity interests (other than Disqualified Equity Interests) from one or more Persons which shall result in the Loan Parties’ receipt of at least $30,000,000 in cash proceeds (which shall be reflected as cash on the balance sheet of such Loan Party) concurrently with the consummation of such Specified Capital Raise Transaction, net of all transaction fees, costs, expenses and commissions incurred and payable in respect of such Specified Capital Raise Transaction.

“Specified Capital Raise Transaction Milestone Trigger Event” shall mean any one or more of the following events:

(a)            Any failure to comply with, or breach of, any term or provision set forth in Section 5.17(b);

(b)            The Loan Parties fail to receive at least $30,000,000 in cash proceeds (which shall be reflected as cash on the balance sheet of such Loan Party) concurrently with the consummation of a Specified Capital Raise Transaction, net of all transaction fees, costs, expenses and commissions incurred and payable in respect of such Specified Capital Raise Transaction;

(c)            Any potential third-party investor or any Loan Party (i) terminates any letter of intent or other commitment in respect of the related Specified Capital Raise Transaction or (ii) ceases to work in good faith to consummate such Specified Capital Raise Transaction; or

(d)            The Loan Parties cease to pursue a Specified Capital Raise Transaction.

“Specified Net Cash Flow” means, with respect to any date of determination and related period of calculation, an amount equal to (a) the Net Cash Flow as of such date and for such period, plus (b) Interest Expense actually paid in cash to the Agent for the account of the Lenders as of such date and during such period, plus (c) all voluntary and mandatory repayments of all or any portion of the principal amount of the Obligations actually paid in cash to the Agent for the account of the Lenders as of such date and during such period, and plus (d) the amount of all consulting fees actually paid in cash to the Financial Advisor as of such date and during such period.

“Specified Refinancing Transaction” means a transaction that provides for all Obligations hereunder to be Paid in Full and in cash upon the closing and consummation thereof.

“Specified Refinancing Transaction Milestone Trigger Event” shall mean any one or more of the following events:

(a)            Any failure to comply with, or breach of, any term or provision set forth in Section 5.17(c);

(b)            The Obligations are not Paid in Full upon the consummation of the Specified Refinancing Transaction;

(c)            Any potential third-party financial institution or any Loan Party (i) terminates any letter of intent or other commitment in respect of the related Specified Refinancing Transaction or (ii) ceases to work in good faith to consummate such Specified Refinancing Transaction; or

(d)            The Loan Parties cease to pursue a Specified Refinancing Transaction.

“Specified Regulatory Trigger Event” shall mean (a) any legal action or proceeding pending or threatened against any Loan Party or any of their respective Subsidiaries or Affiliates by a Person at the federal level or in any state in which the Loan Parties, any of their respective Subsidiaries or their respective Affiliates operate a material portion of the Business Operations, in each case, that would prohibit or make it illegal for the Loan Parties, any of their Subsidiaries or any of their Affiliates to continue to underwrite, purchase, service, collect or administer a material portion of the Receivables, or to operate any other material aspect of the Business Operations or (b) any legal action or proceeding pending or threatened against another business of a type substantially similar to the Business Operations of the Loan Parties, that could reasonably be expected to have the same effect or effects on such business as that described in (a) and that specifically relates, in the case of such other business, to business policies, practices or procedures that are also utilized by the Loan Parties in the relevant jurisdiction.

“Subordinated Debt” shall mean all Indebtedness of the Loan Parties which is contractually subordinated in right of payment, in a manner satisfactory to the Agent (as evidenced by a subordination agreement pertaining thereto executed by the Agent and the holder of such Indebtedness), to all of the Obligations. For the avoidance of doubt, all intercompany debt set forth on Schedule 6.01(d) constitutes Subordinated Debt.

“Subsidiary” or “Subsidiaries” shall mean, with respect to any Person, any other Person of which an aggregate of more than 50% of the outstanding shares of stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or other comparable body) of such other Person is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or a combination thereof, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such shares of stock or other equity interests whether by proxy, agreement, operation of Applicable Law or otherwise. Unless the context otherwise requires, each reference to a Subsidiary shall mean a Subsidiary of the Parent, Holdings, FHC or any other member of the Operating Group (other than any Excluded Subsidiary).

“Subsidiary Guarantor” shall mean any Subsidiary (other than Parent, Holdings, FHC or Borrower) that has guaranteed all of the Obligations in favor of the Agent and the Lenders pursuant to the applicable Loan Document. For the avoidance of doubt, no Excluded Subsidiary shall be a Subsidiary Guarantor; provided, however, that in the event FHC becomes a Subsidiary of Holdings, then FHC will be deemed a Subsidiary Guarantor hereunder and under any of the other Loan Documents.

“Tangible Net Worth” shall mean, as of any date of determination, with respect to any Person and its Subsidiaries on a consolidated basis, the difference of (a) the sum of such Person’s total stockholders’ or members’ equity (including retained earnings), minus (b) to the extent not already excluded, (i) the book value of all Intangible Assets, (ii) the cost of treasury shares and (iii) investments in and loans to any Subsidiary or Affiliate or to any equityholder, director or employee of such Person or any of its Subsidiaries, in the case of the foregoing clauses (a) and (b), all as determined under GAAP.

“Techwoods” shall mean Techwoods Holdings, LLC, an Ohio limited liability company.

“Techwoods Debt” shall mean, collectively, the “Junior Debt”, as defined in each of the Techwoods Subordination Agreements.

“Techwoods Debt Documents” shall mean, collectively, the “Junior Debt Documents”, as defined in each of the Techwoods Subordination Agreements.

“Techwoods Lenders” shall mean any lender party (or its successors and assigns) under any Techwoods Loan Agreement.

“Techwoods Loan Agreements” shall mean (i) the Loan Agreement date as of September 28, 2017 between Techwoods, as borrower, and RPM Nautical Foundation, as lender, and (ii) the Loan Agreement date as of September 28, 2017 between Techwoods, as borrower, and GR 2002 Trust, as lender, in each case, as same may be amended, modified, supplemented and/or restated from time to time to the extent permitted under the Techwoods Subordination Agreements.

“Techwoods Subordination Agreements” shall mean those certain Subordination Agreements, each dated as of the Closing Date, by and among the applicable Techwoods Lender party thereto, Agent, as senior agent, and acknowledged and agreed by Borrower, certain other Loan Parties, as same may be amended, modified, supplemented and/or restated from time to time.

“Term Loan” shall have the meaning set forth in Section 2.01(a).

“Term Loan Advance Rate” shall mean:

(A)            with respect to all purchased Eligible Portfolios that are not Low MOI Eligible Portfolios, (i) initially and for the time period commencing on the Closing Date and continuing thereafter until, but not including, August 31, 2023 (the “First Term Loan Advance Rate Step-Down Date”), a percentage equal to (a) with respect to all Term Loans other than Incremental Term Loan Advances, 85.0%, which percentage shall be reduced by 1.0% commencing on each consecutive six (6) month anniversary of the First Term Loan Advance Rate Step-Down Date and (ii) with respect to all Incremental Term Loan Advances, 75.0%, which percentage shall be reduced by 1.0% commencing on each consecutive six (6) month anniversary of the First Term Loan Advance Rate Step-Down Date; and

               (B)             with respect to all Low MOI Eligible Portfolios, initially and for the time period commencing on the Closing Date and continuing thereafter until, but not including, the First Term Loan Advance Rate Step-Down Date, a percentage equal to 60.0%, which percentage shall be reduced by 1.0% commencing on each consecutive six (6) month anniversary of the First Term Loan Advance Rate Step-Down Date.

“Term Loan Borrowing Base” shall mean, on any date of determination, an amount equal to the product of (i) the applicable Term Loan Advance Rate in effect as of such date, multiplied by (ii) the Term Loan Forecasted Net Collections in respect of all Term Loan Financed Eligible Portfolios on such date. For the avoidance of doubt, no Revolving Loan Forecasted Net Collections nor any Delayed Draw Term Loan Forecasted Net Collections shall be, or be deemed to be, Term Loan Forecasted Net Collections or be included in the determination of the Term Loan Borrowing Base.

“Term Loan Financed Eligible Portfolio” shall mean (a) each Closing Date Term Loan Eligible Financed Eligible Portfolio, (b) each Eligible Portfolio that is owned or purchased by a member of the Operating Group as part of a Permitted Portfolio Acquisition that is not a Revolving Loan Financed Eligible Portfolio, a Delayed Draw Term Loan Financed Eligible Portfolio or an Eligible Portfolio described in immediately following clause (c) and (c) any Eligible Portfolio that is purchased by a member of the Operating Group as part of a Permitted Portfolio Acquisition with or using the proceeds of an Incremental Term Loan Advance. For the avoidance of doubt, no Delayed Draw Term Loan Financed Eligible Portfolio nor any Revolving Loan Financed Eligible Portfolio shall be, or be deemed to be, a Term Loan Financed Eligible Portfolio.

“Term Loan Forecasted Net Collections” shall mean:

(a)            on the Closing Date, the net present value (determined using the applicable Discount Rate) of the aggregate amount of the total forecasted gross cash Collections (net of any costs and expenses in connection with the collection thereof including, without limitation, court costs, filing fees, contingency fees paid to third parties and other direct collection expenses) of Eligible Receivables contained in the Closing Date Term Loan Financed Eligible Portfolios as of the Closing Date and that the Borrower anticipates to receive within sixty (60) months following the Closing Date, which calculation and amount shall be listed on the schedule titled, “Schedule of Closing Date Term Loan Forecasted Net Collections” to the Borrowing Base Certificate delivered to Agent on the Closing Date in accordance with Section 4.01(b); and

(b)            as of any date of determination after the Closing Date, the net present value (determined using the applicable Discount Rate) of the aggregate amount of the total forecasted gross cash Collections (net of any costs and expenses in connection with the collection thereof including, without limitation, court costs, filing fees, contingency fees paid to third parties and other direct collection expenses) of Eligible Receivables contained in the Term Loan Financed Eligible Portfolios on such date and that the Borrower anticipates to receive within (i) sixty (60) months following (x) with respect to Eligible Receivables contained in the Closing Date Term Loan Financed Eligible Portfolios, the Fifth Amendment Effective Date (or, if any Event of Default has occurred or is continuing or the SPAC Transaction or a Specified Capital Raise Transaction has been consummated, the Closing Date) and (y) with respect to Eligible Receivables contained in all other Term Loan Financed Eligible Portfolios (other than in immediately following clause (ii)), the date on which the Term Loan Financed Eligible Portfolio corresponding to each such Eligible Receivable was acquired or purchased by a member of the Operating Group and (ii) with respect to Eligible Receivables contained in any Term Loan Financed Portfolio purchased or acquired with or using the proceeds of an Incremental Term Loan Advance, within sixty-six (66) months following the date on which such Term Loan Financed Eligible Portfolio corresponding to each such Eligible Receivable was acquired or purchased by a member of the Operating Group; and

(c)            it being further understood and agreed with respect to the foregoing clauses (a) and (b) that (i) any calculation of Term Loan Forecasted Net Collections shall be calculated in accordance with past practices of the Operating Group as of the Closing Date, (ii) the manner and method of computing Term Loan Forecasted Net Collections and all assumptions made or used in connection therewith or as a basis therefor shall be (x) explained to the Agent and each Lender in reasonably full detail upon Agent’s or such Lender’s request and (y) approved by the Agent in its reasonable discretion, and (iii) in the event that the aggregate Term Loan Forecasted Net Collections calculated in any Validation Agent Report are less than the amount calculated by the Loan Parties in the most recently delivered Borrowing Base Certificate to the Agent, then the (x) the Term Loan Borrowing Base shall be recomputed using the arithmetic mean of the Term Loan Forecasted Net Collections set forth in such Validation Agent Report and the Term Loan Forecasted Net Collections calculated by the Loan Parties in such Borrowing Base Certificate; provided that, if the quotient of (X) the difference of (1) the Term Loan Forecasted Net Collections calculated by the Loan Parties in such Borrowing Base Certificate, minus (2) the Term Loan Forecasted Net Collections calculated in the Validation Agent Report, divided by (Y) Term Loan Forecasted Net Collections calculated by the Loan Parties in such Borrowing Base Certificate is greater than five percent (5.0%), then the Term Loan Forecasted Net Collections shall, at the sole cost and expense of the Loan Parties (which if incurred by Agent or any Lender shall be reimbursed by the Loan Parties to Agent or such Lenders in accordance with Section 9.02(b)), be calculated by either (I) a Designated Third-Party Reviewer selected by the Agent in its sole discretion or (II) such other Third Party Reviewer (other than the Validation Agent or any Designated Third-Party Reviewer) selected by the Agent and, unless an Event of Default has occurred and is continuing, consented to by the Loan Parties in writing (such consent not to be unreasonably withheld, conditioned or delayed), and the Term Loan Forecasted Net Collections shall be the lesser of the Term Loan Forecasted Net Collections calculated by (A) the Designated Third-Party Reviewer or such other Third Party Reviewer, as applicable, and (B) the Term Loan Forecasted Net Collections calculated by the Loan Parties in such Borrowing Base Certificate, (y) the aggregate Term Loan Forecasted Net Collections determined under clause (iii)(x) of this sentence shall be used for the purposes of determining “Term Loan Forecasted Net Collections”, the Effective Advance Rate and whether an Event of Default has occurred and is continuing under Section 7.01(s) or Section 7.01(t), in each case, at all times following determination under clause (iii)(x) until such time as the Agent shall reasonably determine and (z) for the purposes of clarity, Term Loan Forecasted Net Collections shall exclude the net present value (determined using the applicable Discount Rate) of the aggregate amount of the total forecasted gross cash Collections (net of any costs and expenses in connection with the collection thereof including, without limitation, court costs, filing fees, contingency fees paid to third parties and other direct collection expenses) of Eligible Receivables that are sold pursuant to a Permitted Receivable Sale Transaction. For the avoidance of doubt, no Revolving Loan Forecasted Net Collections nor any Delayed Draw Term Loan Forecasted Net Collections shall be, or be deemed to be, Term Loan Forecasted Net Collections.

“Term SOFR” shall mean,

(a)            for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the "Periodic Term SOFR Determination Day") that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one (1) month on the day (such day, the "Base Rate Term SOFR Determination Day") that is two (2) Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Base Rate SOFR Determination Day.

“Term SOFR Adjustment” shall mean, for any calculation with respect to a Base Rate Loan or a SOFR Loan, a percentage per annum equal to 0.10%.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Third Amendment” shall mean that certain Third Amendment to Credit Agreement, dated as of the Third Amendment Effective Date, by and among the Borrower, the other Loan Parties party thereto, the Agent and the Lenders party thereto.

“Third Amendment Effective Date” shall mean September 13, 2022.

“Third Party” shall mean any Person other than a Loan Party or any Affiliate thereof.

“Third-Party Reviewer” shall mean the third-party Person and its principals, agents and employees (in each case, other than the Validation Agent or any Designated Third-Party Reviewer) designated by the Agent in its sole discretion to review or determinate Delayed Draw Term Loan Forecasted Net Collections, Revolving Loan Forecasted Net Collections and/or Term Loan Forecasted Net Collections, in each case, in the manner set forth in and required under clause (iii) of the definitions of “Delayed Draw Term Loan Forecasted Net Collections” and/or “Revolving Loan Forecasted Net Collections” and/or clause (c)(iii) of the definition of “Term Loan Forecasted Net Collections”.

“Treasury Regulations” shall mean the United States Treasury regulations issued pursuant to the Code from time to time.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York (or of any other state the Applicable Laws of which are required to be applied in connection with the perfection of security interests in any Collateral) on the Closing Date and hereafter from time to time.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Cash” shall mean, with respect to any Person(s) as of any date of determination, the unrestricted and immediately available cash and Cash Equivalents on hand of such Person(s); provided that such cash and Cash Equivalents must (a) be free and clear of all Liens, other than Liens in favor of the Agent to secure the Obligations, (b) not be required by any of the Loan Documents to be used to pay or prepay any of the Obligations, (c) not be on deposit in any Exempt Account (as defined in the Collateral Agreement), (d) not constitute proceeds of the issuance of any shares of stock or other equity interests of any Loan Party or of any Indebtedness that is received by any Loan Party for a specific designated purpose, (e) not be proceeds of a Revolving Loan, Delayed Draw Term Loan, or an Incremental Term Loan Advance, and (f) be on deposit in a bank or securities account in the United States of a Loan Party that is subject to a Control Agreement; provided that no such Control Agreement shall be required for the purposes of this definition (i) during the post-close period for Control Agreements expressly provided in Section 6.19.

“Unused Delayed Draw Commitment Fee” shall have the meaning set forth in Section 2.02(e).

“US Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Validation Agent” shall mean First Financial Portfolio Services, LLC d/b/a FFAM 360 Capital and its principals, employees and agents or any successor third party consultant or Person designated by Agent to perform the functions of the Validation Agent hereunder and in the Validation Agent Agreement.

“Validation Agent Agreement” shall mean that certain engagement letter dated as of the date hereof by and among the Validation Agent and Comvest Capital Advisory Services LLC as same may be amended, modified, supplemented and/or restated from time to time.

“Validation Agent Report” shall mean a written report prepared by the Validation Agent and containing the matters and information required by the Validation Agent Agreement and delivered to Agent and each Lender on each date and for each time period specified in the Validation Agent Agreement, and which report shall further (a) certify to Agent that the Validation Agent (i) has conducted its review in the manner set forth in, and in accordance with, the Validation Agent Agreement and (ii) validates, agrees with and approves the Borrower’s manner and method of computing the Effective Advance Rate, the Delayed Draw Term Loan Forecasted Net Collections, the Term Loan Forecasted Net Collections and the Revolving Loan Forecasted Net Collections included in the applicable Borrowing Base Certificate delivered to the Validation Agent in connection therewith, and all assumptions made or used in connection therewith or as a basis therefor, in each case, in the manner and pursuant to the terms and conditions set forth in the Validation Agent Agreement and (b) to the extent the Validation Agent is not able to validate, agree with or approve any of the foregoing matters described in immediately preceding clause (a), describe and explain in reasonably sufficient detail the basis for any such non-validation, disagreement or non-approval.

“Validity Guaranty Agreement” shall mean the Validity Guaranty dated as of the Closing Date, substantially in the form of Exhibit G, executed by David G. Rosenberg, in favor of the Agent, as same may be amended, modified, supplemented and/or restated from time to time.

“Vintage Pool” shall mean and shall refer to, at any given time, all Eligible Portfolios that were purchased or acquired by a member of the Operating Group in a particular calendar month. By way of example, and not by way of limitation, all Eligible Portfolios that were purchased or acquired in April 2021 shall constitute one Vintage Pool for the calendar month that ended on April 30, 2021; all Eligible Portfolios that were purchased or acquired in May 2021 shall constitute one Vintage Pool for the calendar month that ended on May 31, 2021; all Eligible Portfolios that were purchased or acquired in June 2021 shall constitute one Vintage Pool for the calendar month that ended on June 30, 2021; and so on.

“Wholly-Owned Domestic Subsidiary Guarantor” shall mean each Wholly-Owned Domestic Subsidiary that is a Subsidiary Guarantor.

“Wholly-Owned Foreign Subsidiary” shall mean each Wholly-Owned Subsidiary that is a Foreign Subsidiary.

“Wholly-Owned Foreign Subsidiary Guarantor” shall mean each Wholly-Owned Foreign Subsidiary that is a Subsidiary Guarantor.

“Wholly-Owned Subsidiary” shall mean each Subsidiary (other than Borrower) of which all of the outstanding shares of stock and other equity interests (other than nominal directors’ qualifying shares issued in order to comply with Applicable Law) are owned by (a) Parent or Holdings or another Wholly-Owned Subsidiary of Parent or Holdings or (b) FHC or another Wholly-Owned Subsidiary of FHC.

“ZB” shall have the meaning set forth in the Preamble.

Section 1.02            Accounting Terms and Determinations; Financial Covenant Calculations; Baskets; Capitalized Leases. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including without limitation determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Loan Document, and either the Borrower, the Agent or Required Lenders shall so request, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until agreed to by the Borrower and the Required Lenders, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement and the other Loan Documents which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (Codification of Accounting Standards 825-10) to value any Indebtedness or other liabilities of any Loan Party or other Person at “fair value”, as defined therein. A breach of a financial covenant contained in this Agreement shall be deemed to have occurred as of the last day of any specified measurement period regardless of when the financial statements or the related Compliance Certificate reflecting such breach are delivered to Agent. For purposes of determining pro forma compliance with any financial covenant as of any date prior to the initial test date on which such financial covenant is to be tested hereunder, the level of any such financial covenant shall be deemed to be the covenant level for such initial test date. Notwithstanding anything to the contrary in this Agreement, for purposes of determining compliance with any basket, accordion or incremental feature, test, or condition under any provision of this Agreement or any other Loan Document, no Loan Party may retroactively divide, classify, re-classify or deem or otherwise treat a historical transaction as having occurred in reliance on a basket or exception that was not available at the time of such historical transaction or if and to the extent that such basket or exception was relied upon for any later transaction.

Notwithstanding anything to the contrary above or in the definitions of “Capital Expenditures,” “Capitalized Leases” and “Capitalized Lease Obligations”, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of ASC 842 shall continue to be accounted for as operating leases for all purposes hereunder or under any Loan Document (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as capital leases.

Section 1.03            Other Definitional Provisions and References. References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits” or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation” unless otherwise specifically provided. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively, and references to “to” or “until” any date mean, unless otherwise specified, “to but excluding”. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds. Time is of the essence for each performance obligation of the Loan Parties under this Agreement and each Loan Document. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. Unless otherwise specified herein, references to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. Unless otherwise specified herein, references to any agreement, instrument or document (i) shall include all schedules, exhibits, annexes and other attachments thereto and (ii) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document). Unless otherwise specified herein, any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder. For purposes of this Agreement, a Loan Party will be deemed to have knowledge of a particular fact or other matter if any Loan Party or any officer, director or member of senior management of any Loan Party (or any of their equivalents): (a) is actually aware of such fact or other matter; or (b) a prudent Person would reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. Unless otherwise expressly stated, Dollar ($) baskets set forth in the representations and warranties, covenants and events of default provisions of this Agreement (and other similar baskets) are calculated as of each date of measurement by the Dollar equivalents thereof as of such date of measurement. Unless otherwise expressly stated, if a Loan Party may not take an action under this Agreement or any other Loan Document, then it may not take that action indirectly, or take any action assisting or supporting any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the Loan Party but is intended to have substantially the same effects as the prohibited action.

                Section 1.04            Rates. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its Affiliates or other Related Parties may engage in transactions that affect the calculation of the Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

II.            GENERAL TERMS

Section 2.01            Loans.

(a)            Initial Term Loan.

(i)            Initial Term Loan Commitment/Borrowing. Subject at all times to all of the terms and conditions of this Agreement (including, without limitation, Sections 4.01 and 4.02), each Lender hereby severally agrees as to itself only (and not on behalf of any other Lender) to make a term loan to the Borrower in such Lender’s applicable Pro Rata Share of the Aggregate Initial Term Loan Commitment (collectively, the “Initial Term Loan”); provided, that in no event shall (i) the initial advance of the Initial Term Loan on the Closing Date exceed the Maximum Initial Term Loan Limit and (ii) such Lender’s Pro Rata Share of the initial advance of the Initial Term Loan on the Closing Date exceed such Lender’s Pro Rata Share of the Maximum Initial Term Loan Limit. The Initial Term Loan shall be borrowed in a single borrowing on the Closing Date, and the Initial Term Loan Commitment of each Lender shall terminate concurrently with the making of the Initial Term Loan on the Closing Date by each such Lender. Borrower shall deliver to Agent a Notice of Borrowing with respect to Initial Term Loan no later than 12:00 noon New York time one (1) Business Day prior to the Closing date. Once given, a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby. Promptly upon receipt of such Notice of Borrowing, Agent shall advise each Lender thereof. Not later than 12:00 noon New York time on the Closing Date, each Lender shall provide Agent at the account specified by Agent with immediately available funds covering such Lender’s applicable Pro Rata Share of such borrowing and, so long as Agent has received all requested fund and has not received written notice that the conditions precedent set forth in Section 4.01 with respect to such borrowing have not been satisfied, Agent shall promptly pay over the funds received by Agent to Borrower. The Initial Term Loan and, if applicable, each Incremental Term Loan Advance made by any and all Lenders to Borrower pursuant to Section 2.01(a)(iii) are referred to collectively as the “Term Loan”. Any principal amounts repaid in respect of the Term Loan may not be reborrowed. Neither any Lender nor the Agent shall be responsible for the failure of any Lender to fund its Pro Rata Share of the Term Loan required hereunder.

(ii)            Amortization. The Borrower shall pay the outstanding principal balance of the Term Loan in the following installments:

Date	Amount
June 15, 2023	$500,000
July 20, 2023	$500,000
July 28, 2023	$500,000
August 15, 2023	$1,000,000
Maturity Date	the remaining principal balance of the Term Loan, including all PIK Amounts

(iii)           Request for Increase of Term Loan.

(A)            Subject at all times to all of the terms and conditions of this Agreement (including without limitation (x) the satisfaction of the conditions set forth in Section 4.02 and (y) the last sentence of this clause (A)), Borrower may, on any Business Day from time to time after the Closing Date, deliver a written notice to Agent (an “Incremental Request”) requesting to add additional term loans (each such additional term loan, an “Incremental Term Loan Advance”) in minimum principal amounts of $1,000,000; provided that (1) the aggregate principal amount of all Incremental Term Loan Advances shall not exceed $50,000,000 and (2) no more than two (2) Incremental Requests may be delivered during the term of this Agreement. ANY SUCH INCREMENTAL REQUEST, ALONG WITH THE TERMS AND CONDITIONS THEREOF, WOULD NEED TO BE APPROVED IN WRITING BY AGENT AND EACH LENDER PROVIDING THE INCREMENTAL TERM LOAN ADVANCE, WHICH EACH SUCH APPROVAL MAY BE PROVIDED OR DECLINED BY EACH OF AGENT AND EACH SUCH LENDER IN ITS SOLE AND ABSOLUTE DISCRETION.

(B)            Any Incremental Term Loan Advance shall be on the same terms and conditions as the existing Term Loan (other than pricing; provided that to the extent that the initial “yield” (determined by taking into account applicable interest rate margins, floors, upfront fees and original issue discount paid, but excluding agency, arrangement, structuring and underwriting fees) on any such Incremental Term Loan Advance exceeds the initial “yield” (determined by taking into account applicable interest rate margins, floors, upfront fees and original issue discount paid, but excluding agency, arrangement, structuring and underwriting fees) applicable to any and all of the Loans immediately before giving effect to such Incremental Term Loan Advance, by more than 50 basis points, the applicable margin otherwise in effect for such Loans immediately before giving effect to such Incremental Term Loan Advance, shall be increased by the amount of such differential in excess of 50 basis points).

(C)            Each Incremental Term Loan Advance shall be evidenced by an amendment (an “Incremental Term Loan Amendment”) to this Agreement, in form and substance satisfactory to each of Agent and each Lender providing such Incremental Term Loan Advance, in each case in their sole and absolute discretion, giving effect to the modifications permitted by this Section 2.01(a)(iii), executed by Borrower, Agent and each Lender providing such Incremental Term Loan Advance, which such amendment, when so executed, shall amend this Agreement as provided therein. Each Incremental Term Loan Advance shall also require such amendments to the other Loan Documents as Agent deems necessary or appropriate in its sole discretion to effect the modifications permitted by this Section 2.01(a)(iii), in each case that are in form and substance reasonably satisfactory to Agent. Borrower agrees to pay the reasonable and documented out-of-pocket expenses and fees of Agent relating to any Incremental Term Loan Amendment and the transactions contemplated thereby. The effectiveness of any Incremental Term Loan Amendment shall be subject to, among other things, the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and in this Section 2.01(a)(iii), and, except as otherwise specified in the applicable Incremental Term Loan Amendment, Agent shall have received customary legal opinions as to matters requested, board resolutions and other customary closing documents and certificates reasonably required by Agent in connection therewith in each case that are in form and substance reasonably satisfactory to Agent.

(D)            NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS SECTION 2.01(a)(iii) OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, NEITHER AGENT NOR ANY LENDER SHALL BE OBLIGATED TO PROVIDE ANY INCREMENTAL TERM LOAN ADVANCE.

(b)           Delayed Draw Term Loans.

(i)            Delayed Draw Term Loan Commitment/Borrowings. Subject at all times to all of the terms and conditions of this Agreement (including, without limitation, Section 4.02), from time to time on any Business Day during the Delayed Draw Term Loan Commitment Period, each Delayed Draw Term Loan Lender hereby severally agrees as to itself only (and not on behalf of any other Lender) to make loans to the Borrower in such Lender’s Pro Rata Share of the aggregate amount of each advance under the Delayed Draw Term Loan Commitment as the Borrower may request from time to time of all Delayed Draw Term Loan Lenders to the extent of the then available Aggregate Delayed Draw Term Loan Commitment; provided, that in no event shall (i) any requested advance of Delayed Draw Term Loans exceed the Maximum Delayed Draw Term Loan Limit applicable to such requested advance and (ii) such Delayed Draw Term Loan Lender’s Pro Rata Share of the requested advance of Delayed Draw Term Loans exceed such Lender’s Pro Rata Share of the Maximum Delayed Draw Term Loan Limit. The Delayed Draw Term Loan Commitment of each Delayed Draw Term Loan Lender (along with the Aggregate Delayed Draw Term Loan Commitment) shall be reduced by the amount of each such advance made by such Delayed Draw Term Loan Lender on the date that each such advance is made, and the Delayed Draw Term Loan Commitment of each Delayed Draw Term Loan Lender, along with the Aggregate Delayed Draw Term Loan Commitment, shall terminate on the last day of the Delayed Draw Term Loan Commitment Period. Any principal amounts repaid in respect of the Delayed Draw Term Loans may not be reborrowed. Neither any Lender nor the Agent shall be responsible for the failure of any Delayed Draw Term Loan Lender to fund its Pro Rata Share of the Delayed Draw Term Loans required hereunder.

(ii)            Notice of Borrowing/Borrowing Procedures. Borrower shall deliver to Agent a Notice of Borrowing with respect to each proposed advance under the Delayed Draw Term Loan Commitment after the Closing Date no later than three (3) Business Days prior to such proposed advance (any such Notice of Borrowing received by Agent after 12:00 noon New York time on any day may be deemed delivered to Agent on the next succeeding Business Day). Once given, a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby. Promptly upon receipt of such Notice of Borrowing, Agent shall advise each Delayed Draw Term Loan Lender thereof. Not later than 12:00 noon New York time on the date of such proposed advance, each Delayed Draw Term Loan Lender shall provide Agent at the office specified by Agent with immediately available funds covering such Lender’s applicable Pro Rata Share of such advance and, so long as Agent has not received written notice that the conditions precedent set forth in Section 4.02 with respect to such advance have not been satisfied and upon receipt of all requested funds, Agent shall pay over the funds received by Agent to Borrower on the requested advance date. Each such advance shall be on a Business Day. Each such advance shall be in an aggregate amount of at least $1,000,000 and an integral multiple of $100,000. No more than two (2) separate advances during any calendar month period under the Aggregate Delayed Draw Term Loan Commitment shall be permitted during the Delayed Draw Term Loan Commitment Period.

Borrower hereby authorizes Lenders to make advances of the Delayed Draw Term Loans based on otherwise timely electronic notices made by any Person to Agent which Agent, in good faith, believes to be acting on behalf of Borrower.

(iii)           Amortization. The Borrower shall pay the outstanding principal balance of the Delayed Draw Term Loans, plus the aggregate amount of all PIK Amounts, in full on the Maturity Date.

(c)            Revolving Loans.

(i)            Revolving Loan Commitment/Borrowings. Subject at all times to all of the terms and conditions of this Agreement (including, without limitation, Sections 4.01 and 4.02), from time to time on any Business Day from the Closing Date (provided that no Revolving Loans shall be made on the Closing Date) until the Revolving Loan Commitment Termination Date, each Revolving Loan Lender hereby severally agrees as to itself only (and not on behalf of any other Lender) to make loans to the Borrower on a revolving basis (collectively, the “Revolving Loans”) in such Lender’s Pro Rata Share of the aggregate amounts of such Revolving Loans as the Borrower may request from time to time from of all Revolving Loan Lenders; provided that after giving effect thereto, the aggregate outstanding principal balance of the Revolving Loans does not exceed the Aggregate Revolving Loan Commitment; provided, that in no event shall (i) any requested advance of Revolving Loans exceed the Maximum Revolving Loan Limit applicable to such requested advance and (ii) such Revolving Loan Lender’s Pro Rata Share of the requested advance of Revolving Loans exceed such Lender’s Pro Rata Share of the Maximum Revolving Loan Limit. Within the foregoing limits and the other limits set forth in this Agreement (including clause (ii) below), from time to time the Borrower may borrow, repay and re-borrow Revolving Loans (but it may not borrow more than one time per calendar week and three (3) times in any calendar month), and may prepay or repay Revolving Loans. Neither any Lender nor the Agent shall be responsible for the failure of any Lender to fund its Pro Rata Share of the Revolving Loans required hereunder.

(ii)            Notice of Borrowing/Borrowing Procedures. Borrower shall deliver to Agent a Notice of Borrowing with respect to each proposed borrowing of a Revolving Loan after the Closing Date no later than three (3) Business Days prior to such proposed borrowing (any such Notice of Borrowing received by Agent after 12:00 noon New York time on any day shall be deemed delivered to Agent on the next succeeding Business Day). Once given, a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby. Promptly upon receipt of such Notice of Borrowing, Agent shall advise each Revolving Loan Lender thereof. Not later than 12:00 noon New York time on the date of such proposed borrowing, each Revolving Loan Lender shall provide Agent at the account specified by Agent with immediately available funds covering such Lender’s applicable Pro Rata Share of such borrowing and, upon receipt of all funds and so long as Agent has received all requested funds and not received written notice that the conditions precedent set forth in Section 4.02 (or, if applicable, Section 4.01) with respect to such borrowing have not been satisfied, Agent shall promptly pay over the funds received by Agent to Borrower. Each such borrowing shall be on a Business Day. Each such borrowing shall be in an aggregate amount of at least $500,000 and an integral multiple of $100,000. No more than (i) one (1) advance during any calendar week period or (ii) three (3) separate advances during any calendar month period under the Aggregate Revolving Loan Commitment shall be permitted.

Borrower hereby authorizes Lenders to make Revolving Loans based on otherwise timely electronic notices made by any Person to Agent which Agent, in good faith, believes to be acting on behalf of Borrower.

(iii)           Repayment on Revolving Loan Commitment Termination Date. The Aggregate Revolving Loan Commitment (along with each Lender’s individual Revolving Loan Commitment) shall terminate upon the Revolving Loan Commitment Termination Date, if not earlier as otherwise provided in this Agreement. Unless sooner due and payable by reason of a voluntary or mandatory prepayment, an acceleration of the Obligations pursuant to Section 7.02 or otherwise, the Borrower shall pay the outstanding principal balance of the Revolving Loans, plus the aggregate amount of all PIK Amounts, in full on the Revolving Loan Commitment Termination Date. Such payments of the outstanding principal balance of the Revolving Loans shall be made for the account of each Lender according to its Pro Rata Share thereof.

Notwithstanding anything to the contrary contained herein, no principal amounts repaid in respect of Revolving Loans on or after the Fifth Amendment Effective Date may be reborrowed.

(d)           Voluntary Term Loan Prepayments / Voluntary Revolving Loan Commitment and Delayed Draw Term Loan Commitment Reductions.

(i)            Voluntary Term Loan Prepayments. All or any portion of the unpaid principal balance of the Term Loan, together with all accrued and unpaid interest on the principal amount being prepaid, may at the Borrower’s option be prepaid in whole or in part, at any time or from time to time, upon five (5) Business Days’ prior written notice received by the Agent prior to 3:00p.m. New York time on such date, with payment accompanied by a Prepayment Premium, if any, as provided in Section 2.02(f).

(ii)            Voluntary Aggregate Revolving Loan Commitment Reductions. Borrower may from time to time, on not less than five (5) Business Days’ prior written notice received by the Agent prior to 3:00p.m. New York time on such date, permanently reduce the Aggregate Revolving Loan Commitment (to be applied to each Lender’s individual Revolving Loan Commitment on a pro rata basis according to each Lender’s respective Pro Rata Share thereof). Any such reduction shall be in an amount not less than $500,000 (or if less, the amount of the entire remaining Aggregate Revolving Loan Commitment) or a higher integral multiple of $250,000. Concurrently with any reduction of the Aggregate Revolving Loan Commitment, Borrower shall repay the principal balance of the Revolving Loans to an amount not in excess of the Aggregate Revolving Loan Commitment, along with all interest on the Revolving Loans repaid.

(iii)           Voluntary Aggregate Delayed Draw Term Loan Commitment Reduction. Borrower may from time to time, on not less than five (5) Business Days’ prior written notice received by Agent, permanently reduce the Aggregate Delayed Draw Term Loan Commitment (to be applied to each Lender’s individual Delayed Draw Term Loan Commitment on a pro rata basis according to each Lender’s respective Pro Rata Share thereof). Any such reduction shall be in an amount not less than $500,000 (or if less, the amount of the entire remaining Aggregate Delayed Draw Term Loan Commitment) or a higher integral multiple of $250,000.

(e)            Mandatory Prepayments.

(i)            Certain Specified Prepayment Events. The Borrower shall be required to prepay the unpaid principal balance of the Loans on the date of receipt by or on behalf of any Loan Party of any Net Cash Proceeds from each and every Prepayment Event (and on any date thereafter on which any other Net Cash Proceeds pertaining thereto are received by or on behalf of any Loan Party), in each case without any demand or notice from the Agent, any Lender or any other Person, all of which is hereby expressly waived by the Borrower, in the amount of 100% of the Net Cash Proceeds received by or on behalf of any Loan Party with respect to such Prepayment Event; provided that:

(A)          With respect to a Prepayment Event of the type described in clauses (a) or (b) of the definition of Prepayment Event, so long as no Default or Event of Default exists, and to the extent that proceeds (other than NPJD Sale Proceeds which shall be subject to clause (B) below) withheld from prepayment by the Loan Parties pursuant to this proviso of all Prepayment Events attributable to clause (d) of the definition of Permitted Receivable Sale Transaction, and which shall solely be used in accordance with clause (y) below, do not exceed $8,000,000 in the aggregate during any Fiscal Year, to the extent (A) the Borrower delivers to the Agent on or prior to the date of such receipt of such Net Cash Proceeds a certificate stating that the applicable Loan Party intends to use such Net Cash Proceeds within 180 days of the occurrence of such Prepayment Event to (x) replace the assets subject to such Prepayment Event with assets performing the same or similar functions or with other long term productive assets of the general type used in the business of the Borrower, (y) acquire Eligible Receivables or Eligible Portfolios or (z) repair, replace or reconstruct assets damaged by such Prepayment Event, and (B) such Net Cash Proceeds are in fact so reinvested during such period, such Net Cash Proceeds shall not be required to prepay the Loans pursuant to this Section 2.01(e) (for the sake of clarity, any Net Cash Proceeds not so reinvested shall be applied to prepay the Loans).

(B)           With respect to any and all NPJD Sale Proceeds received:

(1)            The aggregate amount of such Net Cash Proceeds received shall be directly deposited into the Designated Republic Bank Deposit Account upon the payment of same by River Heights;

(2)            No more than four (4) times in any calendar month, Borrower may request Agent to release and permit the withdrawal of funds on deposit in the Designated Republic Bank Deposit Account solely for the purpose of consummating a Permitted Portfolio Acquisition in accordance with the terms and conditions of this Agreement (including, without limitation, the satisfaction of each of the conditions and requirements set forth in the definition of “Permitted Portfolio Acquisition”), upon delivering Agent a completed release request in the form attached as Exhibit A to the Third Amendment, in each case, at least five (5) Business Days in advance of the date of such requested release and withdrawal.

(3)            The Borrower may, at any time and from time to time, in its sole discretion, upon one Business Day written notice to the Agent, use all or any portion of the funds in the Designated Republic Bank Deposit Account to prepay amounts then outstanding under the Loans. Any such prepayments shall be not be treated as a Prepayment Event and shall not be subject to any Prepayment Premium. Upon receipt of notice of such a prepayment from the Borrower, the Agent shall take all actions necessary and give all instructions necessary to release such funds and apply to the Loans in accordance with Section 2.01(f)(ii).

(4)            The Borrower may, at any time and from time to time, request Agent to release and permit the withdrawal by Agent of funds on deposit in the Designated Republic Bank Deposit Account to make cash distributions permitted by, and in accordance with, Section 6.08(b), only to the extent that such distributions are attributable to the Permitted NPJD Receivable Sale Transaction, no Default or Event of Default has occurred and is continuing or will result from the making of such distributions, and no Overadvance (which shall be tested by determining the Borrowing Base in the manner provided for in this Agreement immediately prior to giving effect to the Fifth Amendment) exists or would result from the making of such distributions. In connection with any distribution made by the Borrower pursuant to this Section 2.01(e)(i)(B)(4), Borrower shall deliver to Agent a statement setting forth the calculations supporting the amount of such distribution, in form and detail reasonably acceptable to Agent.

(5)            Borrower may request Agent to release and permit the withdrawal by Agent of funds on deposit in the Designated Republic Bank Deposit Account to prepay the Loans (for application in accordance with Section 2.01(f)(ii)), without any Prepayment Premium, if each of the following conditions are satisfied as of the date of the requested release and withdrawal:

(a)            Delivery to and receipt by Agent of a completed release request in the form attached as Exhibit A to the Third Amendment at least five (5) Business Days in advance of the date of such requested release;

(b)           The Delayed Draw Term Loan Commitment Termination Date has occurred,

(c)            (I)  On or before the date that is thirty (30) days prior to June 11, 2023, Borrower (x) has requested in writing that Agent and Lenders extend the Delayed Draw Term Loan Commitment Termination Date to a date that is after June 11, 2023 or (y) has delivered an Incremental Request in writing to Agent in accordance with the terms and conditions of this Agreement requesting to add additional term loans, and (II) Agent has declined such request made as set forth in preceding clause (I);

(d)            No Default or Event of Default shall have occurred and be continuing or will result from the making of such release and withdrawal requested hereunder;

(e)            The Borrower is in compliance on a pro forma basis with each of the covenants set forth in Section 6.18 recomputed for the most recently ended month for which information is available using the financial covenant levels for the then most recently completed testing date for each such covenant;

(f)            No Overadvance (which shall be tested by determining the Borrowing Base in the manner provided for in this Agreement immediately prior to giving effect to the Fifth Amendment) shall exist and be continuing or will result from the making of such release and withdrawal requested hereunder, as evidenced by the delivery to Agent of a Borrowing Base Certificate as of such date, which Borrowing Base Certificate shall demonstrate all applicable Borrowing Base compliance and calculate the pro forma Borrowing Base, pro forma Term Loan Borrowing Base and pro forma Delayed Draw Term Loan Borrowing Base, in each case, after giving effect to such requested release and withdrawal; and

(g)           At least 75% of the Aggregate Delayed Draw Term Loan Commitment has been utilized and funded by the Delayed Draw Term Loan Lenders as of such date.

(C)           Except with respect to any prepayment of the Loans described in preceding clauses (i)(B)(3) and (i)(B)(5) above, any prepayment in respect of a Prepayment Event of the type described in clauses (a), (b), (c) or (d) of the definition of Prepayment Event shall be accompanied by a Prepayment Premium, if any, as provided in Section 2.02(f). For the sake of clarity, the foregoing shall not be deemed to be implied consent to any sale or other event or occurrence giving rise to a Prepayment Event.”

(ii)            Overadvance and Permitted Fourth Amendment Overadvance Provisions.

(A)          Subject to Section 2.01(e)(ii)(B), if at any time an Overadvance exists (as evidenced in any Borrowing Base Certificate delivered (or required to be delivered hereunder) to Agent (including, for the avoidance of doubt and without limitation, any Overadvance resulting from the occurrence of a Milestone Trigger Event or as a result of the consummation of a Milestone Transaction and the adjustment of the Term Loan Advance Rate caused thereby, each a “Milestone-Related Overadvance Prepayment”), then (A) in each such case (other than with respect to a Milestone-Related Overadvance Prepayment), the Borrower shall immediately repay the Loans on the date such Borrowing Base Certificate is delivered to Agent (or required to be delivered hereunder) in an amount sufficient to eliminate such Overadvance and (B) with respect to a Milestone-Related Overadvance Prepayment, the Borrower shall immediately repay the Loans on the same day that any Loan Party receives the cash proceeds of a Milestone Transaction (other than a Specified Refinancing Transaction) in an amount sufficient to eliminate such Overadvance, and Borrower shall deliver Agent a Borrowing Base Certificate demonstrating, after giving effect to such Milestone-Related Overadvance Prepayment, that no Overadvance shall exist.

(B)           Notwithstanding anything in above Section 2.01(e)(ii)(A) to the contrary, and only during the Permitted Fourth Amendment Overadvance Period, Borrower shall not be required to comply with Section 2.01(e)(ii)(A) solely with respect to any Permitted Fourth Amendment Overadvance; provided, that, for the avoidance of doubt, if the amount of the aggregate Overadvance hereunder ever exceeds $6,000,000 at any time, then Borrower shall immediately repay the Loans in an amount so that, after giving effect to such repayment, the amount of the aggregate Overadvance hereunder does not exceed $6,000,000, and the failure of Borrower to make any required repayment of principal of the Loans required under this Section 2.01(e)(ii)(B) shall constitute an immediate Event of Default under Section 7.01(b)(i).

(C)           Notwithstanding the limited waiver of the “Designated Events of Default” (under and as defined in both the Fourth Amendment and the Fifth Amendment) or the provisions of Section 2.01(e)(ii)(B) above, during the Permitted Fourth Amendment Overadvance Period, no Lender shall be obligated to make any requested Subsequent Advance and each Loan Party shall comply with all limitations, restrictions or prohibitions that would otherwise be effective or applicable under the Credit Agreement or any of the other Loan Documents during the continuance of any Overadvance or Event of Default, including without limitation, all limitations, restrictions and prohibitions against (i) the making of Permitted Portfolio Acquisitions, (ii) the withdrawal of funds on deposit in the Designated Republic Bank Deposit Account, (iii) making any payments of any other Indebtedness (including, without limitation, any Techwoods Debt), (iv) making any increase or positive adjustments in respect of any component used to determine Term Loan Forecasted Net Collections or Aggregate Forecasted Net Collections, (v) reinvestment of the Net Cash Proceeds of a Prepayment Event, (vi) requesting Incremental Term Loan Advances, (vii) making of distributions pursuant to Section 6.08(e) or (f) of the Credit Agreement or other payments by Borrower or any other Loan Party to any Affiliate of Borrower or any direct or indirect owner of an equity interest in Borrower, any other Loan Party or any Affiliate of any of the foregoing and (viii) the sale of Receivables or Receivables Portfolios pursuant to clause (d) of the definition of “Permitted Receivable Sale Transaction”; provided, however, that the foregoing shall not prohibit the Loan Parties from selling Receivables or Receivables Portfolios pursuant to clauses (a), (b), (c) or (e) of the definition of “Permitted Receivable Sale Transaction”.

(D)           In the event any Overadvance exists as of the next Business Day following the last day of the Permitted Fourth Amendment Overadvance Period or if any Overadvance occurs at any time thereafter, such Overadvance shall be treated as an Overadvance under this Agreement in all respects and Borrower shall immediately comply with Section 2.01(e)(ii)(A) in all respects, and the failure of Borrower to immediately make any required repayment of principal of the Loans in an amount sufficient to eliminate such Overadvance in full shall constitute an immediate Event of Default under Section 7.01(b)(i). For the avoidance of doubt, for the purposes of determining any Overadvance under this Section 2.01(e)(ii)(D), the amount determined pursuant to clause (j) of the definition of “Excess Concentration Amount” shall be included in the amount used to determine the Excess Concentration Amount in clause (b)(ii) of the definition of “Borrowing Base”.

(iii)           The Borrower shall provide the Agent with prior written notice of any mandatory prepayment pursuant to Section 2.01(e)(i) by or before 2:00 p.m. New York time three (3) Business Days’ prior to the date of such prepayment.

(f)            Notice and Application of Prepayments.

(i)            Voluntary Prepayments. The Borrower shall provide the Agent with prior written notice of any mandatory prepayment pursuant to Section 2.01(e) no later than 3:00p.m. New York time one (1) Business Day prior to such prepayment date. All voluntary prepayments of the Loans (other than voluntary prepayments of the Revolving Loans) shall be applied first to the Term Loan and the Delayed Draw Term Loans on a pro rata basis between such Loans until the Term Loan and the Delayed Draw Term Loans are paid in full.

(ii)            Mandatory Prepayments. All mandatory prepayments of the Loans shall be applied first to the Term Loan and the Delayed Draw Term Loans on a pro rata basis between such Loans until the Term Loan and the Delayed Draw Term Loans are paid in full and then, in each case, to the Revolving Loans until the Revolving Loans are paid in full (and the Aggregate Revolving Loan Commitment (along with each Lender’s Revolving Loan Commitment, such reduction to be applied to each Lender’s individual Revolving Loan Commitment on a pro rata basis according to each Lender’s respective Pro Rata Share thereof) shall be permanently reduced by an amount equal to the amount so applied to the Revolving Loans).

(g)            Notes. Upon the request of any Lender, the Commitments and Loans of such Lender shall be evidenced by a Note.

(h)            Funding by Agent. Agent may assume that each applicable Lender has made its share of a requested Loan available to the Agent and based on such assumption the Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrower on such day. If Agent makes such corresponding amount available to the Borrower and such corresponding amount is not in fact made available to Agent by any such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Agent, at the Federal Funds Rate for three (3) Business Days and thereafter at the at the highest rate then in effect for such Loan pursuant to Section 2.02(a). During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by Agent to the Borrower shall, for all purposes hereof, be such a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Agent for its own account.

Section 2.02            Interest, Certain Payments, Fees and Premiums.

(a)            Interest. The Borrower shall pay the Agent on behalf of the Lenders interest on the principal balance of the Loans outstanding from time to time from the date hereof until the date that all of the Obligations have been Paid in Full at the rate equal to Adjusted Term SOFR (or to the extent provided in Section 2.13, the Base Rate) plus the Applicable Margin; provided, however, that such rate of interest shall be increased by two (2.00) percentage points per annum (“Default Rate Interest”) (x) automatically (without the need for any election or notice) upon the occurrence and during the continuation of an Event of Default under Section 7.01(f) or 7.01(g) and (y) at the election of Agent or the Required Lenders upon the occurrence and during the continuance of any other Event of Default, which such election under this clause (y) shall be evidenced by the Agent or the Required Lenders delivering written notice of such election to Borrower (it being understood and agreed that Agent or the Required Lenders shall be permitted to elect to have Default Rate Interest provided for in this clause (y) apply retroactively back to the date any then-existing Event of Default first occurred). All interest shall be due and payable in cash and in arrears on each Interest Payment Date commencing on the first such date to occur after the Closing Date, and on the Maturity Date, and shall be computed on the daily unpaid balance of the applicable Loan, based on a three hundred sixty (360) day year, counting the actual number of days elapsed; notwithstanding the foregoing, a portion of the regularly-scheduled interest which is payable during the period from the Fifth Amendment Effective Date until the first anniversary thereof not to exceed one (1.00) percentage point per annum (such per annum interest rate elected by Borrower shall be referred to herein as the “PIK Interest Rate”) may, at the election of the Borrower, be paid in kind in lieu of in cash. On each Interest Payment Date, all interest payable in kind at the PIK Interest Rate shall be paid by adding such amount (each such amount, a “PIK Amount”) to the outstanding principal amount of the respective Loans (it being understood that any reference in this Agreement or any Note to the outstanding principal balance of the Loans shall include all PIK Amounts to the extent capitalized pursuant to this Section) and once so capitalized shall itself bear interest at the applicable interest rates then applicable to the Loans. The applicable Base Rate or Adjusted Term SOFR for each Interest Period shall be determined by the Agent, and such determination shall be conclusive absent manifest error. Agent shall, upon written request of Borrower or any Lender, deliver to Borrower or such Lender a statement showing the computations used by Agent in determining any applicable Adjusted Term SOFR hereunder. In connection with the use or administration of Adjusted Term SOFR or Term SOFR, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Adjusted Term SOFR or Term SOFR.

(b)            Back-Up Servicer Fee. The Borrower shall pay to the Back-Up Servicer all Back-Up Servicer Fees set forth in the Back-Up Servicer Agreement at the times specified therein.

(c)            Agent Payments Letter. The Borrower shall pay to the Agent the amounts set forth in the Agent Payments Letter at the times specified therein.

(d)            Unused Revolving Loan Commitment Payments. As additional compensation for the Revolving Loan Lenders, Borrower agrees to pay to Agent, for the benefit of each of the Revolving Loan Lenders according to their respective Pro Rata Shares thereof, in arrears, on the last Business Day of each month prior to the Revolving Loan Commitment Termination Date and on the Revolving Loan Commitment Termination Date, a commitment fee in respect of each Revolving Loan Lender's Revolving Loan Commitment in an amount equal to one half of one percent (0.5%) per annum (calculated on the basis of a 360 day year for actual days elapsed) of the daily average for the period for which such fee is due of the amount by which the Aggregate Revolving Loan Commitment exceeds the Revolving Loan Outstandings. Each such fee shall be deemed fully earned when due, and shall not be refundable in whole or in part and shall not be subject to reduction or set-off under any circumstances

(e)            Unused Delayed Draw Term Loan Commitment Payment. As additional compensation for the Delayed Draw Term Loan Lenders, Borrower agrees to pay to Agent, for the benefit of each of the Delayed Draw Term Loan Lenders according to their respective Pro Rata Shares thereof, in arrears, on the last Business Day of each calendar month prior to the Delayed Draw Term Loan Commitment Termination Date and on the Delayed Draw Term Loan Commitment Termination Date, an unused commitment fee in respect of each Delayed Draw Term Loan Lender’s Delayed Draw Term Loan Commitment in an amount equal to one percent (1.00%) per annum (calculated on the basis of a 360 day year for actual days elapsed) of the daily average for the period for which such fee is due of the Aggregate Delayed Draw Term Loan Commitment (the “Unused Delayed Draw Commitment Fee”; provided that no Lender that is a Defaulting Lender shall be entitled to receive its Pro Rata Share of the Unused Delayed Draw Commitment Fee pursuant to this Section 2.02(e) for any period during which such Lender is a Defaulting Lender (and Borrower shall not be required to pay such portion of the Unused Delayed Draw Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender)). Each such fee shall be deemed fully earned when due, and shall not be refundable in whole or in part and shall not be subject to reduction or set-off under any circumstances.

(f)            Prepayment Premium. In the event that any of all or any portion of the Loans are prepaid or repaid prior to the Maturity Date as a result of any (1) acceleration of all or any portion of the Loans, or termination or reduction of all or any portion of the Commitments, resulting from an Event of Default, (2) foreclosure and sale of all or any portion of the Collateral, (3) sale or other disposition of all or any portion of the Collateral in any bankruptcy or insolvency proceeding, (4) a mandatory prepayment required under Section 2.01(e)(ii) (other than a Milestone-Related Overadvance Prepayment) that is paid at any time after the date that is ten (10) days after the date on which Borrower delivers to Agent the applicable Borrowing Base Certificate required under Section 2.01(e)(ii), or (5) mandatory prepayment (other than described in clause (4)) or a voluntary prepayment, and in each case, whether before or after the occurrence of an Event of Default or the commencement of any bankruptcy or insolvency proceeding, and notwithstanding any acceleration (for any reason) of all or any portion of the Obligations (each, an “Applicable Prepayment Event”), in addition to the payment of the subject principal amount and all unpaid accrued interest thereon, the Borrower shall be required to pay to the Agent, for the benefit of the Lenders based on their respective Pro Rata Shares thereof, a Prepayment Premium (as liquidated damages and compensation for the costs of the Lenders being prepared to make funds available hereunder with respect to the Loans) in an amount equal to:

(i)             if such Applicable Prepayment Event occurs before the nineteen (19) month anniversary of the Fifth Amendment Effective Date, an amount equal to (x) the aggregate amount of all interest scheduled to be paid under this Agreement with respect to the amount repaid or prepaid (determined with reference to the interest rate then in effect and immediately prior to giving effect to such repayment or prepayment, and assuming all paid in kind interest shall have been capitalized as and when required and no further prepayments would have been made) for the period from the Interest Payment Date immediately preceding such prepayment to the 19-month anniversary of the Fifth Amendment Effective Date, plus all amounts that would have been capitalized and added to the principal balance of the Obligations being so repaid or prepaid on or before such 19-month anniversary had no repayments or prepayments thereof been made on or prior to such 19-month anniversary, plus (y) 5.0% of the principal amount subject to such Applicable Prepayment Event;

(ii)            if such Applicable Prepayment Event occurs on or after the nineteen (19) month anniversary of the Fifth Amendment Effective Date but before the thirty-four (34) month anniversary of the Fifth Amendment Effective Date, 5.0% of the principal amount subject to such Applicable Prepayment Event; or

(iii)           if such Applicable Prepayment Event occurs on or after the thirty-four (34) month anniversary of the Fifth Amendment Effective Date but before the Maturity Date, 0.0% percent of the principal amount subject to such Applicable Prepayment Event.

Notwithstanding the foregoing, in the event all of the Loans and Commitments (along with the related rights and interests) of the Pathlight Lenders hereunder are assigned (at par plus accrued interest through the date of assignment) to Persons which are permitted under (and otherwise in accordance with the terms of) Section 8.02 pursuant to an Assignment and Acceptance as provided for in Section 8.02 and to a new Lender or Lenders reasonably satisfactory to Agent on or prior to the Pathlight Reference Date, then no Prepayment Premium shall due and payable to the Pathlight Lenders in respect of such Loans and Commitments in connection with such assignment (it being understood that any such Prepayment Premium shall be payable in respect of such Loans and Commitments to any assignee of any Pathlight Lender as and when such Prepayment Premium, if any, is due hereunder).

Each such Prepayment Premium shall be deemed fully earned, and shall be immediately due and payable, upon the date that the Applicable Prepayment Event occurs (regardless of whether or not all or any portion of the principal amount subject to such Applicable Prepayment Event has actually then been paid or otherwise), and shall not be refundable in whole or in part and shall not be subject to reduction or set-off. Borrower acknowledges and agrees that (x) the provisions of this Section 2.02(f) shall remain in full force and effect notwithstanding any rescission by Agent or Required Lenders of an acceleration with respect to all or any portion of the Obligations pursuant to Section 7.02 or otherwise, and (y) the payment of any Prepayment Premium under this Section 2.02(f) constitutes liquidated damages and not a penalty. THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF ANY PREPAYMENT PREMIUM IN CONNECTION WITH ANY ACCELERATION OF ANY OR ALL THE OBLIGATIONS. The Borrower expressly agrees that (A) any Prepayment Premium payable in accordance with this Section 2.02(f) shall be presumed to be equal to the liquidated damages sustained by the Agent and the Lenders as a result of the occurrence of each Applicable Prepayment Event, (B) the amount of any Prepayment Premium payable under this Section 2.02(f) is reasonable under the circumstances currently existing and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (C) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (D) there has been a course of conduct among the Agent, Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium, (E) the Borrower shall be estopped hereafter from claiming differently than agreed to in this Section 2.02(f), (F) the Borrower’s agreement to pay the Prepayment Premium is a material inducement to the Agent and the Lenders to make the Loans and provide the Commitments, (G) the Agent and the Lenders may include the Prepayment Premium payable under this Section 2.02(f) in any applicable bankruptcy or insolvency claim filed with respect to the Borrower, and (H) the Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Agent and Lenders and it would be impractical and extremely difficult to ascertain the actual amount of damages to the Agent and the Lenders or profits lost by the Agent and the Lenders as a result of the Applicable Prepayment Event.

(g)            Fifth Amendment Fee. Simultaneously with the execution of the Fifth Amendment, in consideration of Agent’s and the Lenders’ agreements in the Fifth Amendment, Borrower shall pay to Agent, for the ratable benefit of the Lenders, a non-refundable amendment fee in the amount equal to the product of (i) 5.00%, multiplied by (ii) the aggregate outstanding principal balance of the Loans on the Fifth Amendment Effective Date (the “Fifth Amendment Fee”), which Fifth Amendment Fee (x) shall be deemed to have been fully earned as of the Fifth Amendment Effective Date, (y) shall be included in the amount of the Obligations as of the Fifth Amendment Effective Date and (z) shall be payable to Agent in cash on the earlier of (A) the consummation of a Milestone Transaction or (B) the occurrence of an Event of Default.

Section 2.03            Use of Proceeds. The Borrower shall utilize the proceeds of (a) the Initial Term Loan solely to (i) repay and retire, in full, on the Closing Date, the Prior Debt, (ii) fund general corporate purposes of the Loan Parties and their Subsidiaries (other than any Excluded Subsidiaries) and (iii) pay fees and expenses associated with the closing of the transactions contemplated by this Agreement on the Closing Date, (b) subject to the cap, if applicable, in the following clause (d), each Revolving Loan solely to fund (i) the purchase price of a Permitted Portfolio Acquisition comprised solely of Revolving Loan Financed Eligible Portfolios and which Permitted Portfolio Acquisition is consummated on the date such Revolving Loan is made and (ii) pay fees and expenses associated with the closing of such Revolving Loan, (c) subject to the cap, if applicable, in the following clause (d), each Delayed Draw Term Loan solely to fund (i) the purchase price of a Permitted Portfolio Acquisition comprised solely of Delayed Draw Term Loan Financed Eligible Portfolios and which Permitted Portfolio Acquisition is consummated on the date such Delayed Draw Term Loan is made and (ii) pay fees and expenses associated with the closing of such Delayed Draw Term Loan and (d) each Incremental Term Loan Advance solely to fund (i) the purchase price of a Permitted Portfolio Acquisition comprised solely of Term Loan Financed Eligible Portfolios and which Permitted Portfolio Acquisition is consummated on the date such Incremental Term Loan Advance is made and (ii) pay fees and expenses associated with the closing of such Incremental Term Loan Advance; provided, that in the event any proceeds of the Delayed Draw Term Loans, Revolving Loans and any Incremental Term Loan Advance are used to purchase Delayed Draw Term Loan Financed Eligible Portfolios, Revolving Loan Financed Eligible Portfolios and/or Term Loan Financed Eligible Portfolios, respectively, from a seller that is not an Approved Issuer, then at any date of determination, the aggregate amount of the purchase prices in respect of all such Delayed Draw Term Loan Financed Eligible Portfolios, all such Revolving Loan Financed Eligible Portfolios and all such Term Loan Financed Eligible Portfolios that has been paid to the issuers that are not Approved Issuers on such date of determination shall not exceed (x) $2,000,000 in the aggregate in the Fiscal Year of such date of determination and (y) $5,000,000 in the aggregate during the term of this Agreement.

Section 2.04            Further Obligations / Maximum Lawful Rate. With respect to all Obligations for which the interest rate is not otherwise specified herein (whether such Obligations arise hereunder or under other Loan Documents, or otherwise), such Obligations shall bear interest at the highest rate(s) in effect from time to time with respect to the Loans and shall be payable upon demand by the Agent. In no event shall the interest or other amounts charged with respect to any Loan or any other Obligation exceed the maximum amount permitted under Applicable Law. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable or other amounts hereunder or under any other Loan Document (the “Stated Rate”) would exceed the highest rate of interest or other amount permitted under any Applicable Law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest and other amounts payable shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by Applicable Law, continue to pay interest and such other amounts at the Maximum Lawful Rate until such time as the total interest and other such amounts received is equal to the total interest and other such amounts which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable or such other amounts payable. Thereafter, the interest rate and such other amounts payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest or other such amounts received by the Agent or any Lender exceed the amount which it could lawfully have received had the interest and other such amounts been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, the Agent or any Lender has received interest or other such amounts hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other Obligations (other than interest) payable hereunder or under the other Loan Documents, and if no such principal or other Obligations are then outstanding, such excess or part thereof remaining shall be paid to the Borrower. In computing interest payable with reference to the Maximum Lawful Rate applicable to the Agent or any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.05      Application of Payments. All amounts paid to or received by the Agent in respect of the Obligations (including, without limitation, all Collections), from whatever source (whether from any Loan Party pursuant to this Agreement, the Loan Party Guaranty, or any other Loan Document, any realization upon any Collateral, or otherwise) shall, unless otherwise directed by the Borrower with respect to any particular payment (provided if a Default or an Event of Default is then in existence, the Agent may disregard the Borrower’s direction), be applied by the Agent to the Obligations as follows:

(A)            FIRST, (i) to the payment of all fees, premiums (other than the Prepayment Premium), costs, expenses and indemnities then owing to Agent under this Agreement or any other Loan Document and (ii) thereafter to (a) the Back-Up Servicer, to pay the Back-Up Servicer Fee in accordance with the Back-Up Servicer Agreement, if any, and (b) the Validation Agent, to pay fees owing to the Validation Agent in accordance with the Validation Agent Agreement, in each case, to the extent accrued and unpaid through the last day of the immediately preceding calendar month until such amounts are paid in full in cash;

(B)            SECOND, to the payment of all accrued and unpaid interest then owing to Agent in respect of any Agent Advances, until paid in full;

(C)            THIRD, to the payment of all principal then owing to Agent in respect of any Agent Advances, until paid in full;

(D)            FOURTH, to the payment of all fees, premiums (other than the Prepayment Premium), costs, expenses and indemnities then due and owing to Lenders in respect of the Loans, pro rata based on each Lender’s Pro Rata Share thereof, until paid in full;

(E)            FIFTH, to the payment of all accrued and unpaid interest then due and owing to Lenders in respect of the Loans, pro rata based on each Lender’s Pro Rata Share thereof, until paid in full;

(F)            SIXTH, pro rata to the payment of all principal of the Loans then due and owing, pro rata based on each Lender’s Pro Rata Share thereof, until paid in full;

(G)            SEVENTH, to the payment of the Prepayment Premium then due and owing, pro rata based on each Lender’s Pro Rata Share thereof, until paid in full; and

(H)            EIGHTH, pro rata to the payment of all other Obligations then owing, until paid in full.

Section 2.06      Obligations Unconditional/Withholding Taxes; Changes in Law.

(a)            Obligations Unconditional/Withholding Taxes. The payment and performance of all Obligations shall constitute the absolute and unconditional obligations of the Borrower, and shall be independent of any defense or rights of set-off, recoupment or counterclaim which the Borrower or any other Person might otherwise have against the Agent, any Lender or any other Person. All payments required (other than by the Agent to any Lender, or by the Agent or any Lender to any Loan Party) by this Agreement and/or the other Loan Documents shall be made in Dollars (unless payment in a different currency is expressly provided otherwise in the applicable Loan Document) and paid free of any deductions or withholdings for any taxes or other amounts and without abatement, diminution or set-off. If any Loan Party is required by Applicable Law to make such a deduction or withholding from a payment hereunder or under any other Loan Document other than a withholding for an Excluded Tax, such Loan Party shall pay to the Agent such additional amount as is necessary to ensure that, after the making of such deduction or withholding, the Agent and the Lenders receive (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made. Each Loan Party shall (i) pay the full amount of such deduction or withholding, which it is required to make by Applicable Law, to the relevant authority within the payment period set by Applicable Law, and (ii) promptly after any such payment, deliver to the Agent an original (or certified copy) of an official receipt issued by the relevant authority in respect of the amount withheld or deducted or, if the relevant authority does not issue such official receipts, such other evidence of payment of the amount withheld or deducted as is reasonably acceptable to the Agent. Furthermore, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse Agent and the Lenders for the payment of, any Other Taxes.

(b)            Changes in Law. If, at any time and from time to time after the Closing Date (or at any time before or after the Closing Date with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall, regardless of the date enacted, adopted or issued, or (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case for purposes of this clause (y) pursuant to Basel III), (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or application thereof, or (iii) compliance by the Agent or any Lender with any request or directive (whether or not having the force of law) from any Governmental Authority (A) subjects the Agent or any Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to the Agent or any Lender of any amount payable thereunder (except for an Excluded Tax), (B) imposes, modifies or deems applicable any reserve (including any reserve imposed by the FRB), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Agent or any Lender or imposes on the Agent or any Lender any other condition affecting its Loans that bear interest at a rate determined by reference to Adjusted Term SOFR, Term SOFR or its obligation to make its Loans that bear interest at a rate determined by reference to Adjusted Term SOFR or Term SOFR the result of which is to increase the cost to (or to impose a cost on) the Agent or any Lender of making or maintaining any Loan that bears interest at a rate determined by reference to Adjusted Term SOFR or Term SOFR, or (C) imposes on the Agent or any Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein, and the result of any of the foregoing is to increase the cost to the Agent or any Lender of making or continuing any Loan or to reduce any amount receivable hereunder or under any other Loan Documents, then, in any such case, the Borrower shall promptly pay to the Agent or such Lender, as applicable, when notified to do so by the Agent or such Lender, any additional amounts necessary to compensate the Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount as determined by the Agent or such Lender. Each such notice of additional amounts payable pursuant to this Section 2.06(b) submitted by the Agent or any Lender to the Borrower must also be sent to the Agent and shall, absent manifest error, be final, conclusive and binding for all purposes. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.06(b) shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.06(b) for any such increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the event giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the event giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.07      Taxes.

(a)            Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) for U.S. federal income tax purposes shall execute and deliver to Borrower and Agent, on or prior to the Closing Date (in the case of each Foreign Lender that is a party hereto on the Closing Date) or on or prior to the date of any assignment pursuant to which it becomes a Lender (in the case of each other Foreign Lender) one or more (as Borrower or Agent may reasonably request) IRS Forms W-8ECI, W-8BEN, W-8BEN-E, or W-8IMY (as applicable) or other applicable form, certificate or document prescribed by the Code, the regulations issued thereunder or the United States Internal Revenue Service certifying as to such Foreign Lender’s entitlement to exemption from withholding or deduction of all United States federal withholding taxes, and, in the case of such Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office. Borrower shall not be required to pay additional amounts for United States federal withholding taxes to any Foreign Lender or indemnify such Foreign Lender for United States federal withholding taxes pursuant to Sections 2.06 and 2.07 to the extent that the obligation to pay such additional amounts or pay such taxes would not have arisen but for the failure of such Foreign Lender to comply with this paragraph.

(b)            Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to each of the Borrower and Agent a duly signed, properly completed IRS Form W-9 (or successor form) on or prior to the Closing Date (or on or prior to the date it otherwise becomes a party hereto), certifying that such Lender is entitled to an exemption from, or is otherwise not subject to, United States backup withholding tax. Borrower shall not be required to pay additional amounts for United States federal withholding taxes to any Lender or indemnify such Lender for United States federal withholding taxes pursuant to Sections 2.06 and 2.07 to the extent that the obligation to pay such additional amounts or pay such taxes would not have arisen but for the failure of such Lender to comply with this paragraph.

(c)            Each Lender required to deliver any forms, certificates, or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.07 hereby agrees, from time to time, after the initial delivery by such Lender of such forms, certificates, or other evidence (and whenever a lapse in time or change in circumstance renders such forms, certificates, or other evidence obsolete or inaccurate in any material respect) to promptly deliver to Agent and Borrower one or more original copies of, as applicable, IRS Forms W-8BEN, W-8BEN-E, W-8ECI, W-8IMY, or W-9, a certificate to the effect that such Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and such other documentation required by the Code, the regulations issued thereunder, or the United States Internal Revenue Service or otherwise by Applicable Law, all as reasonably requested by Borrower in writing to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income taxation with respect to payments made to such Lender under the Loan Documents. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent, at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine, if necessary, the amount to deduct and withhold from such payment. For the avoidance of doubt, for the purposes of this Section 2.07(c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(d)            Borrower shall indemnify the Agent and each Lender for the full amount of taxes (other than Excluded Taxes) arising in connection with this Agreement or any other Loan Document (including any such taxes imposed or asserted on or attributable to amounts payable under Sections 2.06 and 2.07) paid by Agent or each such Lender and any reasonable out-of-pocket third party expenses arising therefrom or with respect thereto, (including without limitation attorneys’ fees) whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(e)            This Section 2.07 and Section 2.06 shall remain operative and in full force and effect regardless of the expiration or any termination of this Agreement or any repayment of the Obligations.

Section 2.08      Reversal of Payments. To the extent that any payment or payments made to or received by the Agent or any Lender pursuant to this Agreement or any other Loan Document are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to any trustee, receiver or other Person under any state, federal or other bankruptcy or other such Applicable Law or otherwise, then, to the extent thereof, such amounts (and all Liens, rights and remedies therefore) shall be revived as Obligations (and as all such Liens, rights and remedies therefore) and continue in full force and effect under this Agreement and under the other Loan Documents as if such payment or payments had not been received by the Agent or such Lender (and all such Liens, rights and remedies therefore had not been released by the Agent or such Lender). Furthermore, if Agent determines at any time that any amount received thereby under this Agreement or under any other Loan Document must be returned to Borrower or paid to any other Person pursuant to any state, federal or other bankruptcy or other such Applicable Law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind. This Section 2.08 shall remain operative and in full force and effect regardless of the expiration or any termination of this Agreement or any repayment of the Obligations.

Section 2.09      Set-Off Rights. The Parent, Holdings and the Borrower each agrees that the Agent, each Lender and each of their respective Affiliates have all rights of set-off and bankers’ lien provided by Applicable Law, and in addition thereto, the Parent, Holdings and the Borrower each agrees that at any time an Event of Default has occurred and is continuing, the Agent and each Lender may (with or without notice to any Person) apply to the payment of any Obligations, whether or not then due, any and all balances, credits, deposits, accounts or moneys or other properties of any Loan Party then or thereafter with the Agent, any Lender or any of their respective Affiliates. Notwithstanding the foregoing, no Lender shall exercise, or permit any of its Affiliates to exercise, any rights described in the preceding sentence without the prior written consent of the Agent.

Section 2.10      Making of Payments; Settlement of Payments.

(a)            All payments made by the Borrower or any other Loan Party under any Loan Document to the Agent or any Lender shall be paid directly by the Borrower or such Loan Party to Agent (as opposed to any individual Lender) without setoff, recoupment or counterclaim and in immediately available funds by wire transfer to Agent’s account specified in writing from time to time by Agent to Borrower not later than 12:00 noon New York time on the date due, and funds received after that hour, may in the Agent’s discretion be deemed to have been received by Agent on the following Business Day.

(b)            Subject to clause (c) below, the Agent shall promptly remit to each Lender its share of all principal payments received with respect to the Loans in collected funds by the Agent from the Borrower for the account of such Lender. Upon activity of the Loan, the Agent will notify each Lender of the amount of such Lender’s applicable Pro Rata Share of interest on the Loans. It is agreed and understood that, in the case of a Defaulting Lender, the Agent shall be entitled to set off the funding shortfall of such Defaulting Lender against such Defaulting Lender’s respective share of any payments received by or on behalf of any Loan Party.

(c)            Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, unless Agent shall have received notice from Borrower prior to the date on which any payment is due to Agent for the account of the Lenders hereunder that Borrower will not make such payment, Agent may assume that Borrower has made such payment on such date in accordance herewith and may (but shall not be required to) in reliance upon such assumption, distribute to the applicable Lenders, as the case may be, the amount due. With respect to any payment that Agent makes to any Lender or other Secured Person as to which Agent determines (in its sole and absolute discretion) that any of the following applies (such payment referred to as the “Rescindable Amount”): (i) Borrower has not in fact made the corresponding payment to Agent; (ii) Agent has made a payment in excess of the amount(s) received by it from Borrower either individually or in the aggregate (whether or not then owed); or (iii) Agent has for any reason otherwise erroneously made such payment; then each of the Secured Persons severally agrees to repay to Agent forthwith on demand the Rescindable Amount so distributed to such Secured Person, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation .

Section 2.11      Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of set-off or otherwise) on account of principal of or interest on a Loan (but excluding (i) any payment pursuant to Section 2.06 or Section 2.07 and (ii) participations and assignments pursuant to Sections 8.01 and 8.02) in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on (or with respect to any other applicable amount with respect to) any of the Loans then held by them, then such Lender shall purchase from the other Lenders such participations in the applicable Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

Section 2.12      Recordkeeping. Agent, on behalf of each Lender, shall record in its records the date and amount of each Loan made by each Lender and each repayment thereof. The aggregate unpaid principal amount so recorded shall govern absent manifest error. The failure to record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

Section 2.13      Certain Provisions Regarding SOFR Loans.

2.13.1            Inability to Determine Rates. Subject to Section 2.13.3, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a)            the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or

(b)            the Agent or Required Lenders (so long the Required Lenders have provided notice of such determination to the Agent) determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to the applicable Lenders of making and maintaining such Loan, the Agent will promptly so notify the Borrower and each Lender.

(c)            Upon notice thereof by the Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Agent (with respect to clause (b), at the instruction of the Required Lenders if the original determination was made by the Required Lenders as opposed to the Agent) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with additional amounts, if any, required pursuant to Section 2.13. Subject to Section 2.13.3, if the Agent determines (which determination shall be conclusive and binding absent manifest error) that "Adjusted Term SOFR" cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Agent without reference to clause (iii) of the definition of "Base Rate" until the Agent revokes such determination.

2.13.2            Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Agent) (an "Illegality Notice"), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Agent without reference to clause (iii) of the definition of "Base Rate", in each case until each affected Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Agent without reference to clause (iii) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, in each case until the Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with additional amounts, if any, required pursuant to Section 2.13.

2.13.3            Benchmark Replacement Setting.

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.13.3(a) will occur prior to the applicable Benchmark Transition Start Date.

(b)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)            Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.13.3(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13.3, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.3.

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

2.13.4            Benchmark Unavailability Period. Upon the Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

2.13.5            Event of Default. At the election of Agent or the Required Lenders, after the occurrence and during the continuance of an Event of Default, the Loans shall automatically bear interest at a per annum rate determined by reference to the Base Rate (instead of Adjusted Term SOFR or Term SOFR) plus the Applicable Margin (plus any Default Rate Interest, if applicable), until such time, if any, that Agent or the Required Lenders, as applicable, rescind such election or no Event of Default is any longer in existence.

2.13.6            Maintenance of Loans. Notwithstanding any provision of this Agreement to the contrary, the Agent and the Lenders shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it may determine at its sole discretion.

III.            REPRESENTATIONS AND WARRANTIES

The Parent, Holdings, the Borrower and each of the other Loan Parties each hereby jointly and severally make the following representations and warranties to the Agent and the Lenders, all of which representations and warranties shall survive the Closing Date and the making of the Loans, and are as follows:

Section 3.01      Financial Matters.

(a)            The Borrower has heretofore furnished to the Agent and the Lenders (i) the audited financial statements (including balance sheets, statements of income and statements of cash flows) of the Loan Parties as of December 31, 2019 and December 31, 2020 (in draft form), in each case, for the twelve (12) month period then ended, and (ii) the unaudited financial statements of the Loan Parties as of April 30, 2021 for the twelve (12) month period then ended (collectively, the “Financial Statements”).

(b)            The Financial Statements, as well as all other financial statements from time to time delivered by or on behalf of any Loan Party to the Agent or any Lender (including without limitation the financial statements referred to in Sections 5.1(a), (b) and (c)) (i) have been prepared in accordance with GAAP on a consistent basis for all periods (subject, in the case of unaudited statements, to the absence of footnote disclosures and normal non-material year-end audit adjustments), (ii) are complete and correct in all material respects, (iii) fairly present in all material respects the financial condition of each Loan Party as of said dates, and the results of each of their operations for the periods stated, (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of the financial condition of each Loan Party and the results of each of their respective operations as of the dates of and for the periods covered thereby, and (v) make full and adequate provision, subject to and in accordance with GAAP, for the various assets and liabilities (including, without limitation, deferred revenues) of the Loan Parties, fixed or contingent, and the results of each of their operations and transactions in its accounts, as of the dates and for the periods referred to therein.

(c)            As of the Closing Date, except as set forth in Schedule 3.01 of the Disclosure Schedules, no Loan Party has any liabilities, obligations or commitments of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise (collectively “Liabilities and Contingencies”), including, without limitation, Liabilities and Contingencies under employment agreements and with respect to any “earn-outs”, stock appreciation rights, or related compensation obligations, except: (i) Liabilities and Contingencies disclosed in the Financial Statements or footnotes thereto, (ii) Liabilities and Contingencies incurred in the Ordinary Course of Business since the date of the most recent Financial Statements, or (iii) those Liabilities and Contingencies which are not required to be disclosed under GAAP. The reserves, if any, reflected on the balance sheet of the Borrower included in the most recent Financial Statements are appropriate and reasonable. As of the Closing Date, no Loan Party has had nor presently does have any Indebtedness for money borrowed, outstanding obligations for the purchase price of property, contingent obligations or liabilities for taxes, or any unusual forward or long-term commitments, except as specifically set forth or provided for in the Financial Statements or in Schedule 3.01 of the Disclosure Schedules.

(d)            Since the date of the most recent Financial Statements, there has been no material adverse change in the working capital, condition (financial or otherwise), assets, liabilities, prospects, reserves, business, management or operations of any Loan Party, including, without limitation, the following:

(i)            there has been no material change in any assumptions underlying, or in any methods of calculating, any bad debt, contingency or other reserve relating to any Loan Party;

(ii)            there have been (A) no material write-downs in the value of any inventory of, and there have been no write-offs as uncollectible of any notes, Accounts or other receivables of any Loan Party other than write-offs of Accounts or other receivables reserved in full as of the date of the most recent Financial Statements, and (B) no reserves established for the uncollectibility of any notes, Accounts or other receivables of any Loan Party except to the extent that the same have been disclosed to the Agent and the Lenders in writing;

(iii)            no debts have been cancelled, no claims or rights of substantial value have been waived and no properties or assets (real, personal or mixed, tangible or intangible) have been sold, transferred, or otherwise disposed of by any Loan Party except in the Ordinary Course of Business;

(iv)            there has been no change in any method of accounting or accounting practice utilized by any Loan Party;

(v)            no material casualty, loss or damage has been suffered by any Loan Party, regardless of whether such casualty, loss or damage is or was covered by insurance;

(vi)            no Loan Party has received written notice of any changes in the policies or practices of any customer, supplier or referral source which, individually or in the aggregate, could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect;

(vii)            there has been no incurrence of (A) any liability or obligation outside of the Ordinary Course of Business, or (B) any Indebtedness other than Permitted Indebtedness;

(viii)            except as set forth in Schedule 3.01 of the Disclosure Schedules, there has been no declaration, setting aside or payment of any dividend or distribution or any other payment of any kind by any Loan Party to or in respect of any stock or other equity interests of any Loan Party; and

(ix)            no action described in this Section 3.01(d) has been agreed to be taken by any Loan Party.

(e)            Each Loan Party has in place adequate systems of internal controls sufficient to enable each Loan Party and its management to obtain timely and accurate information regarding all material aspects of its Business Operations and all material transactions relating to the Loan Parties, and no material deficiency exists with respect to such systems of internal controls.

Section 3.02      Organization; Corporate Existence; Capitalization.

(a)            Each of the Loan Parties (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing (or the jurisdictional equivalent thereof) under the laws of the jurisdiction of its organization, all as indicated on Schedule 3.02 of the Disclosure Schedules (as such Schedule may be updated from time to time in accordance with the terms and conditions of Section 5.10 or Section 6.12, as applicable), (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and as proposed hereafter to be conducted, (iii) is qualified to do business as a foreign entity in each jurisdiction in which the failure of such Loan Party to be so qualified could reasonably be expected to have in the aggregate a Material Adverse Effect or could reasonably be expected to otherwise effect in a materially adverse manner the business operations of such Loan Party, and (iv) has all requisite right, power and authority to execute and deliver, and perform all of its obligations under, the Loan Documents to which it is a party and to consummate all of the transactions contemplated by the Loan Documents. True and complete copies of the Organic Documents of Borrower and each other Loan Party and other Obligor, together, in each case, with all amendments and modifications thereto, have been furnished to the Agent.

(b)            The outstanding stock and other equity interests of each of the Loan Parties and all other Subsidiaries, and as of the Closing Date, the Parent, Holdings and FHC and each of their respective direct and indirect Subsidiaries, and the number and amount of all outstanding options, warrants, convertible securities, subscriptions and other rights to acquire stock or other equity interests of any Loan Party, and as of the Closing Date, the Parent, Holdings and FHC and each of their respective direct and indirect Subsidiaries, are as set forth in Schedule 3.02 of the Disclosure Schedules (as such Schedule may be updated from time to time in accordance with the terms and conditions of Section 5.10).

(c)            On the Closing Date, Parent, Holdings the Borrower, each other member of the Operating Group and the FRIC Group have no Subsidiaries other than as set forth in Schedule 3.02 of the Disclosure Schedules and Techwoods has no Subsidiaries other than the Borrower. Schedule 3.02 further lists and designates the Persons (i) comprising the Permitted Holders, Parent, Holdings, the Operating Group and the FRIC Group, (ii) constituting Excluded Subsidiaries and, (iii) to the extent not duplicative, that constitute all of the direct and indirect Subsidiaries of the foregoing.

Section 3.03      Authorization.

(a)            The execution, delivery and performance by the Borrower and each other Loan Party of their respective obligations under the Loan Documents (including the Fifth Amendment) to which they are a party, and the consummation of each of the transactions contemplated hereby (and under and in connection with the Fifth Amendment), have been duly authorized by all requisite corporate and other action and will not, either prior to or as a result of the consummation of the transactions contemplated by the Loan Documents: (i) violate any provision of Applicable Law, any order of any court or other agency of government, any provision of the Organic Documents of any such Person, or any Contract to which any such Person is a party, or by which any such Person or any assets or properties of any such Person are bound, or (ii) be in conflict with, result in a breach of, or constitute (after the giving of notice or lapse of time or both) a default under, or, except for any Lien in favor of Agent, for the benefit of Agent and the other Secured Persons, as may be provided in the Loan Documents, result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of any such Person pursuant to, any such Applicable Law, order, Organic Document, Contract, any SPAC Merger Agreement or related SPAC Transaction document (including with respect to any exercise of rights or remedies by Agent or Lenders under any Loan Documents) or otherwise.

(b)            No Loan Party is required to obtain any Government Approval, consent or authorization from, or to file any declaration or statement with, any governmental instrumentality or agency in connection with or as a condition to the execution, delivery or performance of any of the Loan Documents or any of the transactions contemplated hereby, except as have been obtained and are in full force and effect.

(c)            This Agreement has been duly executed and delivered by the Borrower, Parent, Holdings and each of the other Loan Parties, and each of the other Loan Documents has been duly executed and delivered by each of the Loan Parties party thereto.

(d)            Each of the Loan Documents constitutes the valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with each of their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles relating to enforceability.

Section 3.04      Litigation. Except as disclosed on Schedule 3.04 of the Disclosure Schedules, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending or, to the knowledge of the Parent, Holdings or the Borrower, threatened against or affecting any Loan Party or any of their respective assets, related to the Collection and Underwriting Policy, this Agreement, any other Loan Document or any transaction contemplated hereby or any other matter which, if adversely determined, could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect or result in liabilities to the Loan Parties in excess of $150,000. Neither the Parent, Holdings nor the Borrower has any knowledge of any state of facts, events, conditions or circumstances which could reasonably be expected to properly constitute grounds for or the basis of any suit, action, arbitration, proceeding or investigation (including, without limitation, any unfair labor practice charges, interference with union organizing activities, or other labor or employment claims) against or with respect to any Loan Party which, if adversely determined, could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect or result in liabilities in excess of $150,000. Each Regulatory Notice Event, in each case, to the extent any senior officer of a Loan Party has knowledge of the same, has been disclosed to the Agent in accordance with Section 5.03 and, other than the matters provided to the Agent in connection with any such disclosure or any previous disclosure hereunder, (x) there is no other pending Regulatory Notice Event and (y) to the knowledge of any senior officer of any Loan Party, there is no other Regulatory Notice Event or any Regulatory Trigger Event that has been threatened against any Loan Party or any of their Subsidiaries. No Regulatory Trigger Event has occurred or is continuing.

Section 3.05      Material Contracts. No Loan Party is (a) a party to, or is otherwise bound by, any Material Contract except as disclosed on Schedule 3.05 of the Disclosure Schedules (as such Schedule may be updated from time to time in accordance with Section 5.03) or (b) in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract to which it is a party or by which any of its assets or properties is bound, and no Material Contract that was in existence at any time on or after the Closing Date has been terminated prior to the regularly scheduled termination date thereof. The Back-Up Servicer Agreement, upon its execution, is in full force and effect. Each purchase agreement in respect of any Permitted Portfolio Acquisition, Eligible Portfolio or any other Receivable (or a waiver or consent thereunder or received in connection therewith) expressly permits, and does not prevent, restrict, condition or prohibit, any Loan Party from granting a first priority perfected Lien to the Agent for the benefit of the Secured Persons in any Collateral (and the proceeds and related rights in respect thereof) required by this Agreement and the other Loan Documents. The Loan Parties have complied with, and are in compliance with, all provisions in any purchase agreement in respect of any Permitted Portfolio Acquisition or any other Receivable or Eligible Portfolio that relate to the pledging of any assets purchased in accordance therewith as Collateral under the Loan Documents.

Section 3.06      Properties. Each Loan Party has good and marketable title to all of its properties and assets, and is in lawful possession of, or has valid leasehold interests in, or valid licenses to use, free and clear of all mortgages, security interests, restrictions, encumbrances and other Liens of any kind, except for (i) Permitted Liens and (ii) other restrictions on the nature of use thereof imposed by Applicable Law which do not materially interfere with the use and enjoyment of any such properties and assets in the normal course of the Business Operations as presently conducted, or materially impair the value of such properties and assets for the purpose of such business.

Section 3.07      Real Property. Schedule 3.07 of the Disclosure Schedules sets forth a correct and complete list of all Real Properties owned, leased or occupied by any Loan Party on the Closing Date, including a statement as to whether such property is owned, leased or occupied by any Loan Party. Each of the Loan Parties has a valid interest in each Real Property currently leased or occupied by the Loan Parties. No Loan Party nor, to the Parent’s, Holdings’ or the Borrower’s knowledge, any other party thereto, is in breach or violation of any requirements of any such lease; and such Real Properties are in good condition (reasonable wear and tear excepted) and are adequate for the current and proposed businesses of the Loan Parties, except in each case as could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect. The use of the Real Properties by the Loan Parties in the normal conduct of the Business Operations does not violate, in any material respect, any applicable building, zoning or other Applicable Law, ordinance or regulation affecting such Real Properties, and no covenants, easements, rights-of-way or other such conditions of record materially impair any Loan Party’s use of the Real Properties in the normal conduct of the Business Operations.

Section 3.08      Machinery and Equipment. The machinery and equipment owned and/or used by the Loan Parties is in reasonably good and usable condition and in a state of reasonably good maintenance and repair (reasonable wear and tear excepted), and adequate for its use in the Business Operations, in all material respects.

Section 3.09      Solvency. After giving effect to the borrowings of the Loans made by the Borrower under this Agreement and the consummation of the transactions contemplated hereby: (a) the Loan Parties, taken as a whole and on a consolidated basis, are not insolvent or do not have unreasonably small capital for their business, (b) the fair saleable value of all of the assets and properties of each of the Loan Parties, taken as a whole and on a consolidated basis, exceeds the aggregate liabilities and Indebtedness of each such Loan Party (including contingent liabilities), (c) no Loan Party is contemplating either the filing of a petition under any state, federal or other bankruptcy or insolvency law, or the liquidation of all or any substantial portion of its assets or property, (d) no Loan Party has any knowledge of any Person contemplating the filing of any such petition against any Loan Party thereof, and (e) each Loan Party reasonably anticipates that it will be able to pay its debts as they mature.

Section 3.10      No Investment Company. No Loan Party is an “investment company” or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 3.11      Margin Securities. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System (herein called “margin security” and “margin stock”). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any margin security or margin stock or for any other purpose which might constitute the transactions contemplated hereby a “purpose credit” within the meaning of said Regulations T, U or X, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Exchange Act, or any rules or regulations promulgated under such statutes.

Section 3.12      Taxes.

(a)            All federal and state tax returns and tax reports, and all material local, foreign and other tax returns and tax reports, in each case required to be filed by any Loan Party have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed. All federal and state, and all material local, foreign and other income, franchise, sales, use, property, excise, ad valorem, value-added, payroll and other taxes (including interest, penalties and additions to tax and including estimated tax installments where required to be filed and paid), in each case due from or with respect to the Loan Parties have been fully paid, and appropriate accruals have been made on the Loan Parties’ books for taxes not yet due and payable. All taxes and other material assessments and levies which any Loan Party is required by Applicable Law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper Governmental Authorities to the extent due and payable, except to the extent not resulting in liability in excess of $500,000. Except as set forth in Schedule 3.12 of the Disclosure Schedules, there are no outstanding or pending claims, deficiencies or assessments for taxes, interest or penalties with respect to any taxable period of any Loan Party, and no outstanding tax Liens (other than Permitted Liens).

(b)            Except as disclosed in Schedule 3.12 of the Disclosure Schedules (as such Schedule may be updated from time to time by delivery of a written update thereto from Borrower to Agent to reflect any new audit occurring after the Closing Date, promptly after Borrower obtains any knowledge or has received notice of such audit), neither the Parent, Holdings nor the Borrower has any knowledge and has not received notice of any pending audit with respect to any federal, state, local or other tax returns of any Loan Party, and no waivers of statutes of limitations have been given or requested with respect to any tax years or tax filings of any Loan Party.

(c)            No Loan Party engages in any transaction or holds any investment that would give rise to non-deductible expenses, non-creditable taxes, or income inclusions under sections 162(c), (e), (f), (g), or (j), 280E, 901(j), 908, or 952(a) of the Code or similar laws.

Section 3.13      ERISA; Foreign Plans. Except as set forth in Schedule 3.13 of the Disclosure Schedules, no Loan Party or any ERISA Affiliate of any Loan Party maintains or has any obligation to make any contributions to any pension, profit sharing or other similar plan providing for deferred compensation to any employee. With respect to any such plan(s) as may now exist or may hereafter be established by any Loan Party or any ERISA Affiliate of any Loan Party, or for which any Loan Party or any ERISA Affiliate have a duty to contribute and which constitutes an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, except as set forth on Schedule 3.13 of the Disclosure Schedules: (a) the Loan Parties have, or the subject ERISA Affiliate has, paid and shall cause to be paid when due all amounts necessary to fund such plan(s) in accordance with its terms and Applicable Law, including without limitation Section 412 of the Code, (b) except for normal premiums payable by the Loan Parties to the Pension Benefit Guaranty Corporation (“PBGC”), no Loan Party nor the subject ERISA Affiliate has taken and shall not take any action which could result in any liability to the PBGC, or any of its successors or assigns, (c) the present value of all accrued benefits thereunder shall not at any time exceed the value of the assets of such plan(s) allocable to such accrued benefits, (d) there have not been and there shall not be any transactions that reasonably could be expected to result in the imposition of any tax or penalty under Section 4975 of the Code or under Section 502 of ERISA on any Loan Party, (e) there has not been and there shall not be any termination or partial termination thereof (other than a partial termination resulting solely from a reduction in the number of employees of a Loan Party or an ERISA Affiliate of any Loan Party, which reduction is not anticipated by any Loan Party), and there has not been and there shall not be any “reportable event” (as such term is defined in Section 4043(b) of ERISA) on or after the effective date of Section 4043(b) of ERISA with respect to any such plan(s) subject to Title IV of ERISA, (f) no “accumulated funding deficiency” (within the meaning of ERISA) has been or shall be incurred, (g) such plan(s) have been and shall be determined to be “qualified” within the meaning of Section 401(a) of the Code, and have been and shall be duly administered in compliance with ERISA and the Code, and (h) no Loan Party is aware of any fact, event, condition or cause which might adversely affect the qualified status thereof. As respects any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) to which any Loan Party or any ERISA Affiliate thereof has heretofore been, is now, or may hereafter be required to make contributions, any Loan Party or such ERISA Affiliate has made and shall make all required contributions thereto, and there has not been and shall not be any “complete withdrawal” or “partial withdrawal” (as such terms are respectively defined in Sections 4203 and 4205 of ERISA) therefrom on the part of any Loan Party or such ERISA Affiliate. With respect to each scheme or arrangement mandated by a government other than the United States of America providing for post-employment benefits (each, a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States laws providing for post-employment benefits (each, a “Foreign Plan”): (i) all employer and employee contributions required by Applicable Law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the liability of any Loan Party or any Subsidiary of a Loan Party with respect to a Foreign Plan or Foreign Government Scheme or Arrangement is reflected in accordance with normal accounting practices on the financial statements of such Loan Party or such Subsidiary, as the case may be; and (iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and complies and has been operated in compliance with all Applicable Laws.

Section 3.14      Intellectual Property. The Loan Parties own or have the valid right to use all material patents, trademarks, copyrights, software, computer programs, equipment designs, network designs, equipment configurations, technology and other intellectual property used, marketed and sold in the Business Operations, and the Loan Parties are in compliance in all material respects with all licenses, user agreements and other such agreements regarding the use of all material intellectual property used in the Business Operations; and neither the Parent, Holdings nor the Borrower has any knowledge that, and has not received any notice claiming that, any of such intellectual property infringes upon or violates the rights of any other Person.

Section 3.15      Compliance with Laws. The Loan Parties are in compliance, in all material respects, with all occupational safety, health, wage and hour, employment discrimination, environmental flammability, labeling and other Applicable Law. No Loan Party is aware of any state or facts, events, conditions or occurrences which may now or hereafter constitute or result in a violation, in any material respect, of any Applicable Law, or which could reasonably be expected to give rise to the assertion of any such violation. No Loan Party has received written notice of default or violation, nor is any Loan Party in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, relating to any aspect of any Loan Party's business, affairs, properties or assets. No Loan Party has received written notice of or been charged with, or is, to the Parent's, Holdings’ or the Borrower's knowledge, under investigation with respect to, any violation in any material respect of any provision of any Applicable Law. The Receivables are being serviced, administered and collected by the applicable Loan Parties or their respective agents and representatives in material compliance with the Applicable Law and the Collection and Underwriting Policy in a manner not materially adverse to the interests or remedies of the Agent and Lenders. All Receivables Portfolios and Eligible Portfolios are in conformity with, and have been purchased or acquired in accordance with, the Collection and Underwriting Policy (including the Loan Parties’ underwriting policies and guidelines included in such Collection and Underwriting Policy) and Applicable Law in all material respects.

Section 3.16      Licenses and Permits. Each Loan Party has all federal, state, local and other licenses and permits required to be maintained in connection with and material to the Business Operations, and all such licenses and permits are valid and in full force and effect. Each Loan Party has complied with the requirements of such licenses and permits in all material respects, and has received no written notice of any pending or threatened proceedings for the suspension, termination, revocation or limitation thereof. No Loan Party is aware of any facts or conditions that could reasonably be expected to cause or permit any of such licenses or permits to be voided, revoked or withdrawn in any material respect.

Section 3.17      Insurance. Schedule 3.17 of the Disclosure Schedules lists all insurance coverages maintained by each Loan Party on the Closing Date, including the names of insurers, policy limits and deductibles. No Loan Party has received written notice of cancellation or intent not to renew any of such policies, and there has not occurred, and no Loan Party is aware of any occurrence or the existence of any condition (other than general industry-wide conditions) such as could reasonably be expected to cause any of such insurers to cancel any of such insurance coverages, or could be reasonably likely to materially increase the premiums charged to any Loan Party for coverages for such policies consistent with the scope and amounts of coverages as in effect on the Closing Date.

Section 3.18      Environmental Laws.

(a)            Each Loan Party has complied in all material respects with all Environmental Laws relating to its business and properties, and to the knowledge of the Parent, Holdings and the Borrower there exist no Hazardous Substances, nor underground storage tanks at, on, under or about, any of the Real Properties.

(b)            No Loan Party has received notice of any pending or threatened litigation or administrative proceeding which in any instance (i) asserts or alleges any violation in any material respect of any Environmental Laws on the part of any Loan Party, (ii) asserts or alleges that any Loan Party is required to clean up, remove or otherwise take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any Hazardous Substances or materials, or (iii) asserts or alleges that any Loan Party is required to pay all or any portion of the costs of any past, present or future cleanup, removal or remedial or other response action or compensation for damage to persons or property which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any Hazardous Substances or materials by any Loan Party. To the Parent’s, Holdings’ and the Borrower’s knowledge, no Loan Party is subject, in any material respect, to any judgment, decree, order or citation related to or arising out of any Environmental Laws. To the Parent’s, Holdings’ and the Borrower’s knowledge, no Loan Party has been named or listed as a potentially responsible party by any governmental body or agency in any matter arising under any Environmental Laws. No Loan Party is a participant in, nor does the Parent, Holdings or the Borrower have knowledge of, any governmental investigation involving any of the Real Properties.

(c)            No Loan Party nor, to the Parent’s, Holdings’ and the Borrower’s knowledge, any other Person has caused or permitted any Hazardous Substances or other materials to be stored, deposited, treated, recycled or disposed of on, under or at any of the Real Properties which materials, if known to be present, could reasonably be expected to require or authorize cleanup, removal or other remedial action by any Loan Party under any applicable Environmental Laws.

Section 3.19      Sensitive Payments; OFAC; FCPA.

No Loan Party has (a) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the Applicable Laws of the United States or the jurisdiction in which made or any other applicable jurisdiction, (b) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books, (c) made any payments to any Person with the intention that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment, or (d) engaged in any “trading with the enemy” or other transactions violating any rules or regulations of the Office of Foreign Assets Control or any similar Applicable Laws, rules or regulations. Without limiting the foregoing:

(a)            Each Loan Party is in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations (“Sanctions”) as administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. State Department. No Loan Party (i) is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) is a person who is otherwise the target of U.S. economic sanctions laws such that a U.S. person cannot deal or otherwise engage in business transactions with such person, (iii) is a Person organized or resident in a country or territory subject to comprehensive Sanctions (a “Sanctioned Country”) or (iv) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited by U.S. law.

(b)            Each Loan Party is in compliance with all laws related to terrorism or money laundering including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti money laundering laws, rules or regulations. No action, suit or proceeding by or before any court or Governmental Authority with respect to compliance with such anti money laundering laws, rules or regulations is pending or threatened in writing to the knowledge of each Loan Party.

(c)            Each Loan Party is in compliance in all material respects with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and other applicable foreign anti-corruption laws (collectively, “Anti-Corruption Laws”). No Loan Party, nor to the knowledge of the Loan Parties, any director, officer, agent, employee, or other person acting on behalf of any Loan Party, has taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws. The Loan Parties have instituted and will continue to maintain policies and procedures designed to promote compliance with applicable Anti-Corruption Laws.

Section 3.20      No Material Adverse Change. Since December 31, 2020, there has been no material adverse change in the business, operations, prospects, properties or condition (financial or otherwise) of any Loan Party.

Section 3.21      No Default. No Default or Event of Default has occurred and is continuing.

Section 3.22      Brokers. Except as set forth on Schedule 3.22 of the Disclosure Schedules (as such Schedule may be updated from time to time by delivery of a written update thereto from Borrower to Agent to reflect any broker, finder or other intermediary engaged by a Loan Party after the Closing Date, promptly after such Person has been so engaged), and except for fees payable to the Agent and the Lenders pursuant to the Loan Documents, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Loan Documents, and no Loan Party, has or will have any obligation to any Person in respect of any finder’s or brokerage fees in connection herewith or therewith.

Section 3.23      [Reserved].

Section 3.24      Full Disclosure. No representation or warranty of any Loan Party contained in any Loan Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of any Loan Party or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in any material respect in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Loan Parties to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Loan Parties (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 3.25      Subordinated Debt/Techwoods Debt. The subordination provisions of each of the Techwoods Subordination Agreements and the Intercompany Subordination Agreement are enforceable by Agent against the holders of the Indebtedness subject thereto and, with respect to all other Subordinated Debt, the subordination provisions applicable thereto are enforceable against the holders of such Subordinated Debt by Agent. All Obligations constitute senior indebtedness entitled to the benefits of the subordination provisions contained in each of the Techwoods Subordination Agreements and the Intercompany Subordination Agreement and, with respect to all other Subordinated Debt, the subordination provisions applicable thereto. Borrower acknowledges that Agent and each Lender are entering into this Agreement and are extending the Commitments and making the Loans in reliance upon the subordination provisions referred to in this Section 3.25.

Section 3.26      Employee Matters. No Loan Party is engaged in any unfair labor practice. There is (a) no material unfair labor practice complaint pending against any Loan Party, or to the knowledge of Parent, Holdings or Borrower, threatened against any Loan Party before the National Labor Relations Board (or any similar body) and no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Loan Party or to the knowledge of Parent, Holdings or Borrower, threatened against any Loan Party, (b) no strike or material work stoppage in existence or, or to the knowledge of Parent, Holdings or Borrower, threatened involving any Loan Party, and (c) to the knowledge of Parent, Holdings and Borrower, no union representation question existing with respect to the employees of any Loan Party and, to the knowledge of Parent, Holdings and Borrower, no union organization activity that is taking place. No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any other similar Applicable Law that remains unpaid or unsatisfied.

Section 3.27      Validation Agent Agreement. The Validation Agent Agreement is in full force and effect, subject in all respects to Applicable Law.

Section 3.28      Collection and Underwriting Policy. Except as may have been consented to in writing by the Required Lenders, there have been no changes in the Collection and Underwriting Policy from that attached hereto as Exhibit H (as may be subsequently amended after the Closing date in accordance with this Agreement) that are adverse to the interests of the Agent and Lenders in any material respect. The Loan Parties, and, to their knowledge, their agents and representatives, have at all times complied with the Collection and Underwriting Policy with regard to each Receivable, Receivables Portfolio, and the purchase or acquisition of any Receivables Portfolio or Eligible Receivables in all material respects.

Section 3.29      Representations as to Receivables. Each Loan Party represents and warrants to its knowledge that each Receivable included in the calculation of the Borrowing Base, represented as an “Eligible Receivable” in any Borrowing Base Certificate or other report delivered to the Agent, Lenders or Validation Agent is an Eligible Receivable as defined herein.

IV.            CONDITIONS OF MAKING THE LOANS

Section 4.01      Initial Loans. The obligation of each Lender to make any Loans on the Closing Date is subject to the following conditions precedent, all of which must be satisfied in a manner acceptable to the Agent (and as applicable, pursuant to documentation which is in form and substance acceptable to the Agent):

(a)            Representations and Warranties. The representations and warranties set forth in Article III hereof and in the other Loan Documents shall be true and correct on and as of the Closing Date (other than any representations and warranties that are expressly limited to an earlier date or period, in which such case such representations and warranties shall be true and correct as of such earlier date or period) both before and after giving effect to the transactions contemplated hereby (including without limitation the funding of all Loans to be made on the Closing Date).

(b)            Loan Documents. Agent shall have received each of the following:

(i)            this Agreement duly executed by Agent, each Lender, Parent, Holdings and Borrower;

(ii)            the Notes, to the extent requested by a Lender, duly executed by Borrower in favor of each such Lender (if any);

(iii)            the Collateral Agreement and any and all other Security Documents required by the Agent at the Closing Date (including, without limitation, (x) Control Agreements in respect of each Loan Party’s bank and security accounts (other than Exempt Accounts)), and (y) any landlord and/or warehousemen’s waivers or consents, leasehold mortgages, and fee mortgages required by the Agent), in each case duly executed by all applicable parties;

(iv)            the Agent Payments Letter duly executed by Agent and Borrower;

(v)            the Loan Party Guaranty duly executed by each of the Loan Parties party thereto and the Validity Guaranty Agreement duly executed by David G. Rosenberg;

(vi)            the Validation Agent Agreement duly executed by each of the Loan Parties party thereto and Validation Agent;

(vii)            The Agent shall have received a Validation Agent Report in respect of all Closing Date Term Loan Financed Eligible Portfolios and the Term Loan Borrowing Base dated no later than 60 days before the Closing Date;

(viii)            a certificate or certificates of insurance, with loss payable and additional insured endorsements, evidencing the insurance required by Section 5.01(b);

(ix)            [reserved];

(x)            a written Notice of Borrowing and request and letter of direction with respect to the borrowing of all Loans to be made on the Closing Date executed by the Borrower (which must be received by Agent no later than 12:00 noon New York time one (1) Business Day prior to the Closing Date);

(xi)            a duly executed certificate of the Secretary or an Assistant Secretary of Borrower, each Loan Party and each other Obligor, certifying (i) the vote of the boards of directors (or other comparable body) of such Person authorizing and directing the execution and delivery of the Loan Documents to which such Person is a party and all further agreements, instruments, certificates and other documents pursuant hereto and thereto to which such Person is a party; (ii) the names of the officers of each such Person who are authorized to execute and deliver the Loan Documents to which such Person is a party and all other agreements, instruments, certificates and other documents to be delivered pursuant hereto and thereto to which such Person is a party, together with the true signatures of such officers (it being understood and agreed that the Agent may conclusively rely on such certificate until the Agent shall receive any further such certificate canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate) and (iii) copies of the Organic Documents (certified by the Secretary of State or other appropriate governmental official, as applicable, with respect to each certificate of incorporation or formation, dated reasonably prior to the Closing Date) of each such Person;

(xii)            a certificate of the Secretary of State or other appropriate governmental official of the jurisdiction of incorporation or formation, as applicable, of Borrower, each Loan Party and each other Obligor of each jurisdiction in which such Person is qualified to do business as a foreign corporation, dated reasonably prior to the Closing Date, stating that such Person is duly formed or qualified and in good standing in such jurisdiction, except in which the failure of such Person to be so qualified to do business as a foreign corporation could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect and could reasonably be expected to otherwise effect in a materially adverse manner the business operations of such Person; and

(xiii)            such other agreements, instruments, documents, proxies and certificates (including, without limitation, satisfactory lien, judgment and other searches) as the Agent may require, and including without limitation such other agreements instruments, documents and certificates listed on any closing checklist delivered to the Borrower by the Agent.

(c)            Due Diligence/Approval. The Agent shall have completed its business, accounting and legal due diligence pertaining to the Loan Parties, the other Obligors, and the transactions contemplated hereby with results thereof satisfactory to the Agent in its sole discretion, and the Loans and this Agreement shall have been approved by the Agent’s Investment Committee.

(d)            Payoff and Release Letters. The Borrower shall have received, and shall have delivered to the Agent, a payoff and release letter from each holder (or each agent thereof) of all Prior Debt, signed by each such holder (or agent, as applicable), (i) confirming the amount required to be paid to each such holder (or agent, as applicable) on the Closing Date in order to pay all such Prior Debt, (ii) affirming that, upon receipt of such amount on the Closing Date, all Liens on the property of the Loan Parties securing such Prior Debt shall be terminated and released, and all possessory collateral constituting property of the Loan Parties shall be forwarded to such Loan Party or the Agent, and (iii) providing for the filing, upon receipt of such amount on the Closing Date, of termination statements in respect of any and all Lien filings against Loan Parties securing such Prior Debt.

(e)            No Regulatory Events. No Regulatory Notice Event or Regulatory Trigger Event shall have occurred and be continuing and to the knowledge of any senior officer of a Loan Party, no legal action or proceeding shall be pending against another business of a type substantially similar to the Business Operations of the Loan Parties which, if then applicable to the Loan Parties or their Subsidiaries, would be a Regulatory Trigger Event.

(f)            Legal Opinion. The Agent shall have received the favorable written opinion of Taft Stettinius & Hollister LLP, counsel for each Loan Party and for David G. Rosenberg, Jay Zises and Selig Zises, and of Nevada counsel for the Loan Parties organized in the State of Nevada, dated the Closing Date, with respect to the Loan Documents and the transactions contemplated thereby.

(g)            Fees and Reimbursements. Borrower shall have paid (or shall pay simultaneously with the making of the Loans on the Closing Date) all fees, costs and expenses due and payable under this Agreement and the other Loan Documents on the Closing Date.

(h)            Further Matters. All legal matters, and the form and substance of all documents, incident to the transactions contemplated hereby shall be satisfactory to the Agent.

(i)             No Default. No Default or Event of Default shall have occurred and be continuing or would result from the making of the Loans or the consummation of the transactions contemplated hereby.

(j)      Cash Flow, Net Income, Liquidity and Tangible Net Worth. After giving pro forma effect to the making of the Loans on the Closing Date and the consummation of the transactions contemplated hereby, (A) the Cash Flow of the Loan Parties, on a consolidated basis, for the twelve month period ended April 30, 2021, shall be equal to or greater than $27,000,000, (B)  the Loan Parties, on a consolidated basis, as of the Closing Date, shall have Liquidity in an amount equal to or greater than $10,000,000 and (C) the Tangible Net Worth of the Loan Parties, on a consolidated basis, as of April 30, 2021 shall be equal to or greater than $(40,000,000).

(k)            No Overadvance. After giving effect to the making of the Loans on the Closing Date and the consummation of the transactions contemplated hereby, the Combined Loan Balance as of such date shall not exceed the Maximum Facility Limit as of such date.

(l)            Advance of Initial Term Loan. With respect to the advance of the Initial Term Loan on the Closing Date, the Agent shall have received a Notice of Borrowing, including a Borrowing Base Certificate (and calculating the pro forma Term Loan Borrowing Base and pro forma Borrowing Base no earlier than one (1) Business Day prior to the Closing Date, in each case, after giving effect to such requested advance), demonstrating that (i) the amount of such requested advance shall not exceed the Maximum Initial Term Loan Limit and (ii) after giving effect to such requested advance, the aggregate outstanding principal balance of the Initial Term Loan shall not exceed the Initial Term Loan Commitment as of such date.

(m)            KYC Information. To the extent requested prior to the Closing Date, the Agent shall have received, at least five (5) days prior to the Closing Date, the Agent shall have received all documentation and other information, including a duly executed IRS Form W-9 (or other applicable tax form) for each of the Loan Parties, required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, in each case, that has been requested by the Agent or any of the Lenders.

(n)            Collection and Underwriting Policy. There have been no changes to the Collection and Underwriting Policy that has been delivered to Agent and Lenders prior to the Closing Date and that is attached hereto as Exhibit H.

(o)            No Collateral Owned by DAP I or DAP IV. There shall be no Collateral that is owned or controlled by DAP I or DAP IV.

Each Lender (other than Comvest and its Affiliates and Related Funds), by delivering its signature page to this Agreement on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any such Lender on the Closing Date.

Section 4.02      Advances Made Subsequent to the Closing Date.

The obligation of each Lender to make its Pro Rata Share of each advance of Revolving Loans after the Closing Date, each advance of Delayed Draw Term Loans after the Closing Date, and to the extent that the applicable Lenders agree to make an Incremental Term Loan Advance in their respective sole discretion in accordance with the terms and conditions of Section 2.01(a)(iii) (each such Revolving Loan advance, Delayed Draw Term Loan advance and Incremental Term Loan Advance is hereinafter referred to as a “Subsequent Advance”) is subject to (x) the initial Loans being advanced in full on the Closing Date as contemplated in Section 4.01 and (y) the satisfaction of each of the following additional conditions precedent as of the date of each such advance:

(a)            No Default. No Default or Event of Default shall have occurred and be continuing or would result immediately from the making of such Subsequent Advance or the consummation of the transactions contemplated hereby with respect thereto (including without limitation the funding of such Subsequent Advance).

(b)            Representations and Warranties. The representations and warranties set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (without duplication of any existing materiality qualifiers or dollar thresholds) on and as of the date such Subsequent Advance is made (other than any representations and warranties that are expressly limited to an earlier date or period, in which such case such representations and warranties shall be true and correct in all material respects (without duplication of any existing materiality qualifiers or dollar thresholds) as of such earlier date or period) both before and after giving effect to the transactions contemplated hereby with respect thereto (including without limitation the funding of such Subsequent Advance.

(c)            Pro Forma Financial Covenant Compliance. After giving pro forma effect to the making of such Subsequent Advance and the consummation of the transactions contemplated hereby with respect thereto, the Borrower is in compliance on a pro forma basis with each of the covenants set forth in Section 6.18 recomputed for the most recently ended month for which information is available using the financial covenant levels for the then most recently completed testing date for each such covenant (or using the first testing date for a particular covenant if the first testing date for such covenant has not yet occurred).

(d)            Revolving Loan Advances. With respect to each requested Subsequent Advance of Revolving Loans, the Agent shall have received a Notice of Borrowing, including a Borrowing Base Certificate (including ERC Financial Data as of such date) (and calculating the pro forma Revolving Loan Borrowing Base and pro forma Borrowing Base no earlier than one (1) Business Day prior to the date of the Subsequent Advance, in each case, after giving effect to such requested advance), demonstrating that (i) the amount of such requested advance of Revolving Loans shall not exceed the Maximum Revolving Loan Limit applicable to such requested advance and (ii) after giving effect to such requested advance of Revolving Loans (x) the aggregate outstanding principal balance of the Revolving Loans shall not exceed the Aggregate Revolving Loan Commitment as of such date and (y) the Combined Loan Balance as of such date shall not exceed the Maximum Facility Limit as of such date.

(e)            Delayed Draw Term Loan Advances. With respect to each requested Subsequent Advance of Delayed Draw Term Loans, the Agent shall have received a Notice of Borrowing, including a Borrowing Base Certificate (including ERC Financial Data as of such date) (and calculating the pro forma Delayed Draw Term Loan Borrowing Base and pro forma Borrowing Base no earlier than one (1) Business Day prior to the date of the Subsequent Advance, in each case, after giving effect to such requested advance), demonstrating that (i) the amount of such requested advance of Delayed Draw Term Loans shall not exceed the Maximum Delayed Draw Term Loan Limit applicable to such requested advance and (ii) after giving effect to such requested advance of Delayed Draw Term Loans (x) the aggregate outstanding principal balance of the Delayed Draw Term Loans shall not exceed the Aggregate Delayed Draw Term Loan Commitment as of the Closing Date and (y) the Combined Loan Balance as of such date shall not exceed the Maximum Facility Limit as of such date.

(f)      Satisfaction of Permitted Portfolio Acquisition Conditions. With respect to each requested Subsequent Advance, each of the conditions and requirements set forth in the definition of “Permitted Portfolio Acquisition” shall have been satisfied in respect of each Delayed Draw Term Loan Financed Eligible Portfolio, Revolving Loan Financed Eligible Portfolio or Term Loan Financed Eligible Portfolio, as applicable, that is purchased or acquired by a member of the Operating Group with the proceeds of such Subsequent Advance. Each such Receivables Portfolio shall be an Eligible Portfolio.

(g)      Incremental Term Loan Advances. With respect to each requested Subsequent Advance of an Incremental Term Loan Advance, the Agent shall have received a Borrowing Base Certificate (including ERC Financial Data as of such date) (and calculating the pro forma Term Loan Borrowing Base and pro forma Borrowing Base no earlier than one (1) Business Day prior to the date of the Subsequent Advance, in each case, after giving effect to such requested advance), demonstrating that (i) the amount of such requested Incremental Term Loan Advance shall not exceed the Maximum Incremental Term Loan Advance Limit applicable to such requested advance, (ii) the amount of such requested Incremental Term Loan Advance (when added to the aggregate outstanding principal balance of all Term Loans as of such date) shall not exceed the Term Loan Borrowing Base and (iii) after giving effect to such requested Incremental Term Loan Advance, the Combined Loan Balance as of such date shall not exceed the Maximum Facility Limit as of such date.

(h)      Incremental Term Loan Advance Deliveries. With respect to each such Incremental Term Loan Advance, Borrower shall have complied with all terms and conditions set forth in Section 2.01(a)(iii) and shall have delivered to Agent (i) a fully executed copy of the Incremental Term Loan Amendment with respect to such Incremental Term Loan Advance and (ii) such other agreements, instruments, documents, proxies and certificates (including, without limitation, promissory notes and satisfactory lien and judgment searches and payoff letters and release letters, if any, respecting the Loan Parties) as Agent and/or Lenders providing such Incremental Term Loan Advance may require, and including without limitation such other agreements instruments, documents and certificates listed on any closing checklist delivered to Borrower by Agent, in each case which all must be acceptable to each of Agent and to Lenders providing such Incremental Term Loan Advance.

(i)            Delayed Draw Term Loan Funding Payment/Incremental Term Loan Funding Payment. With respect to each such Delayed Draw Term Loan advance and each such Incremental Term Loan Advance, the Borrower shall have paid to the Agent all of the fees and expenses then due (including, without limitation, those due under the Agent Payments Letter) in connection with the funding of such Delayed Draw Term Loan advance and each such Incremental Term Loan Advance.

(j)            Validation Agent Report. The Agent shall have received the most recent Validation Agent Report that is required to be delivered to Agent pursuant to the Validation Agent Agreement and Section 5.04(e).

(k)            Minimum Liquidity. Both immediately before and after the making of such Subsequent Advance (without giving effect to the proceeds of such Subsequent Advance), the Loan Parties shall have minimum Liquidity of not less than $3,750,000.

(l)            No Regulatory Events. No (x) Regulatory Trigger Event or (y) Specified Regulatory Trigger Event (it being understood and agreed that Agent shall be permitted to waive the requirement for Borrower to satisfy the condition in this subclause (y) in its sole discretion) shall have occurred and be continuing on such date and (i) any Regulatory Notice Event to the knowledge of any Loan Party that has occurred, has been threatened in writing against or affecting any Loan Party has been disclosed to the Agent prior to the date of such Subsequent Advance and (ii) to the knowledge of any senior officer of a Loan Party, no legal action or proceeding shall be pending against another business of a type substantially similar to the Business Operations of the Loan Parties which, if then applicable to the Loan Parties or their Subsidiaries, would be a Regulatory Trigger Event; provided, that notwithstanding anything set forth herein, and for the avoidance of doubt, the condition precedent to each Subsequent Advance set forth in this clause (l) shall in no way restrict, limit or have any effect whatsoever on the requirements set forth in this Agreement that each Receivable or Receivables Portfolio at all times comply with each and every requirement set forth in the definition of Eligible Receivable or Eligible Portfolio for such Receivable or Eligible Portfolio, respectively, to constitute an Eligible Receivable or Eligible Portfolio, respectively, hereunder.

(m)            No Changes to Collection and Underwriting Policy. Except for any changes expressly approved in writing by Agent and Required Lenders in accordance with this Agreement, there have been no changes in the Collection and Underwriting Policy that are adverse to the interests of the Agent and Lenders in any material respect.

(n)            No Third-Party Review. There shall be no pending or incomplete review by any Designated Third-Party Reviewer or any Third-Party Reviewer in respect of any Delayed Draw Term Loan Forecasted Net Collections, Revolving Loan Forecasted Net Collections and/or Term Loan Forecasted Net Collections.

(o)            Minimum Aggregate Cumulative Net Cash Collections Rate (Post-Closing-Date Vintage Pool). The aggregate Cumulative Net Cash Collections Rate (Post-Closing-Date Vintage Pool) for the Vintage Pools beginning with the Vintage Pool for the month following the month in which the Closing Date occurs and including all subsequent Vintage Pools thereafter, determined as of the last Business Day of the most recently ended calendar month, shall collectively and in the aggregate not be less than 90%.

Each and every request by the Borrower for a Loan shall constitute (i) a representation and warranty by the Borrower to the Agent and the Lenders that each of the conditions specified in Section 4.02 (and Section 4.01, as applicable) shall be satisfied as of the date that each such Loan is made, and (ii) a reaffirmation by each Loan Party of the granting and continuance of Agent’s Liens, on behalf of itself and the other Secured Persons, pursuant to the Security Documents. Notwithstanding the foregoing, the Agent (unless directed otherwise by the Required Lenders) may require that each of the Lenders make its Pro Rata Share of an advance of Revolving Loans even if the conditions with respect to such Revolving Loan advance specified in Section 4.02(a), 4.02(b) or 4.02(c) with respect thereto have not been satisfied.

V.            AFFIRMATIVE COVENANTS

Each Loan Party hereby covenants and agrees that, until all of the Obligations have been Paid in Full, each Loan Party shall, and each Loan Party shall cause any Subsidiary (other than any Excluded Subsidiary) to, directly or indirectly:

Section 5.01      Existence; Insurance; Maintenance of Properties; Material Contracts; Laws.

(a)            Existence. Except as otherwise permitted under Section 6.07, preserve, renew and keep in full force and effect its corporate or other legal existence, and all rights, licenses, permits and franchises material to its business.

(b)            Insurance. Maintain insurance in amounts, on such terms and against such risks (including fire and other hazards insured against by extended coverage, and public liability insurance covering claims for personal injury, death or property damage, business interruption insurance) as are both maintained as of the Closing Date and as are customary for companies of similar size in the same or similar businesses and operating in the same or similar locations, as well as all such other insurance as is required from time to time by the Agent, each of which policies shall be issued by a financially sound and reputable insurer reasonably acceptable to the Agent, and shall name the Agent, for the benefit of the Agent and the other Secured Persons, as lender’s loss payee and additional insured (as applicable) as its interest appears and, unless otherwise agreed to by Agent, provide for the Agent to receive written notice thereof at least thirty (30) days prior to any cancellation of the subject policy. The Borrower shall provide to the Agent certificates from the applicable insurers evidencing all such required insurance promptly upon request. Unless Borrower provides the Agent with a certificate of insurance or other evidence of the continuing insurance coverage required by this Agreement within three (3) days of the Agent’s written request, the Agent may purchase insurance at Borrower’s expense to protect the Agent’s and each other Secured Person’s interests. This insurance may, but need not, protect any Loan Party’s interests. The coverage that the Agent purchases may, but need not, pay any claim that is made against any Loan Party in connection with their assets. Borrower may later cancel any insurance purchased by the Agent, but only after providing the Agent with evidence that Borrower has obtained the insurance coverage required by this Agreement. If the Agent purchases such insurance, as set forth above, Borrower shall be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance and the costs of the insurance may be added to the principal amount of the Loans owing hereunder.

(c)            Material Contracts / Applicable Laws. Comply in all material respects (or in all respects with respect to any Applicable Laws referred to in Section 3.19) with all Material Contracts to which it is a party or by which its assets or properties are bound, all benefit plans which it maintains or is required to contribute to, and all Applicable Laws (including, without limitation, all Applicable Laws referred to in Sections 3.18 and 3.19), and all requirements of its insurers, whether now in effect or hereafter enacted, promulgated or issued. The Loan Parties shall, or shall require each of their respective third party agents and representatives from time to time to, service, administer and collect the Receivables in material compliance with Applicable Law and with the Collection and Underwriting Policy.

(d)            Maintenance of Properties. Maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Loan Parties and from time to time will make or cause to be made all reasonably appropriate repairs, renewals and replacements thereof.

Section 5.02      Taxes. File, pay and discharge, or cause to be paid and discharged, all federal, state and other material taxes, assessments and governmental charges or levies imposed upon any Loan Party or upon its income and profits or upon any of its property (real, personal or mixed) or upon any part thereof, before the same shall become in default or past-due, as well as all lawful claims for labor, materials, supplies and otherwise, which, if unpaid when due, could reasonably be expected to become a Lien or charge upon such property or any part thereof; provided, however, that no Loan Party shall be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as (a) the validity thereof shall be being diligently contested by the Loan Parties in good faith by appropriate proceedings which result in the stay of any enforcement thereof and the Loan Parties shall have set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested, and (b) payment with respect to any such tax, assessment, charge, levy or claim shall be made before any Person has the right to seize or sell any property of any Loan Party in satisfaction thereof.

Section 5.03      Notices of Certain Material Events. Give reasonably prompt (but in any case no later than five (5) Business Days after the occurrence of) written notice to the Agent and each Lender of (a) the occurrence of any Default or any Event of Default, (b) any proceedings instituted against any Loan Party in any federal, state or other court or before any commission or other regulatory body, whether federal, state or other, which, if adversely determined, could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect or could reasonably be expected to result in liabilities in excess of $250,000 in the aggregate, and of any material adverse determination in any such proceeding, (c) the occurrence of any casualty to any Collateral with an aggregate value in excess of $250,000 (whether or not covered by third party insurance, the value of which being determined immediately prior to giving effect to such casualty), (d) the occurrence of any event or events that resulted in, or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, (e) any actual or alleged breaches of any Material Contract or termination or threat to terminate any Material Contract or any amendment to or modification of any, or the entering into of any new, Material Contract, (f) any change in any Loan Party’s certified accountant or resignation, or decision not to stand for re-election, by any member of any Loan Party’s board of directors (or other comparable body), or any other change in the composition of any Loan Party’s board of directors (or other comparable body), (g) any amendment, restatement, supplement or other modification, or any default under, or any material notice is received or sent in connection with, any Techwoods Debt Document or any document evidencing or governing any Subordinated Debt, (h) any change in the composition of, or members comprising, the Board of Managers of Holdings and/or the Senior Management Committee or any addition, removal or resignation of any individual Person to or from of the Board of Managers of Holdings and/or the Senior Management Committee, (i) the Chief Executive Officer or Chief Operating Officer of any Loan Party ceasing to be employed in and to actively perform the duties of such position, and prompt notice of the identity of any successor to such Person, (j) any approval of any Loan Party by any Approved Issuer that enables such Loan Party to be able to purchase Receivables or Receivables Portfolios from such Approved Issuer that is the issuer of at least 2% of the Aggregate Forecasted net Collections of all Eligible Receivables has been revoked, terminated or suspended, (k) at least five (5) Business Days before the date on which any material amendment to the Collection and Underwriting Policy is to be made, a copy of the Collection and Underwriting Policy then in effect indicating such change or amendment; provided that no such amendment shall be made which does not comply with Section 6.10(c) hereof, and in each case with respect to each of the above noted clauses in this Section 5.03, the action that each Loan Party has taken, is taking, or proposes to take with respect thereto. The Borrower shall give Agent not less than five (5) Business Days’ (or such shorter period as agreed by Agent) prior written notice of the consummation of any Permitted Portfolio Acquisition, which notice shall include a reasonably detailed description of the proposed terms of such acquisition and identify the anticipated closing date thereof. As soon as possible and in any event within five (5) Business Days (or ten (10) Business Days in the case of any Regulatory Notice Event in which no Loan Party or Affiliate of a Loan Party is a party) after any Loan Party obtains knowledge of the occurrence of or threat of any Regulatory Notice Event, Borrower shall give Agent written notice of the occurrence of the same; such notice shall in include such other information as may be reasonably available to the Loan Parties to enable the Agent, the Lenders and their counsel to evaluate such matters.

Section 5.04      Periodic Reports. Furnish to the Agent and each Lender:

(a)            Within one hundred twenty (120) days after the end of each Fiscal Year (or (x) one hundred and eighty (180) days after the end of the Fiscal Year ending December 31, 2020, and on or before May 19, 2023 with respect to the Fiscal Year ending December 31, 2022), (i) a copy of the annual audit report of the Loan Parties for such Fiscal Year, including therein consolidated audited balance sheets, and consolidated audited statements of income, statements of stockholders’ equity, and statements of cash flows of the Loan Parties, together with footnotes and supporting schedules thereto, certified without qualification by Rosen Kuslansky, CPA P.C. or another nationally recognized independent certified public accounting firm selected by CCRF and reasonably satisfactory to the Agent, showing the financial condition of the Loan Parties at the close of such Fiscal Year and the results of operations of the Loan Parties during such Fiscal Year;

(b)            Within thirty (30) days after the end of each month, consolidated and consolidating unaudited balance sheets, statements of income and statements of cash flows of the Loan Parties, together with supporting schedules thereto, prepared by the Borrower and certified by the Chief Financial Officer (or such other principal financial or accounting officer with substantially similar responsibilities as designated in writing to the Agent) of Borrower, such balance sheets to be as of the close of such month and such statements of income and statements of cash flows to be for each of (x) the period from the beginning of such month to the end of such month and (y) the period from the beginning of the then-current Fiscal Year to the end of such month, in each case with respect to the foregoing clauses (x) and (y), together with comparative statements of income and cash flows for the corresponding periods in each of (A) the immediately preceding Fiscal Year and (B) the budget, projections and operating plan delivered pursuant to Section 5.04(d), in each case subject to the absence of footnotes and normal audit and year-end adjustment;

(c)            Concurrently with the delivery of each of the financial statements required by Sections 5.04(a) and 5.04(b), (i) a Compliance Certificate, signed by the Chief Financial Officer (or such other principal financial or accounting officer with substantially similar responsibilities as designated in writing to the Agent) of the Borrower), certifying that such person has examined the provisions of this Agreement and the other Loan Documents and that no Default or Event of Default has occurred and/or is continuing (such certificate, when delivered in connection with (A) the financial statements required by Section 5.04(a) and Section 5.04(b) with respect to a period ending on the last day of a Fiscal Quarter, shall also set forth (in reasonable detail) the calculations supporting such statements in respect of (x) Section 6.18 and (y) the determination of the Effective Advance Rate as of the last Business Day of such Fiscal Quarter and (B) the financial statements required by Section 5.04(b) with respect to a period ending on the last day of a calendar month, shall also set forth (in reasonable detail) the calculations supporting such statements in respect of Section 7.01(s) and Section 7.01(t) as of the last Business Day of such calendar month), and that such financial statements fairly present in all material respects the financial condition and results of operations of each Loan Party as of the dates and periods covered by such financial statements and have been prepared in accordance with GAAP applied on a consistent basis, subject to, in the case of the financial statements delivered pursuant to Section 5.04(b), changes resulting from audit and normal year-end adjustments and the absence of footnote disclosures, and (ii) with respect to each such financial statements being delivered with respect to a period ending on the last day of a Fiscal Quarter, a management discussion and analysis, in form and detail reasonably acceptable to Agent, describing the performance of the Loan Parties for such periods;

(d)            In addition to the requirement set forth above in Section 5.04(c), (i) no later than five (5) Business Days after the last day of each calendar month, a Borrowing Base Certificate (including ERC Financial Data and any reforecast of collections as of such date), signed by the Chief Financial Officer of the Borrower) determining the Borrowing Base and including ERC Financial Data and any reforecast of collections, in each case, as of the last day of such calendar month (and, concurrently with the delivery of such Borrowing Base Certificate and ERC Financial Data to Agent, Borrower shall deliver the same to the Validation Agent), (ii) no later than five (5) Business Days after the fifteenth (15) day of each calendar month, a Borrowing Base Certificate (including ERC Financial Data as of such date), signed by the Chief Financial Officer of the Borrower) determining the Borrowing Base and including ERC Financial Data, in each case, as of the fifteenth (15th) day (or if such day is not a Business Day, the next succeeding Business Day) of such calendar month; provided, that any Borrowing Base Certificate delivered pursuant to this clause (ii) shall be determined using the applicable forecasted collections components used to deliver the Borrowing Base Certificate for the last day of the immediately preceding calendar month, (x) as reduced by the difference of (1) actual Collections minus (2) any costs and expenses in connection with the collection thereof including, without limitation, court costs, filing fees, contingency fees paid to third parties and other direct collection expenses) received (provided, that in the event the foregoing difference is determined to be less than zero dollars ($0.00) (i.e., a negative number), then the amount to be used for the purposes of this clause (x) shall be zero dollars ($0.00)) and (y) as increased by any Eligible Portfolio purchases made, in each case, during the period following the last day of such immediately preceding calendar month through and including the fifteenth (15th) day of the following month (or if such day is not a Business Day, the next succeeding Business Day) and (iii) concurrently with any Validation Agent Report required to be delivered under Section 5.04(e), a Borrowing Base Certificate (signed by the Chief Financial Officer of the Borrower) determining the Borrowing Base as of as of the date of such Validation Agent Report (or if such day is not a Business Day, the next succeeding Business Day);

(e)            Concurrently with the delivery of each of the financial statements required by Section 5.04(b) with respect to a period ending on the last day of a Fiscal Quarter, a Validation Agent Report (and Borrower shall use commercially reasonably efforts to cause the Validation Agent to deliver such report);

(f)            As soon as approved by the Borrower’s board of directors (or other comparable body) (but in any event not later than thirty (30) days prior to beginning of each Fiscal Year), a budget, projections and operating plan (on a month-by-month basis) for such Fiscal Year, in such detail as may reasonably be required by the Agent, and promptly following the preparation thereof, updates to any of the foregoing from time to time prepared;

(g)            As and when distributed to each Loan Party’s direct and indirect equityholders, copies of all proxy materials, reports and other information which each Loan Party provides to its equityholders; and as and when distributed to any other holders of any Indebtedness (other than the Obligations) of any Loan Party that has an outstanding aggregate balance in an amount in excess of $250,000, copies of all reports, statements and other information provided to such holders;

(h)            Reasonably promptly, such other information regarding any Loan Party’s operations, assets, business, affairs and financial condition, as the Agent or any Lender may request from time to time;

(i)            On Wednesday of each week, but initially commencing with Friday, May 19, 2023 (or on the immediately succeeding Business Day if any such Wednesday is not a Business Day), the Borrower shall deliver to Agent a rolling thirteen (13) week cash flow forecast, in form, detail and substance satisfactory to the Required Lenders, setting forth all forecasted receipts and disbursements on a weekly basis for Borrower and its Subsidiaries (commencing with the week in which such cash flow forecast is delivered to Agent) (it being agreed that such forecast shall include line items with respect to cash receipts, payroll, trade payables, rent, insurance, taxes, debt payments, gross capital expenditures, available cash, aggregate amount of outstanding Revolving Loans and letters of credit, and the anticipated weekly use of the proceeds of any Revolving Loans), which shall be certified in writing by a the Chief Financial Officer (or such other principal financial or accounting officer with substantially similar responsibilities as designated in writing to the Agent) and shall be accompanied by (i) commencing with the second such required forecast hereunder, a comparison of the actual results for the most recently ended week to the forecasted results for such week set forth in the immediately preceding thirteen (13) week cash flow forecast delivered hereunder and (ii) footnotes or other similar notations describing any material differences in the actual versus forecasted results as well as material differences in forecasts for the same periods (and Borrower shall provide Agent and Lenders access to the management teams of the Loan Parties to discuss material variances) and (iii) a report setting forth the cash balances in all bank accounts that are subject to a Control Agreement for each Business Day of the preceding week (and promptly upon receipt of a request therefor, Borrower shall deliver to Agent such additional supporting documentation, as may be reasonably requested by Agent, including but not limited to, bank statements); and

(j)            Promptly following the receipt by any Loan Party thereof, copies of all material marketing materials, legal documentation, indications and letters of interest, engagement letters, term sheets, commitment letters and other, similar material documentation received or produced by them (or otherwise reasonably requested by Agent or any Lender) in connection with any potential or consummated Milestone Transaction; provided that the Loan Parties shall promptly deliver copies of such other information and documentation related to the forgoing to the extent requested by Agent or any Lender.

Notwithstanding anything to the contrary contained herein, Agent shall promptly provide the Lenders with copies of all reports, notices, financial statements, modifications to Loan Documents, and other information received by Agent from time to time under or in connection with the Loan Documents.

Section 5.05      Books and Records; Inspection; Back-Up Servicer.

(a)           Maintain centralized books and records regarding all of the Business Operations at the Borrower’s principal place of business, and permit the Agent (along with representatives of, advisors of, and other professionals retained by or on behalf of, the Agent) to inspect, at any time during normal business hours (or at any time during the existence of an Event of Default), upon at least five (5) Business Day’s advance notice (provided that no such notice shall be required during the existence of an Event of Default), all of each Loan Party’s various books, records, operations and properties, to make copies, abstracts and/or reproductions of such books and records, and to discuss the business, financials and affairs of the Loan Parties with the management, employees, customers, suppliers, accountants, representatives and advisors of the Loan Parties, and with other professionals retained by or on behalf of the Loan Parties. In addition to the foregoing, Agent shall have the right, at Borrower’s expense, to conduct one legal review during each calendar year (with no limits on the number of such reviews following the occurrence and during the continuance of an Event of Default) regarding the compliance of any Loan Party with Applicable Law and/or the Collection and Underwriting Policy, and Loan Parties shall, and shall require third party agents or representatives performing servicing, collection or administration activities to, cooperate with Agent and its internal and/or outside legal counsel in such review.

(b)           Each Loan Party will, and will permit each of its Subsidiaries to, permit the Agent or its representatives (and, if so requested, accompanied by any other Lender) to engage a third party to conduct field exams of the Collateral of the Loan Parties all at the expense of the Borrower; provided (i) that the Borrower shall not be required to pay for more than four (4) such field exams in any period of twelve (12) consecutive months unless an Event of Default has occurred and is continuing (in which case any limit of the number of field exams the Agent may conduct shall not apply and any such field exams conducted when an Event of Default has occurred and is continuing shall be at the sole cost and expense of the Borrower) and (ii) so long as no Default or Event of Default has occurred and is continuing, such field examinations shall occur only upon reasonable notice to the Borrower and at reasonable times during normal business hours and only in a manner which does not materially interfere with the operations of the Loan Parties. For the avoidance of doubt, the rights of Agent described in this clause (b) are in addition to, and separate from, the provisions of this Agreement providing for the engagement of the Validation Agent.

(c)           Upon the occurrence of an Event of Default, Agent shall have the right to cause the Loan Parties to immediately transfer and substitute the oversight, management and supervision of all servicing, collection and administration duties of the Borrower (and any other Loan Party) in respect of the Collateral to the Back-Up Servicer, and, upon receipt of such direction by Agent, all servicing, collection and administration functions of the Business Operations in respect of the Collateral shall, at such time and at all times thereafter, be immediately and exclusively overseen, supervised, managed and performed at the direction of the Back-Up Servicer and in compliance with this Agreement, the Back-Up Servicer Agreement and the other Loan Documents. If the Agent so requests in writing when an Event of Default has occurred and is continuing, each of the Loan Parties shall take all necessary steps to ensure that the Back-Up Servicer is vested with all corporate or limited liability company authority to have the sole and exclusive authority and capacity to undertake and perform the duties and roles described herein and in the Back-Up Servicer Agreement on behalf the Loan Parties and no Loan Party shall take any actions to terminate, prohibit, alter, amend, modify, revoke or negate any such authority. The Loan Parties covenant and agree to cooperate and provide any and all information and data reasonably requested by Agent or Back-Up Servicer in accordance with the Back-Up Servicer Agreement to be provided promptly to the Back-Up Servicer in the manner and form reasonably requested by Agent or the Back-Up Servicer. If requested by Agent or Back-Up Servicer, Borrower shall, no later than two (2) Business Days after receiving such request, deliver a Borrowing Base Certificate to the Back-Up Servicer to be determined as of such date as the Back-Up Servicer and/or Agent may request. Borrower agrees not to interfere with Back-Up Servicer’s performance of its duties under any Back-Up Servicer Agreement or this Section 5.05(c) following the occurrence of an Event of Default. Borrower shall not, without the prior written consent of Agent transfer, assign or delegate any of its duties or functions under the Back-Up Servicer Agreement, as applicable, to any Person, or otherwise engage any such Person to perform any such duties or functions for or on behalf of Borrower. The Borrower shall not, without the prior written consent of Agent in its sole discretion, amend, modify or terminate, the Back-Up Servicer Agreement in any manner.

Section 5.06      Accounting; Accuracy of Information.

(a)            Maintain a standard system of accounting in order to permit the preparation of financial statements in accordance with GAAP consistently applied.

(b)            Cause at all times each of the representations and warranties set forth in Section 3.24 to be true and correct as if each such representation and warranty was remade each day.

Section 5.07      Environmental Response. In the event of any material discharge, spill, injection, escape, emission, disposal, leak or other Release of Hazardous Substances in amounts in violation of applicable Environmental Laws by any Loan Party on any Real Property owned or leased by any Loan Party, which is not authorized by a permit or other approval issued by the appropriate governmental agencies and which requires notification to or the filing of any report with any federal, state or other governmental agency, promptly: (a) notify the Agent and each Lender; and (b) comply with the notice requirements of the Environmental Protection Agency and applicable governmental agencies, and take all steps necessary to promptly clean up such discharge, spill, injection, escape, emission, disposal, leak or other Release in accordance with all applicable Environmental Laws and the Federal National Contingency Plan, and, if required, receive a certification from all applicable state agencies or the Environmental Protection Agency, that such Real Property has been cleaned up to the satisfaction of such agency(ies).

Section 5.08      Collateral. (a)  The Loan Parties shall ensure that each purchase agreement in respect of any Permitted Portfolio Acquisition, Eligible Portfolio or any other Receivable (or waiver or consent thereunder or received in connection therewith) expressly permits, and does not prevent, restrict, condition or prohibit, any Loan Party from granting a first priority perfected Lien to the Agent for the benefit of the Secured Persons in any Collateral (and the proceeds and related rights in respect thereof) required by this Agreement and the other Loan Documents.

(b)            (i) The Loan Parties shall comply with all provisions in any purchase agreement in respect of any Permitted Portfolio Acquisition or any other Receivable or Eligible Portfolio that relate to the pledging of any assets purchased in accordance therewith as Collateral under the Loan Documents, and (ii) when applicable, shall procure and obtain all necessary consents, waivers or other approvals from the seller party to such purchase agreement to permit the pledge of such purchased assets as Collateral in accordance with, and as required by, this Agreement and the other Loan Documents.

(c)            The Loan Parties shall use commercially reasonable efforts to obtain a provision in any purchase agreement in respect of any Permitted Portfolio Acquisition, Eligible Portfolio or any other Receivable that allows Agent, on behalf of the Secured Persons, to be able to enforce the applicable Loan Parties’ rights under such Purchase Agreement following an Event of Default, including a collateral assignment of the applicable Loan Parties’ rights under such purchase agreement to Agent in form and substance reasonably acceptable to Agent (it being understood and agreed that the Loan Parties’ shall not be required to request such provisions from Citibank in connection with any purchase agreements with Citibank entered into after the Closing Date).

Section 5.09      Use of Proceeds. Cause all proceeds of the Loans to be utilized solely in the manner and for the purposes set forth in Section 2.03.

Section 5.10      Future Subsidiaries. At any time and from time to time when any Loan Party proposes to form or acquire (including by virtue of any statutory division of Parent, Holdings or any Subsidiary of Parent or Holdings) any Subsidiary subsequent to the Closing Date, the Borrower shall give written notice thereof to the Agent reasonably in advance of (and in no event less than thirty (30) days prior to) the formation or acquisition of such Subsidiary. Prior to, or concurrently with, the formation or acquisition of such Subsidiary, the Borrower shall provide the Agent with true and complete copies of the Organic Documents of such Subsidiary and a written notice (along with a written update of Schedule 3.02 of the Disclosure Schedules to reflect the same) stating, with respect to such Subsidiary, (a) its proper legal name, (b) its jurisdiction of incorporation or formation, (c) the jurisdictions (if any) in which it is qualified or is required to be qualified to do business as a foreign entity, (d) the number of shares of stock or equity interests outstanding, and (e) the record owners of such outstanding stock or other equity interests. The Loan Parties shall cause such new Subsidiary (other than any Subsidiary permitted to be an Excluded Subsidiary in accordance with this Agreement) to, concurrently with the formation or acquisition of such new Subsidiary, and subject to the provisions of Section 5.11 with respect to Foreign Subsidiaries, execute and deliver (i) a joinder to the Loan Party Guaranty as a guarantor thereunder (and/or such other guaranty of all of the Obligations required by the Agent) in form and substance reasonably satisfactory to the Agent, (ii) a joinder to the Collateral Agreement (and/or such other Security Documents required by the Agent) as a grantor thereunder (along with a completed perfection certificate) in form and substance reasonably satisfactory to the Agent, (iii) a joinder to the Intercompany Subordination Agreement as a Subordinated Creditor in form and substance reasonably satisfactory to the Agent, and (iv) other Security Documents and Loan Documents as required by Agent, all of which must be in form and substance reasonably satisfactory to the Agent and to the extent required by the Agent must be accompanied by legal opinions and other documents in form and substance reasonably satisfactory to the Agent. Notwithstanding the foregoing, this Section 5.10 shall not limit any of the other provisions of this Agreement or of any other Loan Document that restrict the Loan Parties from forming or otherwise acquiring any Subsidiary. Notwithstanding anything in the foregoing to the contrary, Parent shall actively cause, using commercially reasonable efforts, and shall cause all members of the Operating Group that are not direct or indirect Subsidiaries of Holdings as of the Closing Date to actively, using commercially reasonable efforts, to become Wholly-Owned Subsidiaries of Holdings (or of another Wholly-Owned Subsidiary of Holdings).

Section 5.11      Further Assurances. Promptly and duly take, execute, acknowledge and deliver (or cause to be duly taken, executed, acknowledged and delivered) all such further acts, documents and assurances as may from time to time be necessary or as the Agent may from time to time require in order to (a) carry out the intent and purposes of the Loan Documents and the transactions contemplated thereby, (b) establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of the Agent, for the benefit of Agent and each other Secured Person, (i) in all of the real and personal property (wherever located) from time to time owned by the Loan Parties to secure all of the Obligations (other than requiring such Liens be granted by Foreign Subsidiaries in favor of the Agent in property of such Foreign Subsidiaries to the extent such Liens could reasonably be expected to cause a material adverse tax consequence to the Parent under Section 956 of the Code) and (ii) in all of the stock and other equity interests from time to time issued by each Loan Party and its respective Subsidiaries (other than requiring such Liens be granted in favor of the Agent on the stock or other equity interests issued by Foreign Subsidiaries to a Loan Party to the extent such Liens could reasonably be expected to cause a material adverse tax consequence to the Parent under Section 956 of the Code; provided that in any event such Liens on (A) 66% of the outstanding voting stock and other voting equity interests issued by “first tier” Foreign Subsidiaries shall in all instances be required and (B) 100% of the outstanding non-voting stock and other non-voting equity interests issued by “first tier” Foreign Subsidiaries shall in all instances be required), and (c) cause the Loan Parties and each of their respective Subsidiaries (other than Excluded Subsidiaries) to guarantee all of the Obligations (other than requiring Foreign Subsidiaries to guarantee the Obligations to the extent such guarantees could reasonably be expected to cause a material adverse tax consequence to the Parent under Section 956 of the Code), in each case all pursuant to documentation that is in form and substance reasonably satisfactory to the Agent. Without limiting the foregoing but subject to the foregoing limitations with respect to Foreign Subsidiaries, absent written agreement of Agent to the contrary and except as otherwise expressly provided in the Collateral Agreement, each of the Parent, Holdings, Borrower and the other Loan Parties shall, and shall cause each Subsidiary Guarantor to, obtain Control Agreements with respect to all deposit accounts, securities accounts and commodities accounts of the Loan Parties (other than Exempt Accounts), obtain Lien waivers and collateral access agreements from landlords, bailees and mortgagees of (x) facilities at which Collateral in excess of $250,000.00 is stored or located and (y) the Loan Parties’ primary headquarters location, in each case in form and substance satisfactory to the Agent. Notwithstanding the foregoing, in no event shall the requirement for any Liens on any property of any Foreign Subsidiary, or any shares of stock or other equity interests issued by any Foreign Subsidiary, to secure the Obligations be limited by this Section or any other provision of any Loan Document to the extent any such property of with respect to any such Foreign Subsidiary secures any Techwoods Debt or any Subordinated Debt.

Section 5.12      Senior Management Committee Observation Rights. The Loan Parties shall cause the Senior Management Committee to convene periodically, but in any event no less than four (4) times in any Fiscal Year, and the Loan Parties shall cause the Senior Management Committee to take such customary actions and serve in the customary role, and perform the customary functions, of an executive oversight committee of the Loan Parties, taken as a whole. The Loan Parties agree to vest the Senior Management Committee with all corporate and managerial authority to perform its functions and implement, enforce and carry out its decisions, consents. authorizations and approvals which, in each case, shall be binding on all members of the Loan Parties and their Subsidiaries. The Loan Parties shall cause Comvest and each Lender that is an Affiliate of Comvest or a Related Fund of Comvest (provided that, in the event that none of Comvest, its Affiliates and or Related Funds is a Lender, then the Lender with the then greatest Pro Rata Share of all of the Loans shall have the rights afforded to Comvest under this Section 5.12 and all references in this Section 5.12 to Comvest shall be deemed to be a reference to such Lender) to have the right to designate one representative, who shall: (a) receive prior notice of any meeting of the Senior Management Committee (no later than such notice is given to the members of the Senior Management Committee of all meetings (both regular and special); (b) be entitled to attend (or, at the option of such representative, monitor by telephone or other similar means) all such meetings of the Senior Management Committee; (c) receive all notices, information, reports and minutes of meetings, which are furnished (or made available) to the members of any such Senior Management Committee; and (d) be entitled to participate in all discussions conducted at such meetings; provided, however, that if, and to the extent, an issue is to be discussed or otherwise arises at any meeting of the Senior Management Committee which, in the reasonable good faith judgment of such Senior Management Committee is not appropriate to be discussed in the presence of such representative of Comvest or such Lender in order to avoid a conflict of interest with respect to a material matter on the part of such non-voting observer or, upon and consistent with the advice of legal counsel to the Loan Parties, is necessary to preserve an attorney-client privilege with respect to a material matter, then to the extent a discussion of such issue would cause such a conflict of interest or would result in the loss of such attorney-client privilege, such issue may be discussed without such representative of Comvest or such Lender present, and such representative of Comvest or such Lender may be excluded from distribution of applicable portions of related materials or related draft resolutions or consents to the extent necessary to preserve such privilege or avoid such conflict of interest. If any action is proposed to be taken by any such Senior Management Committee by written consent in lieu of a meeting, the Parent, Holdings and the Borrower shall give, or shall cause to be given, written notice thereof to each such representative of Comvest and each such other Lender, which notice shall describe in reasonable detail the nature and substance of such proposed action and shall be delivered not later than the date upon which any member of the Senior Management Committee receives the same. The Parent, Holdings and the Borrower shall furnish, or shall cause to be furnished, to such representative or representatives with a copy of each such written consent not later than five (5) days after it has been signed by a sufficient number of signatories to make it effective. The Senior Management Committee shall meet at least two times per Fiscal Year and a customary package shall be provided to each person who participates in each meeting, including to the representative of Comvest and each such other Lender.

Section 5.13      Validation Agent Matters. The Loan Parties agree not to interfere with the Validation Agent’s performance of its duties under the Validation Agent Agreement. The Loan Parties covenant and agree to cooperate and provide any and all information and data reasonably requested by Agent or Validation Agent to be provided promptly to Validation Agent in the manner and form reasonably requested by Agent. If requested by Agent or Validation Agent, Borrower shall, no later than two (2) Business Days after receiving such request, deliver a Borrowing Base Certificate to Agent and Validation Agent to be determined as of such date as Validation Agent and/or Agent may request.

Section 5.14      Post-Closing Deliveries and Obligations. In consideration for the applicable Lenders agreeing to fund the initial Loans advanced on the Closing Date even though the following items required as conditions precedent under Section 4.01 were not satisfied on the Closing Date, the Parent, Holdings and the Borrower shall deliver, or cause to be delivered, to Agent, each of the following items, each in a manner and pursuant to documentation that are in form and substance acceptable to Agent, within the applicable time periods designated below (unless such time periods are extended by Agent in its sole discretion pursuant to its written consent):

(a)  Within sixty (60) days after the Closing Date, either (i) a Control Agreement with respect to each of the bank and securities accounts of each Loan Party (other than any Exempt Accounts) that are not subject to Control Agreements as of the Closing Date, or (ii) evidence, in form and substance reasonably acceptable to Agent, that each of such accounts have been terminated and replaced with a bank or securities account, as applicable, that is subject to a Control Agreement.

(b)  Within ten (10) Business Days after the Closing Date, Borrower and each of the other Loan Parties shall enter into the Back-Up Servicer Agreement, in form and substance acceptable to the Agent, with Agent and Back-Up Servicer.

Section 5.15      Servicing Standards.  Each Loan Party covenants and agrees that it will allocate Receivables across collection channels in a manner materially consistent with the Collection and Underwriting Policy and the Receivables Management Association International Certification program, and otherwise in good faith and in a manner that is reasonable, prudent, and, in the aggregate, in or not opposed to the best interests of the Loan Parties, taken as a whole.  Notwithstanding the foregoing, (i) a Loan Party may, in its reasonable discretion, hold, settle, close, return, or mark out of inventory any Receivable, or release, vacate, or satisfy any judgment, when reasonably necessary given such Receivable’s collectability, applicable facts or law, opposing claims or counterclaims, or demands from Receivable issuers or other upstream sellers and (ii) this Section 5.15 shall not limit or prohibit any transfer or sale of Receivables that is otherwise permitted by this Agreement.

Section 5.16      Lender Update Calls. At the option and election of the Agent, and not more than four (4) times in any calendar year period unless an Event of Default has occurred and is continuing, Borrower will conduct a meeting via teleconference (or other similar means) with the Agent (and with any of the Lenders that elect to participate) to discuss, among other things, the financial results and the financial condition of the Loan Parties, along with any other material developments relating to the business of the Loan Parties (including, without limitation, any updates, developments or other issues relating to any of the matters that are the subject of Section 5.15), at which each such meeting shall be present such officers of the Loan Parties as may be reasonably requested by the Agent to participate in each such meeting, each such request to be made within a reasonable period of time prior to the scheduled date of each such meeting. Each such meeting shall be held at a time reasonably and mutually convenient to the Agent and Borrower.

Section 5.17      Milestone Transactions; Chief Financial Advisor; Investment Banker; Budget and Budget Reporting.

(a)            SPAC Milestones. The Loan Parties shall:

(i)            enter into a definitive and binding SPAC Merger Agreement in respect of a SPAC Transaction by no later than May 22, 2023;

(ii)            cause the SPAC Entity (and/or applicable subsidiary of such SPAC Entity) and any other applicable Loan Party to file a proxy statement on Schedule 14A or Registration Statement on Form S-4 with the Securities and Exchange Commission with respect to such SPAC Transaction referred to in clause (a)(i) above no later than 10 Business Days after entering into such definitive and binding SPAC Merger Agreement referred to in clause (a)(i) above; and

(iii)            (w) work in good faith and make continual, reasonable progress towards (both as reasonably determined by Agent), and actually obtain and deliver to Agent copies of fully-executed and effective non-redemption agreements with existing SPAC Entity shareholders regarding the SPAC Transaction on or before August 1, 2023, which agreements shall address treatment of at least $50,000,000 of Net Cash Proceeds resulting from the SPAC Transaction and otherwise be in form and substance satisfactory to Agent, (x) obtain and deliver to Agent copies of all necessary Securities and Exchange Commission and other governmental and regulatory consents and approvals required to close and consummate the SPAC Transaction referred to in clause (a)(i) above, on or before 60 days following the date on which such definitive and binding SPAC Merger Agreement referred to in clause (a)(i) above has been entered into (which date may be extended by Required Lenders in their reasonable discretion), (y) obtain and deliver to Agent copies of all other necessary shareholder, stock exchange third party and other consents and approvals required to close and consummate the SPAC Transaction referred to in clause (a)(i) above within prior to the earlier to occur of (1) 21 days following receipt of the Securities and Exchange Commission approval described above, and (2) 81 days following the date on which such definitive and binding SPAC Merger Agreement referred to in clause (a)(i) above has been entered into (which date may be extended by Agent in its reasonable discretion) (such date, the “SPAC Deadline”), and (z) consummate the SPAC Transaction by no later than the SPAC Deadline.

(b)            Specified Capital Raise Transaction Milestones. The Loan Parties shall:

(i)            enter into a letter of intent (which shall be definitive and binding unless otherwise consented to by the Required Lenders in writing) with one or more third party Persons as investors in respect of a Specified Capital Raise Transaction no later than June 30, 2023; and

(ii)            consummate and close such Specified Capital Raise Transaction referred to in clause (b)(i) above by no later than July 31, 2023.

(c)            Specified Refinancing Transaction Milestones. The Loan Parties shall:

(i)            enter into a letter of intent (which shall be definitive and binding unless otherwise consented to by the Required Lenders in writing) with a third party financial institution in respect of a Specified Refinancing Transaction no later than June 15, 2023; and

(ii)            consummate and close such Specified Refinancing Transaction referred to in clause (c)(i) above, such that all Obligations hereunder are paid in full and in cash by no later than July 31, 2023.

(d)            Milestone Transaction Elections. The Loan parties may elect to pursue any single Milestone Transaction or any combination of Milestone Transactions, and any Event of Default under Section 5.17(a), (b) or (c) shall occur only if such Event of Default also constitutes a Milestone Trigger Event.

(e)            Chief Financial Advisor; Milestone Transaction Persons. The Borrower shall, no later than May 22, 2023 (or such later date as shall be agreed in writing by the Required Lenders) enter into a written agreement to retain a qualified and experienced Chief Financial Advisor from a list of candidates for such role provided by Agent to Borrower, on terms, scope and conditions acceptable to Required Lenders (the “Chief Financial Advisor”), and in no event shall such engagement, such written agreement nor the scope of the role of such Chief Financial Advisor be terminated or otherwise modified in any way without the prior written consent of the Required Lenders in their sole discretion. The Chief Financial Advisor shall be reportable to the Borrower’s board of managers (or other governing body of the Borrower) and the Loan Parties shall cause all senior members of the Loan Parties’ management team to (i) cooperate, be available to discuss with, and respond to the inquiries of, such Chief Financial Advisor on all matters related to the Loan Parties and (ii) promptly deliver requested information and reporting to such Chief Financial Adviser that such Chief Financial Advisor may request from time to time concerning the Loan Parties, including, without limitation, information or reporting concerning their operations, financial reporting (including financial reporting required by this Agreement), financial projections, business plan, and long-term restructuring or similar strategy (or refinancing or other exit strategy). The Chief Financial Advisor shall be authorized and instructed to cooperate, regularly consult and be available to discuss with, and respond to the inquiries of, the Agent, Lenders and their respective representatives, advisors and consultants all matters they may request from time to time concerning the Loan Parties, including, without limitation, their operations, financial reporting delivered pursuant to the terms of this Agreement, financial projections, business plan, and long-term restructuring or similar strategy (or refinancing or other exit strategy), and conduct periodic meetings with the Agent and Lenders regarding such matters, in each case which may be telephonic or in-person and at such times and dates as may be requested by the Agent or Required Lenders (but at least, unless Agent and the Required Lenders otherwise agree, weekly). Similarly, all principal parties to or involved with any potential Milestone Transaction (including but not limited to advisors, consultants, and investment bankers) shall be authorized and instructed by the Loan Parties to cooperate, regularly consult and be available to discuss with, and respond to the inquiries of, the Agent, the Lenders and their respective representatives, advisors and consultants all matters they may request from time to time concerning any such Milestone Transactions. For the avoidance of doubt, and notwithstanding the foregoing, the Chief Financial Advisor shall not serve in a managerial role for any of the Loan Parties.

(f)            File Review. In connection with Agent’s file review of the Loan Parties, each Loan Party hereby covenants and agrees to cooperate with all requests from Agent and to promptly provide Agent and its counsel with information requested, in each case, no later than ninety (90) days after the Fifth Amendment Effective Date

(g)            Investment Banker Retention. The Borrower shall, no later than July 21, 2023 (or such later date as shall be agreed in writing by the Required Lenders) enter into a written engagement letter on terms, scope and conditions acceptable to Required Lenders to retain and engage a qualified and experienced investment banking firm (the “Investment Banker”) to explore and evaluate potential major strategic transactions (including a Specified Refinancing Transaction in connection therewith), and Borrower shall continue to retain such Investment Banker, or another investment banking firm acceptable to Required Lenders on terms, scope and conditions acceptable to Required Lenders, to perform the investment banking services described above, and in no event shall such engagement, such written engagement letter nor the scope of the role of such Investment Banker be terminated or otherwise modified in any way without the prior written consent of the Required Lenders in their sole discretion. From and after the date of the engagement of the Investment Banker, the Borrower irrevocably authorizes, and shall cause, Investment Banker to: (A) disclose fully and promptly to the Agent, the Lenders and their respective representatives, advisors and consultants all material developments in connection with the efforts of the Loan Parties and Investment Banker with respect to potential major strategic transactions and (B) regularly consult with, and respond to the inquiries of, the Agent, the Lenders and their respective representatives, advisors and consultants concerning any and all matters relating to the affairs, finances and businesses of the Loan Parties, the assets and capital stock of the Loan Parties, any aspect of the marketing and sale of the Loan Parties’ businesses and/or assets and Investment Banker’s activities related thereto (including, without limitation, communications outside the presence of any representatives of any Loan Party).

(h)            Delivery of Budget; Related Reporting Requirements.

(i)            Reporting.

(A)            Prior to the Sixth Amendment Effective Date, Borrower shall have delivered to Agent a 13 week operating budget in form and substance attached as Exhibit B to the Sixth Amendment (the “Budget”); and

(B)            By no later than 5:00 p.m., prevailing Eastern Time on Wednesday, July 26, 2023 (e.g., “Week 3”) and, by no later than 5:00 p.m., prevailing Eastern Time, on the Wednesday of each calendar week thereafter (or if such day is not a Business Day, on the immediately following Business Day) (each such date, a “Budget Report Delivery Date”) and continuing until such time as the Agent and Required Lenders determine in their sole discretion, Borrower shall prepare and deliver to Agent (for subsequent distribution to the other Lenders) a written report, in a form acceptable to Agent, and certified in writing by a duly authorized officer of the Borrower, comparing the Loan Parties’ actual cash receipts, disbursements and Specified Net Cash Flow for the immediately preceding two calendar weeks (e.g., for “Week 1” and “Week 2”) compared to the projected cash receipts, disbursements and Specified Net Cash Flow corresponding to such weeks as set forth in the Budget, and further accompanied by a report discussing any variances, in each case, in form and substance satisfactory to the Agent in its sole discretion (collectively, a “Budget Reconciliation Report”). Additionally, each Budget Reconciliation Report shall set forth a calculation showing an amount equal to the difference of (1) the actual Specified Net Cash Flow for the applicable two-week period, minus (2) the forecasted Specified Net Cash Flow for such corresponding two-week period as set forth in the Budget (such difference (to be expressed as a positive or negative number, as applicable), the “SNCF Variance”).

(ii)            Compliance with Budget; Permitted Variance Testing. Borrower shall only be permitted to make disbursements in accordance with the Budget subject to compliance with the variance testing requirement provided for below. Notwithstanding anything to the contrary contained herein, in the event the SNCF Variance contained in any Budget Reconciliation Report is less than negative $250,000, then such occurrence shall constitute an immediate Event of Default with no grace period.

(iii)            Further Assurances. Borrower shall cooperate with Agent and provide Agent with such other access and reporting of its actual and/or forecasted daily cash balances, receipts and disbursements relating to the Loan Parties as Agent shall reasonably require.

(iv)            Breach or Failure to Comply with Obligations. If (A) Borrower fails to timely submit any Budget Reconciliation Report on or before the applicable date and time required under this Section 5.17(h) for delivery thereof or (B) Borrower fails to comply with any other obligation under this Section 5.17(h), then, in each case, and in addition to all other rights and remedies of the Agent and Lenders under this Agreement, the other Loan Documents and applicable law (and without limitation of any remedies set forth in Section 7.02), Agent shall be permitted to immediately, and without notice to Borrower or any other Loan Party, exercise exclusive control over all bank or securities accounts of the Loan Parties subject to a Control Agreement including, without limitation, (1) to direct the withdrawals and transfers of all funds on deposit in such accounts and (2) to deliver an “Exclusive Access Notice” to Republic Bank & Trust Company pursuant to that certain Deposit Account Control Agreement dated as of May 16, 2023 and exercise all rights of the “Secured Party” thereunder with respect to all “Accounts” and “Account Collateral” as such terms are defined therein.

VI.            NEGATIVE COVENANTS

Each Loan Party hereby covenants and agrees that, until all of the Obligations have been Paid in Full, no Loan Party shall, and no Loan Party shall permit any Subsidiary (other than any Excluded Subsidiary) to, directly or indirectly:

Section 6.01      Indebtedness. Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, other than:

(a)            the Obligations;

(b)            Indebtedness existing on the date of this Agreement and described on Schedule 6.01 of the Disclosure Schedules;

(c)            Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring any fixed asset (including through Capitalized Leases), in an aggregate amount not to exceed $850,000 at any time;

(d)            intercompany Indebtedness (including the intercompany Indebtedness listed on Schedule 6.01(d)) resulting from inter-company loans made in cash (i) solely between Parent and any Wholly-Owned Domestic Subsidiary Guarantor, (ii) solely between Wholly-Owned Domestic Subsidiary Guarantors, (iii) solely between Subsidiaries of Parent that do not guarantee any of the Obligations, and (iv) solely between Parent or any Wholly-Owned Domestic Subsidiary Guarantor to a Foreign Subsidiary or to a Subsidiary of Parent that does not guarantee any of the Obligations; provided, that (x) the aggregate outstanding amount of all Indebtedness incurred pursuant to this Section 6.01(d)(iv), plus the aggregate amount of all Investments made during the term of this Agreement pursuant to Section 6.06(a)(iv), plus the aggregate fair market value of all assets disposed of during the term of this Agreement pursuant to Section 6.04(g)(iv), shall not exceed the Shared Intercompany Basket at any time, and (y) no such Indebtedness under this Section 6.01(d)(iv) is secured; provided further that any Indebtedness under this Section 6.01(d) owing by a Loan Party must be subject to, and permitted by, the Intercompany Subordination Agreement;

(e)            Guarantees to the extent permitted pursuant to Section 6.03;

(f)            Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts in each case incurred in the Ordinary Course of Business; provided that such Indebtedness is extinguished within five (5) Business Days of incurrence;

(g)            Indebtedness consisting of the financing of insurance premiums with the applicable insurance provider thereof in the Ordinary Course of Business and in each case so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of (plus customary financing charges with respect thereto);

(h)            unsecured Indebtedness arising from agreements of any Loan Party providing for customary and reasonable indemnification, customary and reasonable working capital purchase price adjustments or other similar customary and reasonable obligations (which for the sake of clarity does not include earn-outs, holdbacks or other similar obligations) in each case incurred in connection with transactions permitted hereby;

(i)            Indebtedness arising under letters of credit issued in the ordinary course of business for the account of any member of the Operating Group; provided that (x) the aggregate amount of such Indebtedness in respect of all such letters of credit does not exceed $1,000,000 at any time outstanding and (y) all such letters of credit shall be fully cash collateralized in accordance with Section 6.02(l);

(j)            Indebtedness which may be deemed to exist pursuant to any guaranties, workers’ compensation claims or performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(k)            the Techwoods Debt, so long as (i) such Techwoods Debt is subject to, and permitted by the Techwoods Subordination Agreements and (ii) the aggregate principal amount of such Techwoods Debt does not at any time exceed $10,000,000 (less any principal payments made from time to time thereon, plus any interest paid in kind after the Closing Date in accordance with the terms thereof and added to the principal balance thereof);

(l)            Contingent Acquisition Consideration payable in respect of any Permitted Portfolio Acquisition so long as the aggregate principal amount outstanding does not exceed $1,000,000 at any time; and

(m)            unsecured Indebtedness, of a type not described above, in an aggregate amount not to exceed $500,000 at any time.

Section 6.02      Liens. Create, incur, assume or suffer to exist any Lien on any of its assets, now or hereafter owned, other than:

(a)            Liens, in favor of the Agent (for the benefit of the Agent and the other Secured Persons) securing the Obligations;

(b)            Liens existing on the date of this Agreement and described on Schedule 6.02 of the Disclosure Schedules;

(c)            any Lien on any asset securing Indebtedness permitted under Section 6.01(c), provided that such Lien attaches only to the assets financed by such Indebtedness, and such Lien attaches concurrently with or within ninety (90) days after the acquisition thereof;

(d)            subject to Section 5.02, Liens securing the payment of taxes which are either not yet due or the validity of which is being diligently contested by the Loan Parties, as applicable, in good faith by appropriate proceedings which result in the stay of any enforcement thereof and the Loan Parties shall have set aside on their books adequate reserves with respect to any such tax so contested, and payment with respect to any such tax shall be made before any Person has the right to seize or sell any property of any Loan Party in satisfaction thereof;

(e)            Liens arising in the Ordinary Course of Business that are imposed by Applicable Law (as opposed to by Contract) (i) in favor of carriers, warehousemen, landlords, mechanics and materialmen and (ii) in connection with workers’ compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA or the Code) or in connection with surety bonds, bids, performance bonds and similar obligations, in all cases described in this paragraph (e) for sums not overdue and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which the Loan Parties maintain adequate reserves;

(f)            easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party;

(g)            any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(h)            Liens arising from precautionary uniform commercial code financing statements filed by the lessor with respect to any property leased by a Loan Party under any lease not prohibited by this Agreement solely covering such leased property;

(i)            leases, subleases, non-exclusive licenses, and non-exclusive sublicenses, granted to third parties in the Ordinary Course of Business not interfering with the business of any Loan Party;

(j)            Liens in favor of customs and revenue authorities arising in the Ordinary Couse of Business to secure payments of customs duties owing by the Loan Parties in connection with the importation of goods by the Loan Parties in the Ordinary Course of Business;

(k)            Liens in favor of collecting banks arising under Section 4-210 of the UCC;

(l)            Liens securing reimbursement obligations incurred in the ordinary course of business for letters of credit to the extent permitted under Section 6.01(i); provided that such Liens encumber only Cash or Cash Equivalents in an aggregate amount not to exceed 105% of such obligations;

(m)            Liens (including the right of setoff) in favor of a bank or other depository institution arising as a matter of Applicable Law encumbering deposits; and

(n)            Liens on (i) any Receivables owned by, or for which title has been transferred to, any member of the Operating Group pursuant to a conveyance of such Receivable from any Person other than a member of the Operating Group (collectively, such other entities, the “Other Clients”) for whom Borrower or any other member of the Operating Group acts as servicer for the purpose of pursuing collection from the Receivable Obligor owing such Receivable or for the purpose of the sale of such Receivable on behalf of such Other Client, and (ii) subject to any fees and other amounts due to a member of the Operating Group from the Other Clients, all proceeds of Receivables described in the foregoing clause (i) to the extent such proceeds are held for the benefit of Other Clients.

Section 6.03      Guarantees. Guarantee, endorse or otherwise in any manner become or be responsible for obligations of any other Person, except (a) endorsements of negotiable instruments for collection in the Ordinary Course of Business; (b) Guarantees of the Obligations; and (c) guarantees by any Loan Party of the obligations of the Borrower or of a Wholly-Owned Domestic Subsidiary Guarantor; provided that if such obligations are subordinated to the Obligations, such guaranty shall be subordinated to the same extent.

Section 6.04      Sales of Assets. Sell, lease, transfer or otherwise dispose of any of any Loan Party’s properties, assets, leases, rights, licenses or franchises (including, in the case of a limited liability company, pursuant to a statutory division) other than:

(a)            sales of inventory in the Ordinary Course of Business;

(b)            disposition of surplus or obsolete personal properties (other than shares of stock or equity securities of any Subsidiary) in the Ordinary Course of Business with a fair market value not to exceed $250,000 in the aggregate in any Fiscal Year;

(c)            sales of Receivables or Receivables Portfolios pursuant to Permitted Receivable Sale Transaction; provided that (i) the aggregate amount of all Permitted Receivable Sale Transactions under clause (d) of the definition of “Permitted Receivable Sale Transaction” shall not exceed (w) (A) $24,000,000 in the Fiscal Year ending December 31, 2022, including the Permitted NPJD Receivable Sale Transaction and (B) $17,000,000 in the Fiscal Year ending December 31, 2022 in respect of the Permitted NPJD Receivable Sale Transaction, (x) $25,000,000 in the Fiscal Year ending December 31, 2023, (y) $15,000,000 in any Fiscal Year thereafter and (z) $54,000,000 during the term of this Agreement; provided Agent, in its sole discretion, may agree in writing to increase the Dollar caps in this clauses (y) and/or (z) in respect of any sales occurring on or after January 1, 2024, (ii) no Loan Party shall consummate or close any Permitted Receivable Sale Transaction under clause (e) of the definition of “Permitted Receivable Sale Transaction” without the express prior written consent of the Agent, (iii) both immediately prior to and after giving effect to each Permitted Receivable Sale Transaction, no Default or Event of Default shall have occurred and be continuing or would otherwise result therefrom and (iv) the Borrower shall deliver a Borrowing Base Certificate (which shall determine the Borrowing Base in the manner provided for in this Agreement immediately prior to giving effect to the Fifth Amendment) to Agent no later than one (1) Business Day prior to the consummation of such Permitted Receivable Sale Transaction demonstrating no Overadvance exists both immediately prior to such Permitted Receivable Sale Transaction and immediately after giving pro forma effect to such Permitted Receivable Sale Transaction;

(d)            the use or disposition of cash or and Cash Equivalents in a manner not prohibited by this Agreement or any other Loan Document;

(e)            non-exclusive licenses and non-exclusive sublicenses granted in the Ordinary Course of Business for the use of any Loan Party’s property in the Ordinary Course of Business in a manner that does not materially interfere with the Business Operations or any of the rights and remedies of the Agent or any Lender;

(f)            dispositions of assets (other than shares of stock or equity securities) (i) solely among Parent and any Wholly-Owned Domestic Subsidiary Guarantor, (ii) solely among Wholly-Owned Domestic Subsidiary Guarantors, (iii) solely among Subsidiaries of Parent that do not guarantee any of the Obligations, and (iv) solely among Parent or any Wholly-Owned Domestic Subsidiary Guarantor, on the one hand, and a Foreign Subsidiary or a Subsidiary of Parent that does not guarantee any of the Obligations, on the other hand; provided, that the aggregate fair market value of all assets disposed of during the term of this Agreement pursuant to this Section 6.04(g)(iv) the aggregate outstanding amount of all Indebtedness incurred pursuant to the Section 6.01(d)(iv), plus the aggregate amount of all Investments made during the term of this Agreement pursuant to Section 6.06(a)(iv), shall not exceed the Shared Intercompany Basket at any time;

(g)            sales or dispositions of equipment in the Ordinary Course of Business to the extent that (i) such equipment is exchanged for credit or trade-in against the purchase price of similar property, or (ii) the proceeds of such sale or disposition are promptly applied to the purchase price of such replacement equipment; provided, that to the extent the equipment being sold or disposed of constitutes Collateral, such replacement property shall constitute Collateral;

(h)            Permitted Equity Offerings; or

(i)            as otherwise expressly permitted by Section 6.07.

Notwithstanding anything to the contrary contained in the Loan Documents, no Loan Party shall consummate any “Division” (as defined in Section 18-217 of the Delaware Limited Liability Company Act) or similar organizational change that may hereafter be permitted under any applicable statute.

Section 6.05      Sale-Leaseback. Enter into any arrangement, directly or indirectly, with any Person whereby any Loan Party shall sell or transfer any property (real, personal or mixed) used or useful in the Business Operations, whether now owned or hereafter acquired, and thereafter rent or lease such property.

Section 6.06      Investments. Make any Investment, except:

(a)            Investments constituting cash capital contributions made by (i) Parent in any Wholly-Owned Domestic Subsidiary Guarantor, (ii) a Wholly-Owned Domestic Subsidiary Guarantor in another Wholly-Owned Domestic Subsidiary Guarantor, (iii) a Subsidiary of Parent that does not guarantee any of the Obligations in another Subsidiary of Parent that does not guarantee any of the Obligations, and (iv) Parent or any Wholly-Owned Domestic Subsidiary Guarantor in a Foreign Subsidiary or in a Subsidiary of Parent that does not guarantee any of the Obligations; provided, that the aggregate amount of all Investments made during the term of this Agreement pursuant to this Section 6.06(a)(iv), plus the aggregate fair market value of all assets disposed of during the term of this Agreement pursuant to Section 6.04(g)(iv), plus the aggregate outstanding amount of all Indebtedness incurred pursuant to Section 6.01(d)(iv) shall not exceed the Shared Intercompany Basket at any time;

(b)            cash advances to employees of any Loan Party for normal business expenses not to exceed at any time outstanding $250,000 in the aggregate;

(c)            Investments constituting Permitted Portfolio Acquisitions; provided that, notwithstanding anything to the contrary in this Agreement, from and after the Fifth Amendment Effective Date, no Permitted Portfolio Acquisitions shall be permitted to be made using proceeds of Collateral or of any Loans until the earlier of (i) the date that is 90 days following the Fifth Amendment Effective Date and (ii) the consummation of a Milestone Transaction.

(d)            [reserved];

(e)            Investments in securities of Account Debtors of a Loan Party received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors as settlement for accounts receivable owing by such Account Debtors to the applicable Loan Parties;

(f)            Investments in cash and Cash Equivalents;

(g)            Investments in joint ventures in businesses related or complementary to the Business Operations of any Loan Party or any Subsidiary of any Loan Party (not including Excluded Subsidiaries) of up to $500,000 in the aggregate, so long as immediately prior to and after giving effect to such Investment (i) no Default or Event of Default shall have occurred and be continuing or would otherwise result therefrom and (ii) the Borrower is in compliance on a pro forma basis with each of the covenants set forth in Section 6.18 recomputed for the most recently ended month for which information is available using the financial covenant levels for the then most recently completed testing date for each such covenant (or using the first testing date for a particular covenant if the first testing date for such covenant has not yet occurred);

(h)            lease, utility and other similar deposits made by the applicable Loan Party in the Ordinary Course of Business; and

(i)            Investments existing on the date of this Agreement and described on Schedule 6.06 of the Disclosure Schedules.

Notwithstanding any of the foregoing, other than with respect to Managed Transactions and Pass Through Transactions permitted by this Agreement, no Loan Party shall transfer any Collateral to, or make an Investment consisting of the transfer or contribution of Collateral to any Excluded Subsidiary without the express prior written consent of the Agent.

Section 6.07      Consolidations; Mergers; Acquisitions; Etc. Dissolve or liquidate, be a party to any statutory division, or consolidate or merge with or into, sell all or substantially all of the assets of any Loan Party to, or acquire all or substantially all, or any material portion, of the securities, assets or properties of, any other Person or otherwise consummate an Acquisition, except for, upon no less than thirty (30) days’ prior written notice to the Agent (and so long as prior to the date of consummating any such transaction, the Loan Parties have complied with all items required under Section 5.11 by the Agent with respect thereto): (i) mergers of a Domestic Subsidiary into the Borrower (with the Borrower being the surviving entity) or into another Domestic Subsidiary; provided if a Domestic Subsidiary Guarantor is a party thereto (but Borrower is not a party thereto), a Domestic Subsidiary Guarantor must be the survivor thereof, and if a Wholly-Owned Domestic Subsidiary is a party thereto (but Borrower is not a party thereto), a Wholly-Owned Domestic Subsidiary must be the survivor thereof, (ii) mergers of a Foreign Subsidiary into another Foreign Subsidiary; provided if a Foreign Subsidiary Guarantor is a party thereto, a Foreign Subsidiary Guarantor must be the survivor thereof, and if a Wholly-Owned Foreign Subsidiary is a party thereto, a Wholly-Owned Foreign Subsidiary must be the survivor thereof, (iii) acquisitions of the equity securities by Holdings of another Loan Party (other than Parent) that is not a Subsidiary of Holdings as of the Closing Date, or (iv) acquisitions of businesses related or complementary to the Business Operations of any Loan Party or any Subsidiary of any Loan Party (not including Excluded Subsidiaries) of up to $500,000 so long as, with respect to this clause (iv), immediately prior to and after giving effect to such acquisition (x) no Default or Event of Default shall have occurred and be continuing or otherwise result therefrom and (y) the Borrower is in compliance on a pro forma basis with each of the covenants set forth in Section 6.18 recomputed for the most recently ended month for which information is available using the financial covenant levels for the then most recently completed testing date for each such covenant (or using the first testing date for a particular covenant if the first testing date for such covenant has not yet occurred). Notwithstanding the foregoing, nothing in this Section 6.07 shall be construed to limit Permitted Portfolio Acquisitions, or Permitted Receivable Sale Transactions or acquisitions or sales of Receivables or Receivables Portfolios otherwise permitted under this Agreement.

Section 6.08      Restricted Payments. Directly or indirectly declare, pay or make any Restricted Payment; provided, that this Section 6.08 shall not be deemed to prohibit:

(a)            the payment of dividends or distributions in cash by any Subsidiary to Holdings, Holdings to the Parent or any Wholly-Owned Domestic Subsidiary Guarantor (or to any Wholly-Owned Foreign Subsidiary Guarantor if the maker of such dividend or distribution is a Foreign Subsidiary);

(b)            cash distributions (i) by the members of the Operating Group (other than FHC) to Parent and (ii) by Parent to the Permitted Holders, in each case, with respect to each taxable year during which Parent is a partnership or a disregarded entity for federal income tax purposes in an amount not to exceed the aggregate of the maximum federal and state income tax liability of the shareholders or partners of Parent, as applicable (assuming that all of such shareholders and partners are taxed at the maximum permissible federal and Ohio state rates of such shareholders and partners) attributable to the taxable income of the Operating Group (other than the FRIC Group) for such taxable year, computed in accordance with the Code, in each case so long as Parent applies the amount of any such distribution for such purpose; provided however no such distributions shall be made with respect to a taxable period until the aggregate amount of losses allocable to the Parent and such other equity holders from prior periods have been fully recovered by allocations from the Operating Group (other than the FRIC Group) of taxable income; provided, however, that upon FHC becoming a Subsidiary of Holdings, FHC will be included in the Operating Group for the purposes of this clause 6.08(b);

(c)            non-cash dividend payments or other non-cash distributions, including payments of in-kind interest on the Techwoods Debt in accordance with the Techwoods Loan Agreements, paid solely in-kind (and in any event not in Disqualified Equity Interests);

(d)            distributions in cash to Parent as necessary to permit Parent to maintain its legal existence and to pay reasonable out-of-pocket general administrative costs and expenses incurred in the Ordinary Course of Business;

(e)            cash distributions by Parent to its equityholders of amounts received in respect of the residual equity interest owned by any Loan Party in any Excluded Subsidiary; provided that (i) immediately prior to and after giving effect to such Restricted Payment no Default or Event of Default shall have occurred and be continuing or otherwise result therefrom and (ii) no portion of any management fee, servicing fee (or other similar fee) payable by any Excluded Subsidiary to the Borrower or any other Loan Party may be included in any such Restricted Payment; and

(f)            upon the expiration of the Delayed Draw Term Loan Commitment Period (and not at any time prior thereto) and no more than one (1) time in any Fiscal Year, cash distributions by Parent to its equityholders in amount not to exceed the Restricted Payments Basket then in effect so long as immediately prior to and after giving effect to such Restricted Payment (i) no Default or Event of Default shall have occurred and be continuing or otherwise result therefrom, (ii) the Effective Advance Rate is not greater than 35%, which Effective Advance Rate shall be confirmed by a Validation Agent Report delivered to Agent no later than fifteen (15) days prior to the date of such distribution, (iii) there shall be no Overadvance (as determined by a Borrowing Base Certificate computed both immediately prior to and after giving effect to such Restricted Payment, in each case as confirmed by the Validation Agent), (iv) the Loan Parties shall have minimum Liquidity of not less than $3,750,000, and (v) the Agent shall have received all reporting required under Section 5.04(a) for the most recent Fiscal Year then immediately ended and the Loan Parties shall otherwise be in compliance with Section 5.04(a) in respect thereof.

Section 6.09      Compensation; Management Fees.

(a)  Directly or indirectly pay any cash compensation to any executive officers or senior management of any Loan Party except (i) in accordance with the employment agreements between such Loan Party and such executive officers and senior management as in effect on the Closing Date copies of which have been provided to the Agent prior to the Closing Date, or (ii) reasonable compensation for services actually rendered by such persons to such Loan Party which have been approved by the board of directors (or other comparable body) of such Loan Party, but in no case shall any Loan Party agree to pay any such compensation in any amount or amounts which individually or in the aggregate could reasonably be expected to cause a Material Adverse Effect.

(b)  Directly or indirectly pay any management fees, consulting fees, advisory fees, or other similar fees to any Affiliate or other equity holder of any Loan Party.

Section 6.10      Change of Business.

(a)            Directly or indirectly engage in a business other than the Business Operations as now being conducted and reasonable complementary extensions thereof.

(b)            With respect to Parent, Holdings, Techwoods, FHC, Unipac Holdings VI, LLC any Subsidiary (other than an Excluded Subsidiary) formed after the Closing date for the purposes of serving as a holding company for an operating Subsidiary (each, a “Holding Company” and collectively, the “Holding Companies”), (1) engage in any business other than its ownership of the capital stock of, and the management of, its respective direct and indirect Subsidiaries and activities incidental thereto; provided that each Holding Company may engage in those activities that are incidental to (i) the maintenance of its existence in compliance with Applicable Law, (ii) legal, tax and accounting matters in connection with any of the foregoing or following activities, (iii) the entering into, and performing its obligations under, this Agreement, the other Loan Documents, the Techwoods Debt Documents (solely with respect to Techwoods) to which it is a party, (iv) the issuance, sale or repurchase of its respective shares of stock or other equity interests and the receipt of capital contributions, in each case to the extent permitted under this Agreement, (v) the making of Restricted Payments to the extent permitted under Section 6.08, or (vi) serving as a passive holding company for the Borrower (with respect to Techwoods) and each of the other operating Subsidiaries that are members of the Operating Group or any Excluded Subsidiary; provided further that at no time shall any Holding Company (x) have any material assets other than the outstanding shares of stock or equity interests issued by its respective direct Subsidiaries, (y) have any direct or indirect Subsidiaries other than those disclosed on Schedule 3.02 or which are otherwise permitted to be formed or acquired after the Closing Date in accordance with this Agreement or (z) have any material liabilities other than the Obligations (or, with respect to Techwoods, the Techwoods Debt), or (2) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

(c)            Without the prior written consent of the Required Lenders, no Loan Party shall make or permit to be made any change to the Collection and Underwriting Policy that would be adverse to the interests of the Agent and Lenders in any material respect.

(d)            Without the prior written consent of the Agent, no Loan Party shall make nor permit to be made any material change to its accounting policies, for the avoidance of doubt, including anything that would impact the calculation of the financial covenants set forth in Section 6.18 or the method for determining whether an Event of Default has occurred and is continuing under Section 7.01(s) or Section 7.01(t).

(e)            No Loan Party shall cause or permit any Collateral to be owned or controlled by DAP I. DAP IV or any other Excluded Subsidiary.

Section 6.11      Ordinary Course Receivables. Other than with respect to Receivables, sell or assign in any way any Accounts, other accounts receivable, promissory notes or trade acceptances held by any Loan Party with or without recourse, except for collections (including endorsements) in the Ordinary Course of Business.

Section 6.12      Certain Amendments; Jurisdiction of Formation; Principal Place of Business. Agree, consent, permit or otherwise undertake to (a) amend or otherwise modify any of the terms or provisions of any (i) Loan Party’s Organic Documents (other than any Techwoods Debt Documents) except for such amendments or other modifications required by Applicable Law or which are not adverse to the interests of the Agent or any Lender and which, in each instance, are fully disclosed in writing to the Agent no less than five (5) Business Days prior to being effectuated, or (ii) any Techwoods Debt Document, except to the extent (if any) expressly permitted by the Techwoods Subordination Agreements, (b) without the prior written consent of Agent, change its jurisdiction of organization, incorporation or formation (and Borrower shall deliver to Agent concurrently with any such change, a written update of Schedule 3.02 of the Disclosure Schedules to reflect the same), or (c) without the prior written consent of Agent, move its chief executive office or principal place of business (other than within the same state) or (d) without the prior written consent of Required Lenders, amend or otherwise modify or terminate the Validation Agent Agreement.

Section 6.13      Affiliate Transactions. Enter into any Contract or transaction with any Affiliate of any Loan Party except (a) as disclosed in Schedule 6.13 of the Disclosure Schedules, (b) for intercompany transactions solely among the Loan Parties expressly permitted by this Agreement, (c) transactions permitted by Section 6.04 and 6.07, and (d) for Permitted Portfolio Sales, (d) reasonable and customary fees paid to the board of directors (or similar governing body) of Parent, (e) compensation arrangements for officers and other employees of the members of the Operating Group permitted under Section 6.09, or (f) in the Ordinary Course of Business on terms and conditions no less favorable to any Loan Party than those which could reasonably be expected to be obtained in an arms’ length transaction with a Third Party and, with respect to any such Contract or transaction involving more than $250,000 in the aggregate per Fiscal Year, which are fully disclosed in writing to the Agent no less than five (5) Business Days prior to being consummated.

Section 6.14      Restrictive Agreements. Directly or indirectly (i) enter into or assume any agreement (other than (x) the Loan Documents, (y) the Techwoods Debt Documents in effect as of the Closing Date, as amended or otherwise modified from time to time thereafter to the extent permitted by the terms of each of the Techwoods Subordination Agreements and this Agreement, and (z) Capitalized Leases and purchase money debt documents which contain prohibitions only upon the property leased or purchased thereunder) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired or (ii) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (other than pursuant to the Loan Documents) on the ability of any such Person to pay or make any dividends or distributions to its equityholders, to pay any Indebtedness owed by such Person, to make loans or advances or to transfer any of its property or assets; provided that the foregoing shall not prohibit:

(a)            customary restrictions arising pursuant to Capitalized Leases and purchase money debt documents permitted under this Agreement, which contain restrictions only upon the property leased or purchased thereunder;

(b)            customary restrictions arising pursuant to contracts for the sale of assets in compliance with the terms of this Agreement that restrict Liens only on such assets pending such sale;

(c)            customary restrictions on cash deposits imposed by customers under contracts with the Loan Parties entered into in the Ordinary Course of Business with respect to the deposits so provided by the customers to the Loan Parties thereunder;

(d)            customary provisions restricting subletting or assignment of any lease governing a leasehold interest permitted hereby; or

(e)            customary provisions in a Contract entered into in the Ordinary Course of Business restricting assignments of such Contract (other than any purchase agreements with issuers of Receivables).

Section 6.15      Fiscal Year. Change its Fiscal Year.

Section 6.16      Subordinated Debt; Other Indebtedness Payments.

(a)            Prepay, redeem or purchase any Subordinated Debt, or make any payment on any Subordinated Debt, in each case in violation of the applicable subordination or intercreditor agreement; or

(b)            Voluntarily prepay, redeem or purchase any other Indebtedness, unless (i) no Default or Event of Default is in existence at the time thereof or would result therefrom, (ii) after giving effect thereto, Borrower is in compliance on a pro forma basis with each of the covenants set forth in Section 6.18 recomputed for the most recently ended month for which information is available using the financial covenant levels for the then most recently completed testing date (or if no testing date has been completed, for the first testing date), (iii) with respect to any Techwoods Debt, such prepayment, redemption or purchase is permitted under the Techwoods Subordination Agreements, and (v) no such prepayment, redemption or purchase is with respect to any Subordinated Debt.

Section 6.17      Subsidiaries. (i) Establish or acquire any Subsidiary after the Closing Date, except a Subsidiary that is a formed in connection with a Permitted Portfolio Acquisition or another valid purpose permitted by this Agreement in furtherance of the Business Operations in accordance with Section 5.10 of this Agreement, (ii) permit Techwoods to form or acquire any Subsidiary (other than the Borrower), or (iii) designate or treat any Subsidiary (other than DAP I or DAP IV) as an Excluded Subsidiary without the express prior written consent of the Agent in its sole discretion.

Section 6.18      Financial Covenants.

(a)            Minimum Interest Coverage. Permit the ratio of (i) EBITDA of the Loan Parties on a consolidated basis, to (ii) total Interest Expense, in each case for the twelve (12) month period ending on any date set forth below to be less than the ratio set forth below for such date:

Date	Ratio
June 30, 2021	2.20 to 1.00
September 30, 2021	2.00 to 1.00
December 31 2021	1.65 to 1.00
March 31, 2022	1.55 to 1.00
June 30, 2022	1.55 to 1.00
September 30, 2022	1.60 to 1.00
December 31 2022	1.70 to 1.00
March 31, 2023	1.80 to 1.00
June 30, 2023	2.00 to 1.00
September 30, 2023	2.25 to 1.00
December 31 2023	2.50 to 1.00
March 31, 2024	2.50 to 1.00
June 30, 2024	2.50 to 1.00
September 30, 2024	2.50 to 1.00
December 31 2024	2.50 to 1.00
March 31, 2025	2.50 to 1.00
June 30, 2025	2.50 to 1.00
September 30, 2025	2.50 to 1.00

provided, that for purposes of calculating Interest Expense with respect to clause (ii) above for any measurement period ending on or prior to June 30, 2022, the determination of the amounts in clause (b) above shall be made (A) for the measurement period ending on June 30, 2021, by multiplying the sum of clause (b) above for the one month ended on such date by twelve, (B) for the measurement period ending on September 30, 2021, by multiplying the sum of clause (b) above for the four months ended on such date by three, (C) for the measurement period ending on December 31, 2021, by multiplying the sum of clause (b) above for the seven months ended on such date by 12/7, and (D) for the measurement period ending on March 31, 2022, by multiplying the sum of clause (b) above for the ten months ended on such date by 6/5.

(b)            Minimum Liquidity. Permit the Liquidity of the Loan Parties as of the last day of any calendar month to be less than (i) $1,750,000 or (ii) upon (x) the occurrence of any Milestone Trigger Event, (y) the consummation of a Milestone Transaction (other than a Specified Refinancing Transaction) or (z) the occurrence of an Event of Default, and at all times thereafter, to be less than $3,750,000.

(c)            Minimum Tangible Net Worth. Permit Tangible Net Worth of the Loan Parties, on a consolidated basis, to be less than the amount set forth below for such date:

Date	Amount
June 30, 2021	$(50,000,000)
September 30, 2021	$(50,000,000)
December 31 2021	$(50,000,000)
March 31, 2022	$(50,000,000)
June 30, 2022	$(50,000,000)
September 30, 2022	$(50,000,000)
December 31 2022	$(50,000,000)
March 31, 2023	$(50,000,000)
June 30, 2023	$(48,000,000)
September 30, 2023	$(46,000,000)
December 31 2023	$(44,000,000)
March 31, 2024	$(42,000,000)
June 30, 2024	$(35,000,000)
September 30, 2024	$(35,000,000)
December 31 2024	$(35,000,000)
March 31, 2025	$(35,000,000)
June 30, 2025	$(35,000,000)
September 30, 2025	$(35,000,000)

(d)            Minimum Net Cash Flow. Permit Net Cash Flow of the Loan Parties, in each case, for the periods ending on any date set forth below to be less than the amount set forth below for such period; provided, that such testing for all periods ending on and after September 30, 2023 shall be required only if an Event of Default is in existence or otherwise occurs during the time period commencing on August 31, 2023 and ending on September 30, 2023:

Period	Amount
May 1 through July 31, 2023	$2,800,000
May 1 through August 31, 2023	$4,050,000
May 1 through September 30, 2023	$4,300,000
May 1 through October 31, 2023	$4,900,000
May 1 through November 31, 2023	$5,200,000
May 1 through December 31, 2023	$5,600,000

(e)            Minimum Cash Flow. Permit Cash Flow for the twelve (12) month period ending on any date set forth below to be less than the amount set forth below opposite such date:

Date	Amount
September 30, 2023	$28,000,000
December 31 2023	$29,000,000
March 31, 2024	$29,000,000
June 30, 2024	$29,000,000
September 30, 2024	$29,000,000
December 31 2024	$29,000,000
March 31, 2025	$29,000,000
June 30, 2025	$29,000,000
September 30, 2025	$29,000,000

(f)            Maximum Expenses. Permit Expenses of the Loan Parties, in each case, for the periods ending on any date set forth below to be greater than the amount set forth below for such period; provided, that such testing for all periods ending on and after September 30, 2023 shall be required only if an Event of Default is in existence or otherwise occurs during the time period commencing on August 31, 2023 and ending on September 30, 2023:

Period	Amount
May 1 through May 31, 2023	$3,250,000
May 1 through June 30, 2023	$6,250,000
May 1 through July 31, 2023	$9,200,000
May 1 through August 31, 2023	$12,200,000
May 1 through September 30, 2023	$15,250,000
May 1 through October 31, 2023	$18,200,000
May 1 through November 31, 2023	$21,200,000
May 1 through December 31, 2023	$24,250,000

Section 6.19      Bank Accounts; Control Agreements. Maintain or establish, or permit any other Obligor to maintain or establish, any deposit accounts, securities accounts or similar accounts other than the accounts set forth on Schedule 6.19 of the Disclosure Schedule (which accounts constitute all of the deposit accounts, securities accounts and other similar accounts maintained by the Obligors as of the Closing Date) without prior written notice to Agent and unless Agent, such applicable Obligor and the bank or other financial institution at which the account is to be opened enter into a Control Agreement. It is agreed and understood that (i) the foregoing requirement shall not apply to any Exempt Account and (ii) the Loan Parties shall have a period of thirty (30) days (or such longer period as may be agreed by Agent in its sole discretion) to comply with the terms of this Section 6.19 with respect to any deposit accounts, securities accounts or similar accounts existing on the Closing Date or acquired in connection with any Acquisition permitted hereunder (other than Exempt Accounts).

Section 6.20      Division/Series Transactions. Not, and not permit any other Loan Party to enter into or be party to any Division/Series Transaction without the prior written consent of Agent.

Section 6.21      Adjustments to Net Forecasted Collections. (a) Subject to Section 6.21(d), not make any increase or positive (i.e., upward) adjustment in respect of any component used to determine Term Loan Forecasted Net Collections determined under clause (a) of the definition of “Term Loan Forecasted Net Collections” (including any component used to determine Existing Book Forecasted Cumulative Net Cash Collections) contained in any Borrowing Base Certificate or Compliance Certificate delivered to the Agent after the Closing Date or that is represented to the Agent and Lenders in accordance with this Agreement or otherwise; provided, that the Loan Parties shall be permitted to make such an adjustment so long as (i) such adjustment is determined in a manner consistent with the historical practices of the Loan Parties as of the Closing Date, (ii) no Default or Event of Default has occurred and is continuing or will result from such adjustment, (iii) the aggregate dollar amount of all such adjustments to such Term Loan Forecasted Net Collections during the term of this Agreement is not greater than or equal to 5% of the Term Loan Forecasted Net Collections determined under clause (a) of the definition of “Term Loan Forecasted Net Collections” contained in the Borrowing Base Certificate delivered to the Agent on the Closing Date and (iv) the dollar amount of such adjustment shall also be reflected and included in the determination of Term Loan Forecasted Net Collections, the Effective Advance Rate and Existing Book Forecasted Cumulative Net Cash Collections on a dollar-for-dollar basis from the effective date of such adjustment and at all times thereafter.

(b)            Except as otherwise provided for in Section 6.21(a) and (c) and subject to Section 6.21(d), not make any increase or positive (i.e., upward) adjustment in respect of any component used to determine Aggregate Forecasted Net Collections (including any component used to determine Post-Closing-Date Vintage Pool Forecasted Cumulative Net Cash Collections) in respect of any Eligible Portfolio during the first three (3) month period following the date of purchase of such Eligible Portfolio and that is contained in any Borrowing Base Certificate or Compliance Certificate delivered to the Agent or that is represented to the Agent and Lenders in accordance with this Agreement or otherwise; provided, that the Loan Parties shall be permitted to make such an adjustment during such initial three (3) month period so long as (i) such adjustment is determined in a manner consistent with the historical practices of the Loan Parties as of the Closing Date, (ii) no Default or Event of Default has occurred and is continuing or will result from such adjustment, (iii) the aggregate dollar amount of all such adjustments to Aggregate Forecasted Net Collections in respect of such Eligible Portfolio during such initial three (3) month period is not greater than or equal to 5% of the Aggregate Forecasted Net Collections in respect of such Eligible Portfolio contained in the first Borrowing Base Certificate delivered to the Agent evidencing the purchase of such Eligible Portfolio and (iv) the dollar amount of such adjustment shall also be reflected and included in the determination of Aggregate Forecasted Net Collections, the Effective Advance Rate and Post-Closing-Date Vintage Pool Forecasted Cumulative Net Cash Collections on a dollar-for-dollar basis from the effective date of such adjustment and at all times thereafter.

(c)            Except as otherwise provided for in Section 6.21(a) or (b) and subject to Section 6.21(d), not make any increase or positive (i.e., upward) adjustment in respect of any component used to determine Aggregate Forecasted Net Collections (including any component used to determine Post-Closing-Date Vintage Pool Forecasted Cumulative Net Cash Collections) in respect of any Eligible Portfolio at any time after the three (3) month anniversary of the purchase date of such Eligible Portfolio and that is contained in any Borrowing Base Certificate or Compliance Certificate delivered to the Agent or that is represented to the Agent and Lenders in accordance with this Agreement or otherwise; provided, that the Loan Parties shall be permitted to make such an adjustment after such three (3) month period so long as (i) such adjustment is determined in a manner consistent with the historical practices of the Loan Parties as of the Closing Date, (ii) no Default or Event of Default has occurred and is continuing or will result from such adjustment, (iii) during the term of this Agreement, the aggregate dollar amount of all such adjustments to the Aggregate Forecasted Net Collections in respect of all Eligible Portfolios after the three (3) month period applicable to such Eligible Portfolios is not greater than or equal to 5% of the Aggregate Forecasted Net Collections contained, with respect to each such Eligible Portfolio, in the first Borrowing Base Certificate delivered to the Agent evidencing the purchase of each such Eligible Portfolio and (iv) the dollar amount of such adjustment shall also be reflected and included in the determination of Aggregate Forecasted Net Collections, the Effective Advance Rate and Post-Closing-Date Vintage Pool Forecasted Cumulative Net Cash Collections on a dollar-for-dollar basis from the effective date of such adjustment and at all times thereafter.

(d)            Any proposed adjustment increase under Sections 6.21(a), (b) or (c) shall be subject to review by the Validation Agent beginning with the preparation and delivery of the first Validation Agent Report following the effective date of such adjustment. In the event the Validation Agent disagrees, contests or objects to the amount of such adjustment increase, then such adjustment increase shall no longer be permitted and shall be excluded from any future determinations of any component of Aggregate Forecasted Net Collections, the Effective Advance Rate, Existing Book Forecasted Cumulative Net Cash Collections and Post-Closing-Date Vintage Pool Forecasted Cumulative Net Cash Collections.

VII.            EVENTS OF DEFAULT

Section 7.01      Events of Default. If any one or more of the following conditions or events shall occur (each an “Event of Default”):

(a)            any representation, warranty or other statement or disclosure made or deemed made by or on behalf of any Loan Party or any other Obligor in this Agreement or in any other Loan Document, or in any certificate, financial statement, instrument or other statement furnished by or on behalf of any Loan Party or any other Obligor in connection with this Agreement, any other Loan Document or with respect to any of the Loans or any of the other Obligations shall be false, inaccurate or misleading in any material respect (without duplication of any existing materiality qualifiers or dollar thresholds) when made or when deemed made; or

(b)            any failure by any Loan Party or any other Obligor to pay any (i) principal payable under this Agreement or any other Loan Document when the same shall be due and payable, whether at the due date thereof or at a date required for prepayment or by acceleration or otherwise or (ii) interest, fees, premium, or other amount (other than principal) payable under this Agreement or any other Loan Document when the same shall be due and payable, whether at the due date thereof or at a date required for prepayment or by acceleration or otherwise, and the continuance of any such non-payment (in whole or in part) referred to under this clause (ii) for a period of three (3) Business Days; or

(c)            any failure by any Loan Party or any other Obligor to perform or comply with any term or condition contained in (i) Section 5.01(a), Section 5.01(b), 5.03, 5.04(a), 5.04(b), 5.04(c), 5.04(d), 5.04(e), 5.04(i), 5.05, 5.06(b), 5.08(b)(i), 5.08(c), 5.09, 5.10, 5.12, 5.13, 5.14, 5.15, 5.16 or 5.17, or in any Section of Article VI hereof or (ii) to the extent such failure continues unremedied for a period of five (5) Business Days, Section 5.08(a) or 5.08(b)(ii); or

(d)            any failure by any Loan Party or any other Obligor to perform or comply with any material term or condition contained in any provision of this Agreement or any other Loan Document and not addressed in clauses Sections 7.01(a), 7.01(b) and 7.01(c), and the continuance of such failure unremedied for a period of thirty (30) days after an officer of such Loan Party or other Obligor becoming aware of such default or receipt by the Borrower of notice from the Agent or any Lender of such failure to perform or comply; provided that such thirty (30) day grace period shall not be available for any default that is not reasonably capable of being cured within such period or for any intentional default; or

(e)            any failure by any Loan Party or any other Obligor (including any failure to perform or comply with any term of condition contained in any applicable loan agreement, mortgage, indenture or other agreement relating thereto) with respect to any Indebtedness (other than the Obligations) of any Loan Party or any other Obligor that has an outstanding aggregate balance in an amount in excess of $500,000 if (i) such failure shall consist of the failure to pay all or any portion of such Indebtedness when the same shall be due and payable, whether at the due date thereof or at a date required for prepayment or by acceleration or otherwise, and such non-payment is not cured within the applicable cure period or (ii) the effect of such failure is to permit the holder or holders of any such Indebtedness (or any trustee, agent or other representative on behalf of any such holder or holders), with or without notice or lapse of time or both, to accelerate the maturity of all or any portion of any such Indebtedness or to cause all or any portion of such Indebtedness to become due prior to its stated maturity; or

(f)            any Loan Party or any other Obligor shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Applicable Law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or become unable, admit in writing its inability, or publicly declare its intention not to, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing; or if the board of directors (or any similar body) of any Loan Party or any other Obligor shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.01(f); or

(g)            (i) a court of competent jurisdiction shall enter a decree or order for relief in respect of any Loan Party or any other Obligor in an involuntary case under any bankruptcy, insolvency or other similar Applicable Law, which decree or order is not stayed or any other similar relief shall be granted under any bankruptcy, insolvency or other similar Applicable Law; or (ii) an involuntary case shall be commenced against any Loan Party or any other Obligor under any bankruptcy, insolvency or other similar Applicable Law; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party or any other Obligor, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party or any other Obligor for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Loan Party or any other Obligor, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed or discharged; or

(h)            (i) any money judgment, arbitration award, writ or warrant of attachment or similar process involving an amount in excess of $250,000 (to the extent not adequately covered by insurance or indemnities as to which a solvent and unaffiliated insurance company or third-party has acknowledged coverage) or (ii) any non-monetary judgment, order or arbitration order, in each case with respect to this clause (ii) shall have been entered against any Loan Party or any of their respective assets that could reasonably be expected to have a Material Adverse Effect and, in the case of either (i) or (ii), shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or

(i)            any levy upon or seizure or attachment of, or any uninsured loss of or damage to, any property of any Loan Party or any other Obligor having an aggregate fair value or repair cost (as the case may be) in excess of $500,000 individually or in the aggregate, and any such levy, seizure or attachment shall not be set aside, bonded or discharged within thirty (30) days after the date thereof; or

(j)            any Lien purported to be created by any Security Document shall cease to be a valid perfected first priority Lien (subject only to any priority accorded by Applicable Law to Permitted Liens) on the assets or properties covered thereby, in each case, for any reason other than through the action of the Agent or any Lender or the failure of the Agent or any Lender to take any action within its control, or any Loan Party or any other Obligor shall assert in writing that any Lien purported to be created by any Security Document is not a valid perfected first priority lien (subject only to any priority accorded by Applicable Law to Permitted Liens) on the assets or properties purported to be covered thereby; or

(k)            any of the Loan Documents shall cease to be in full force and effect (other than as a result of the discharge thereof in accordance with the terms thereof) or if any Loan Party or other Obligor or any of their respective Affiliates seeks to revoke all or any portion of any Loan Document or any of its obligations thereunder; or

(l)            any subordination or intercreditor provision in favor of Agent or any Lender in any document or instrument governing Subordinated Debt or any Techwoods Debt, or any subordination or intercreditor provision in favor of Agent or any Lender in any subordination or intercreditor agreement that relates to any Subordinated Debt or any Techwoods Debt (including, without limitation, any of the Techwoods Subordination Agreements), or any subordination or intercreditor provision in any guaranty by any Loan Party or other Obligor of any Subordinated Debt or any Techwoods Debt, shall cease to be in full force and effect, or any Person (including the holder of any applicable Subordinated Debt or Techwoods Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision or shall be in breach of any such provision; or

(m)            any “Event of Default” (as defined in any Techwoods Loan Agreement) shall have occurred; or

(n)            any Loan Party or any other Obligor or any of their respective officers, directors or members of senior management shall be the subject of any criminal proceedings or shall be indicted for, convicted of or plead nolo contendere to any criminal offense; or

(o)            any Change of Control shall occur; or

(p)            (i) any institution of any steps by any Person to terminate a pension plan subject to Title IV of ERISA if as a result of such termination any Loan Party or any other Obligor could reasonably be expected to make a contribution to such pension plan or could incur a liability or obligation to such pension plan, in excess of $250,000; (ii) any contribution failure occurs with respect to any such pension plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code or under any other Applicable Law on the assets of any Loan Party or any other Obligor; (iii) any withdrawal or partial withdrawal from a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) and the withdrawal liability to such multiemployer plan that could reasonably be expected to be imposed on any Loan Party or any other Obligor is in excess of $250,000; (iv) any plan to which any Loan Party or any other Obligor contributes that is intended to be qualified under Section 401 of the Code is determined by a Governmental Authority not to be so qualified; (v) any excise tax or penalty in excess of $250,000 is imposed under Chapter 43 of the Code or under any other Applicable Law on any Loan Party or any other Obligor; or (vi) any Loan Party or other Obligor incurs any payment liability with respect to a Foreign Government Scheme or Arrangement or Foreign Plan in excess of $250,000; or

(q)            the Loan Parties, taken as a whole, (i) cease substantially all, or any material portion, of their normal business operations for a period in excess of ten (10) consecutive days, or (ii) suffer any material disruption, interruption or discontinuance of a material portion of their normal business operations for a period in excess of ten (10) consecutive days; or

(r)            any Material Adverse Effect; or

(s)            as of the last Business Day of any calendar month following the Closing Date, the aggregate amount of the Existing Book Actual Cumulative Net Cash Collections as of such date shall be less than 90% of the aggregate amount of the Existing Book Forecasted Cumulative Net Cash Collections; or

(t)            the Cumulative Net Cash Collections Rate (Post-Closing-Date Vintage Pool) with respect to any two (2) separate Vintage Pools, determined in each case, as of the last Business Day of each calendar month following the Closing Date, shall be less than 80% with respect to each of such Vintage Pools; provided, however, if the aggregate Cumulative Net Cash Collections Rate (Post-Closing-Date Vintage Pool) for the Vintage Pools beginning with the Vintage Pool for the month following the month in which the Closing Date occurs and including all subsequent Vintage Pools thereafter shall collectively and in the aggregate be greater than 90% as of such date of determination, no Event of Default shall occur or be continuing under this Section 7.01(t); or

(u)            the occurrence of a Regulatory Trigger Event; or

(v)            the occurrence of a Milestone Trigger Event; or

(w)            a variance of more than 10% exists between the calculations of the Borrowing Base set forth in the (1) any Validation Agent Report, and (2) the Borrowing Base Certificate most recently delivered to Agent and the Lenders under this Agreement prior to their receipt of any such Validation Agent Report; provided, that Borrower shall be provided with a copy of such Validation Agent Report; or

(x)            the Loan Parties fail to cause all of the Loans and Commitments (along with the related rights and interests) of the Pathlight Lenders hereunder to be assigned (at par plus accrued interest through the date of assignment, but, for the avoidance of doubt, not including any Prepayment Premium) to Persons which are permitted under (and otherwise in accordance with the terms of) Section 8.02 pursuant to an Assignment and Acceptance as provided for in Section 8.02 and to a new Lender or Lenders reasonably satisfactory to Agent on or before the Pathlight Reference Date.

Section 7.02      Remedies. If any Event of Default shall have occurred and be continuing, Agent may, and, at the written request of the Required Lenders, upon written notice to the Borrower, (i) declare all or any portion of the Obligations, including, without limitation, all or any portion of any Loan and all or any portion of the Prepayment Premiums (if any) payable in connection with a repayment or prepayment being made or being required to be made of all or any portion of any Loan (including, without limitation, all or any portion of the Prepayment Premiums payable in connection with such acceleration of the Obligations), to be forthwith due and payable, all without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower and each other Loan Party; and/or (ii) exercise any and all rights and remedies provided to Agent or any Lender under any Loan Document and/or at law or equity, including any and all rights and remedies provided under the UCC; provided, however, that upon the occurrence of an Event of Default specified in Section 7.01(f) or 7.01(g), all of the Obligations, including, without limitation, all Prepayment Premiums (if any) payable in connection with a repayment or prepayment being made or being required to be made of all or any portion of any Loan (including, without limitation, all or any portion of the Prepayment Premiums payable in connection with such acceleration of the Obligations), shall become immediately due and payable, each without declaration, notice or demand by any Person. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default. Additionally, upon the occurrence of an Event of Default, Agent may immediately direct and cause the transition and substitution of all oversight, management and supervision of the Borrower’s and the other Loan Parties’ servicing, collection and administration duties in respect of the Business Operations and in respect of the Collateral to the Back-Up Servicer in accordance with Section 5.05(c) and the Back-Up Servicer Agreement. Additionally, and notwithstanding anything contained herein, any Control Agreement or any other Loan Document to the contrary, the parties hereto hereby acknowledge and agree that (w) regardless of the existence or continuance of any Event of Default, Agent and the Lenders may, in their sole discretion and at any date on or after the Fifth Amendment Effective Date, exercise dominion and control over each bank account and/or securities account maintained by or in the name of any Loan Party (excluding clearing accounts, third party servicing accounts or accounts for the benefit of third parties other than Loan Parties, in each case that are Exempt Accounts), (x) such dominion and control may include but shall not be limited to one-time, periodic and scheduled sweeps of amounts therein to accounts designated by Agent, (y) amounts subject to such sweeps and other exercises of dominion and control may be applied to the Obligations in such manner as Agent reasonably determines, and (z) the Loan Parties shall promptly and duly take, execute, acknowledge and deliver (or cause to be duly taken, executed, acknowledged and delivered) all such further acts, documents and assurances as may from time to time be necessary or as the Agent may from time to time require in order to carry out the intent and purposes of the foregoing.

Section 7.03      Waivers by Loan Parties. Except as otherwise provided for in this Agreement or by Applicable Law, each of Parent and Borrower (on behalf of each Loan Party) waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Agent or any Lender on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever the Agent or any Lender may do in this regard, (b) all rights to notice and a hearing prior to the Agent or any Lender taking possession or control of, or to the Agent’s or any Lender’s replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing the Agent or any Lender to exercise any of its remedies and (c) the benefit of all valuation, appraisal, marshalling and exemption laws.

VIII.	PARTICIPATIONS / ASSIGNMENTS.

Section 8.01      Participations. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, any Lender may, at any time and from time to time, without in any manner affecting or impairing the validity of any Obligations, sell to one or more Persons participating interests in its Loans, Commitments and/or other interests hereunder and/or under any other Loan Document (any such Person, a “Participant”) with the prior written consent of the Agent. In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder and under the other Loan Documents shall remain unchanged for all purposes, (b) the Borrower, the Agent and such Lender shall continue to deal solely and directly with each other in connection with such Lender’s rights and obligations hereunder and under the other Loan Documents and (c) all amounts payable by the Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to the Agent on behalf of such Lender or to such Lender, as applicable. Notwithstanding the foregoing, in no event shall any Lender sell any participating interests in all or any of its Loans, Commitments and/or other interests hereunder and/or under any other Loan Document to (x) any Loan Party or any Affiliate of any Loan Party, or (y) any holder of Subordinated Debt (or Indebtedness owing by a Loan Party which is secured by a Lien that is either senior or subordinated to any of the Liens of Agent securing the Obligations) or any Affiliate of any such holder. The Borrower agrees that if amounts outstanding under this Agreement or any other Loan Document are due and payable (as a result of acceleration or otherwise), each Participant along with each Affiliate of each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and the other Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall not be exercised without the prior written consent of the Agent and shall be subject to the obligation of each Participant and Affiliate thereof to share with Agent and the Lenders its share thereof. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.06 and 2.07 as if it were a Lender. Notwithstanding the granting of any such participating interests: (i) the Borrower and the Agent shall look solely to the Lender that sold such participation interest for all purposes of this Agreement, the Loan Documents and the transactions contemplated hereby, (ii) the Borrower and the Agent shall at all times have the right to rely upon any waivers, consents or other documents signed by such Lender as being binding upon all of the Participants of such Lender, and (iii) all communications in respect of this Agreement and such transactions with such Lender need not involve any Participant of such Lender. Each Lender granting a participation hereunder shall maintain, as a non-fiduciary agent of the Borrower, a register (a “Participant Register”) as to the participations granted and transferred under this Section containing the same information specified in Section 8.02 on the Register as if each Participant were a Lender. No participation shall be effective for any purpose under the Loan Documents unless and until recorded in a Participant Register by the applicable Lender. The requirement for a Participant Register set forth in this Section 8.01 shall be construed so that the Loans, Commitments and/or other interests hereunder are at all times maintained in “registered form” within the meaning of Treasury Regulation Section 1.871-14(c). No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 11.01 expressly requiring the unanimous vote of all Lenders or, as applicable, all directly affected Lenders. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

Section 8.02      Assignment. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, any Lender may, at any time and from time to time, without in any manner affecting or impairing the validity of any Obligations, assign all or any of its portion of the Loans and Commitments (along with its related rights and interests) to any Person (an “Assignee Lender”) with the prior written consent of the Agent and, if no Event of Default has occurred and is continuing, the Borrower (provided such consent of Agent (other than as provided for in the third proviso of this Section 8.02) and the Borrower shall not be (x) unreasonably withheld, delayed or conditioned, or (y) required with respect to any assignment by a Lender to a Lender or a Controlled Affiliate or Related Fund of a Lender that is not a Defaulting Lender and, provided further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof); provided further, that (A) in the event any Persons permitted under (and otherwise in accordance with the terms of) this Section 8.02 and that are reasonably satisfactory to Agent agree, on or before the Pathlight Reference Date, to purchase pursuant to an Assignment and Acceptance (at par plus accrued interest through the date of assignment) the Pathlight Lender’s Loans (along with the related rights and interests thereto), then each Pathlight Lender party hereto hereby agrees to assign (at par plus accrued interest through the date of assignment, but, for the avoidance of doubt, not including any Prepayment Premium) such Loans (along with the related rights and interests thereto) to such Persons on or before the Pathlight Reference Date pursuant to such Assignment and Acceptance, (B) such Assignment and Acceptance shall contain a general release and indemnity provided by the Borrower, the other Loan Parties and David G. Rosenberg (and Borrower and Loan Parties hereby agree to so provide) in favor of the Pathlight Lenders in form and substance substantially similar to Section 14 of the Fifth Amendment to cover the time period from and after the Fifth Amendment Effective Date through and including the date of the consummation of such Assignment and Acceptance and (C) it is hereby understood and agreed that any such assignment shall be without prejudice to the Pathlight Lenders’ rights against the Borrower for reimbursement of their expenses pursuant to Section 9.02(b) or for indemnification pursuant to Section 9.02(a). Except as the Agent may otherwise agree, any such assignment (other than any assignment by a Lender to a Lender or a Controlled Affiliate or Related Fund of a Lender that is not a Defaulting Lender) shall be in a minimum aggregate amount equal to $1,000,000 of the Loans and/or Commitments, as applicable or, if less, all of the remaining Loans and Commitments of such assigning Lender. No such assignment shall be effective unless and until the Agent shall have received and accepted an effective Assignment and Acceptance executed, delivered and fully completed by the applicable parties thereto (including the Agent), a duly executed IRS Form W-9 (or other applicable tax form), all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and a processing fee of $5,000 to be delivered and paid to the Agent by the Lender to whom such interest is assigned (unless such processing fee is waived by the Agent; provided that no such processing fee shall be required with respect to an assignment by a Lender to its Controlled Affiliates or Related Funds). Any attempted assignment not made in accordance with this Section 8.02 shall be null and void. From and after the date on which the assignment has been recorded in the Register, (i) such Assignee Lender shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee Lender pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee Lender (and, as applicable, the assigning Lender) pursuant to an effective Assignment and Acceptance, the Borrower shall execute and deliver to the Assignee Lender (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee Lender’s Loans and, without duplication, Commitments (and, as applicable, a Note in the principal amount of the Loans and, without duplication, Commitments retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to the Borrower any prior Note held by it. Notwithstanding the foregoing, in no event may any Lender transfer and assign all or any interests in its Loans, Commitments and/or other interests hereunder and/or under any other Loan Document to (x) any Loan Party or any Affiliate of any Loan Party, or (y) any holder of Subordinated Debt (or Indebtedness owing by a Loan Party which is secured by a Lien that is either senior or subordinated to any of the Liens of Agent securing the Obligations) or any Affiliate of any such holder. Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender, and the Commitments of, and principal amount and stated interest of the Loans owing to, such Lender pursuant to the terms hereof. Subject to receipt of any required tax forms reasonably required by Agent, Agent shall record the applicable transfers, assignments and assumptions in the Register. The entries in such Register shall be conclusive, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary, and no assignment shall be effective for any purpose under the Loan Documents unless and until recorded in the Register. Such Register shall be available for inspection by Borrower and any Lender (solely as to such Lender), at any reasonable time upon reasonable prior written notice to Agent. No Lender or shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by Agent. The requirement for the Register set forth in this Section 8.02 shall be construed so that the Loans, Commitments and/or other interests hereunder are at all times maintained in “registered form” within the meaning of Treasury Regulation Section 1.871-14(c).

Section 8.03      [Reserved].

Section 8.04      Pledges/Security. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, the Agent and each Lender may at any time, without the consent of any Person, pledge or grant a security interest in all or any portion of its rights under this Agreement and the other Loan Documents to any Person to secure obligations of the Agent or such Lender to such Person, including without limitation any pledge or grant to secure obligations to a Federal Reserve Bank; provided that notwithstanding the foregoing no such Person to whom such pledge or grant is made in favor of shall be permitted to be a Lender hereunder without the prior written consent of the Agent.

IX.            MISCELLANEOUS

Section 9.01      Survival. This Agreement and all covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates delivered pursuant hereto, shall survive the making by the Agent or any Lender of the Loans and the execution and delivery to Agent and the Lenders of this Agreement, and shall continue in full force and effect until all of the Obligations have been Paid in Full. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements in this Agreement contained, by or on behalf of the Parent, Holdings and the Borrower shall inure to the benefit of the successors and permitted assigns of the Agent and the Lenders.

Section 9.02      Indemnification / Expenses.

(a)            Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify the Agent, each Lender and each Participant and their respective Related Parties against (each, an “Indemnified Person”), and shall hold each Indemnified Person harmless from, any and all losses, claims, taxes (other than an Excluded Tax) damages and liabilities and related reasonable, documented costs and expenses, including legal counsel fees and expenses incurred by (x) Agent and (y) all other Indemnified Persons (solely with respect to this sub-clause (y), limited, in the case of legal costs and expenses, to the actual documented fees and disbursements of one counsel collectively for such Indemnified Persons (plus, in the case of one or more actual or potential conflicts of interest, one or more additional counsel for each class of similarly situated Persons) and, if reasonably necessary, one local counsel in any relevant jurisdiction and one regulatory counsel in each relevant jurisdiction) arising out of, in any way connected with, or as a result of (i) the use of any of the proceeds of the Loans; (ii) this Agreement or any other Loan Document; (iii) the transactions contemplated by this Agreement or any other Loan Document; (iv) the ownership and operation of any Loan Party’s or any other Obligor’s assets, including all Real Properties and improvements or any Contract or the performance by any Loan Party or any other Obligor of its obligations under any Contract; (v) any finder’s fee, brokerage commission or other such obligation payable or alleged to be payable in respect of the transactions contemplated by this Agreement or any other Loan Document which arises or is alleged to arise from any agreement, action or conduct of any Loan Party, any other Obligor or any of their respective Affiliates and/or (vi) any claim, litigation, investigation or proceeding relating to any of the foregoing (including, without limitation, any improper use or disclosure or unlawful use or disclosure of Customer Information by a Loan Party or any of its agents or representatives), whether or not the Agent, any Lender, any Participant or any of their respective Related Parties are a party thereto; provided that such indemnity provided to any such Indemnified Person shall not apply to any such losses, claims, damages, liabilities or related expenses to the extent arising solely from (1) the willful misconduct or gross negligence of such Indemnified Person as determined by a final, non-appealable judgment of a court of competent jurisdiction, (2) a material breach by such Indemnified Person of its obligations under any Loan Document, as determined by a court of competent jurisdiction by final and non-appealable judgment, at a time when no Loan Party has materially breached its obligations under any Loan Document or (3) disputes solely among the Indemnified Persons (and not involving any other Persons) for actions by one or more of the Indemnified Persons (and not involving any other Persons), other than claims against the Agent or any of its Related Parties in connection with their respective roles as the Agent. All amounts due under this Section 9.02(a) shall be payable on written demand therefor.

(b)            The Borrower hereby agrees to promptly pay (i) all reasonable and documented costs and expenses of the Agent (in each case, including without limitation the fees, costs and expenses of legal counsel to, and appraisers, accountants, consultants and other professionals and advisors retained by or on behalf of the Agent) incurred in connection with: (A) all loan proposals and commitments pertaining to the transactions contemplated hereby (whether or not such transactions are consummated), (B) the examination, review, due diligence investigation, documentation, negotiation, and closing of the transactions contemplated by the Loan Documents (whether or not such transactions are consummated), (C) the creation, perfection and maintenance of Liens pursuant to the Loan Documents, (D) the performance by the Agent of its rights and remedies under the Loan Documents, (E) the administration of the Loan Documents, (F) the preparation, execution, syndication, delivery and administration of this Agreement and the other Loan Documents, including without limitation with respect to any amendments, modifications, consents and waivers to and/or under any and all Loan Documents (whether or not such amendments, modifications, consents or waivers are consummated), (G) any periodic public record searches conducted by or at the request of Agent (including, without limitation, title investigations and public records searches), pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons) and any periodic management background checks, (H) protecting, storing, insuring, handling, maintaining, auditing, examining, valuing or selling any Collateral, (I) exercising board observation rights and/or inspection rights, (J) any litigation, dispute, suit or proceeding relating to any Loan Document and (K) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Loan Documents (it being agreed that such costs and expenses may include the costs and expenses of workout consultants, investment bankers, financial consultants, appraisers, valuation firms and other professionals and advisors retained by or on behalf of the Agent), (ii) without limitation of the preceding clause (i) all reasonable costs and expenses of Agent (or any of its Affiliates) in connection with the Agent’s (or such Affiliate’s) reservation of funds in anticipation of the funding of any of the Loans to be made hereunder, and (iii) all reasonable and documented out of pocket costs and attorney fees (limited to one counsel for all Lenders other than the Agent) of each Lender incurred during the existence of an Event of Default in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Loan Documents. Borrower agrees to reimburse each Lender for all reasonable and documented, out-of-pocket costs and expenses incurred by such Lender in connection with the Fifth Amendment and the related transactions. Any fees, costs and expenses owing by the Borrower or any other Loan Party under this Section 9.02(b) shall be due and payable within three (3) Business Days after written demand therefor.

(c)            The foregoing indemnity and cost and expense reimbursements shall remain operative and in full force and effect regardless of the expiration or any termination of this Agreement, the consummation of the transactions contemplated by this Agreement, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of any Loan Document, any investigation made by or on behalf of Agent or any Lender, and the content or accuracy of any representation or warranty made by any Loan Party in any Loan Document.

Section 9.03      GOVERNING LAW. THIS AGREEMENT, ALONG WITH ALL OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED OTHERWISE IN SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW). FURTHER, THE LAW OF THE STATE OF NEW YORK SHALL APPLY TO ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR CONNECTED TO OR WITH THIS AGREEMENT AND ALL SUCH OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED OTHERWISE IN SUCH OTHER LOAN DOCUMENT) WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW).

Section 9.04      Nonliability of Lenders and Agent. The relationship between Borrower on the one hand and Lenders and Agent on the other hand shall be solely that of borrower and lender. Neither Agent nor any Lender shall have any fiduciary responsibility to Borrower or any other Loan Party or any other Obligor. Neither Agent nor any Lender undertakes any responsibility to Borrower or any other Loan Party or any other Obligor to review or inform Borrower or any other Loan Party or any other Obligor of any matter in connection with any phase of Borrower’s or any other Loan Party’s or any other Obligor’s business or operations. Execution of this Agreement by Borrower constitutes a full, complete and irrevocable release of any and all claims which Borrower or any other Loan Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents; provided, however, this Section 9.04 shall not limit or relieve the Agent or any Lender in any way from any claim arising from fraud that is not known by any Loan Party as of the Closing Date.

Section 9.05      Reservation of Remedies. Neither any failure nor any delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any other right, power or privilege.

Section 9.06      Notices.

(g)            All notices, requests, demands and other communications under or in respect of this Agreement or any transactions hereunder shall be in writing (which may include facsimile or email communication, but not text message or posting via any social media) and shall be personally delivered or mailed (by prepaid registered or certified mail, return receipt requested), sent by prepaid recognized overnight courier service, or by facsimile or email transmission to the applicable party at its address or facsimile number indicated below.

If to Agent or Comvest:

CCP Agency, LLC
525 Okeechobee Boulevard, Suite 1050
West Palm Beach, Florida 33401
Attention: Unifund Account Manager

with a copy (which copy shall not constitute notice) to:

Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661
Attention: Derek F. Ladgenski, Esq.
Facsimile: (312) 902-5485
Email: dl@katten.com

Alter Domus
225 W. Washington Street, 9th Floor
Chicago, Illinois 60606
Attention: Thomas Petersen and Legal Department
Telephone: (312) 564-5100
Emails (to be sent to both):
legal@alterdomus.com
comvestagency@alterdomus.com

If to any other Lender, as provided on its signature page to this Agreement or in the applicable Assignment Acceptance.

If to the Parent, Holdings or the Borrower:

Unifund CCR, LLC
10625 Techwoods Circle
Cincinnati, Ohio 45242
Attention: Trudy Weiss Craig, Vice President, General Counsel
Facsimile: (513) 247-2729
Email: Trudy.craig@unifund.com

with a copy to:

Taft Stettinius & Hollister LLP
425 Walnut Street, Suite 1800
Cincinnati, Ohio 45202

Attention: Arthur McMahon, III
Email: amcmahon@taftlaw.com

or, as to each party, at such other address or facsimile number as shall be designated by such party in a written notice to the other party delivered as aforesaid. All such notices, requests, demands and other communications shall be deemed given (i) when personally delivered, (ii) when received after being deposited in the mails with postage prepaid (by registered or certified mail, return receipt requested), (iii) one (1) Business Day after being timely delivered to the overnight courier service, if prepaid and sent overnight delivery, addressed as aforesaid and with all charges prepaid or billed to the account of the sender, (iv) when sent by facsimile transmission to a facsimile number designated by such addressee and the sender receives a confirmation of transmission from the sending facsimile machine, or (v) if delivered by email or other electronic transmission as set forth in Sections 9.06(b) and (c) below.

(h)            Notices and other communications to the parties hereto may be delivered or furnished by email and other electronic transmission (including Internet or intranet websites, but in no event by text message or posting via social media) provided, however, that (i) the foregoing shall not apply to notices sent directly to any party hereto if such party has notified the Agent (or in the case of Agent, has notified the Borrower and each Lender) in writing that it has elected not to receive notices by email or any other electronic transmission (which election may be limited to particular notices); provided, however, that the Loan Parties may not elect not to receive notices by email with respect to the Collateral Agreement or any other Loan Document pertaining to the pledge of any shares of stock or other equity interests, including notice of the exercise of any remedies pursuant thereto or pursuant to pledge or proxy instruments issued in connection therewith and (ii) no Notice of Borrowing shall be permitted to be delivered or furnished by email or other electronic transmission unless made in accordance with specific procedures approved from time to time in writing by Agent.

(i)            Unless Agent otherwise prescribes, (i) notices by email or other electronic transmission (except as provided in clause (ii) below, and except with respect to notices by email with respect to the Collateral Agreement or any other Loan Document pertaining to the pledge of any shares of stock or other equity interests including notice of the exercise of any remedies pursuant thereto or pursuant to pledge or proxy instruments issued in connection therewith, which shall be deemed received on the date sent) shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 9.07      Nature of Rights and Remedies; No Waivers. All obligations of the Loan Parties and rights and remedies of the Agent and Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by Applicable Law. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No reference in any Loan Document to the “continuing” nature of any Event of Default or that an Event of Default “remains in existence” (or any similar references) shall be construed as establishing or otherwise indicating that any Loan Party has the right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with Article XI (which the parties hereto understand and agree would require a written waiver from the Agent and the applicable Lenders as provided in Article XI expressly waiving such Event of Default). For the sake of clarity, once an Event of Default shall have occurred, no Loan Party shall have a right to cure such Event of Default and no such Event of Default shall be deemed cured and/or cease to exist and/or cease to be continuing unless and until such Event of Default is waived in writing in accordance with Article XI of this Agreement.

Section 9.08      Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parent, Holdings, the Borrower, the Agent and the Lenders and their respective successors and permitted assigns, except that neither the Parent, Holdings nor the Borrower shall assign any of its rights or obligations hereunder without the prior written consent of each Lender.

Section 9.09      CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (UNLESS EXPRESSLY PROVIDED OTHERWISE IN SUCH OTHER LOAN DOCUMENT) SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, IN AGENT’S SOLE DISCRETION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND, AND EACH PARTY HERETO, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY CONSENTS TO THE JURISDICTION OF THE AFOREMENTIONED COURTS. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, OR BASED ON UPON 28 U.S.C. § 1404, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING AND ADJUDICATION OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY OF THE AFOREMENTIONED COURTS AND AGREES TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. EACH PARTY HERETO EACH HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR, ANY OTHER LOAN DOCUMENT, OR UNDER ANY AMENDMENT, WAIVER, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE OTHER TRANSACTION DOCUMENTS, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 9.10      Certain Waivers. Each of the Parent, Holdings and the Borrower, on behalf of themselves and each of the other Loan Parties, hereby waives any claims for special, consequential or punitive damages in any way arising out of or relating to this Agreement, any of the other Loan Documents, any of the transactions contemplated hereby or thereby, or any breach hereof or thereof.

Section 9.11      Severability. If any provision of this Agreement or any other Loan Document is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement or such other Loan Document, as the situation may require, and this Agreement and the other Loan Documents shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein or therein, as the case may be.

Section 9.12      Captions/Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only, and shall not affect the construction or interpretation of any provision of this Agreement.

Section 9.13      Sole and Entire Agreement. This Agreement, the other Loan Documents, and the other agreements, instruments, certificates and documents referred to or described herein and therein constitute the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersede all prior discussions, letters of intent, commitment letters, proposal letters, other agreements and understandings of every kind and nature between the parties as to such subject matter. Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the other Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement or any other Loan Document.

Section 9.14      Confidentiality. Agent and each Lender agree to use commercially reasonable efforts not to disclose Confidential Information, to any Person without the prior consent of the Borrower; provided, however, that nothing herein contained shall limit any disclosure of the tax structure of the transactions contemplated hereby, or the disclosure of any information (a) to the extent required by Applicable Law, statute, rule, regulation or judicial process or in connection with the exercise of any right or remedy under any Loan Document, or as may be required in connection with the examination, audit or similar investigation of or by the Agent, any Lender or any of their respective Affiliates, (b) to examiners, auditors, accountants, any regulatory authority, the Validation Agent and any Third Party Reviewer, (c) to Related Parties (including independent auditors, lawyers and counsel of the Agent or any Lender or any of their respective Affiliates to the extent such Confidential Information is necessary to the performance of such professionals’ duties to such Agent or Lender in connection with the Loan Documents, (d) in connection with any litigation or dispute which relates to this Agreement or any other Loan Document to which the Agent or any Lender is a party or is otherwise subject or in connection with the exercise or enforcement of any right or remedy under any Loan Document by Agent or any Lender, (e) to a subsidiary or Affiliate of Agent or any Lender, (f) to any Assignee Lender or Participant (or prospective Assignee Lender or Participant) of Agent or any Lender which agrees to be bound by this Section 9.14 and (g) to any lender or other funding source of the Agent or any Lender (each reference to Agent and/or a Lender in the foregoing clauses shall be deemed to include (i) the actual and prospective Assignee Lenders and Participants referred to in clause (f) above and the lenders and other funding sources referred to in clause (g) above, as applicable for purposes of this Section 9.14), and further provided, that (A) in no event shall the Agent or any Lender be obligated or required to return any materials furnished by or on behalf of the Borrower or any other Loan Party or Obligor and (B) neither Agent nor any Lender shall disclose any Confidential Information to a Person that directly competes with the Loan Parties that such Agent or Lender knows directly competes with any Loan Party (for the avoidance of doubt Confidential Information shared with the Validation Agent, any Third-Party Reviewer or any Designated Third-Party Reviewer in connection with carrying out their review functions under this Agreement and the other Loan Documents will not constitute a breach of this Section 9.14). The obligations of the Agent and each Lender under this Section 9.14 shall supersede and replace the obligations of the Agent and each Lender under any confidentiality letter or provision in respect of this financing or any other financing previously signed and delivered by the Agent and/or any Lender to the Borrower or any of its Affiliates.

Section 9.15      Marshaling. Neither the Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations.

Section 9.16      No Strict Construction. The parties hereto and to the other Loan Documents have participated jointly in the negotiation and drafting of this Agreement and each of the other Loan Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and each of the other Loan Documents shall be construed as if drafted jointly by the parties hereto and thereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any other Loan Document.

Section 9.17      USA PATRIOT Act Notification. The Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it may be required to obtain, verify and record certain information and documentation that identifies such Person, which information may include the name and address of each such Person and such other information that will allow the Agent or such Lender to identify such Persons in accordance with the USA PATRIOT Act.

Section 9.18      Tax Treatment. The parties hereto intend and agree that the Loans hereunder shall be treated as indebtedness for the purposes of the Code. Furthermore, the parties agree and intend that for purposes of applying Section 1271 through 1275 of the Code and any related provisions of federal, state, and local income tax law, the potential for contingent payments set forth herein as of the issue date shall be treated as “remote” or “incidental” contingencies within the meaning of Treasury Regulation 1.1275-2(h). It is further agreed by the parties to treat any Closing Payment (as defined in the Agent Payments Letter) directly or indirectly paid to any Lender as an adjustment to the issue price of the Initial Term Loan for the purposes of computing any original issue discount on the Initial Term Loan.   Each of the parties hereto agrees not to take a position inconsistent with this Section 9.18 for federal, state, or local income tax purposes (including without limitation, the filing of any information return, such as an IRS Form 1099), unless there is a determination within the meaning of Section 1313 of the Code to the contrary.

Section 9.19      Counterparts; Signatures. This Agreement and the other Loan Documents (except to the extent expressly provided otherwise in any such other Loan Documents) may be signed in any number of counterparts and may be executed by facsimile, email delivery or electronic signature, each of which shall be an original, with the same effect as if the signatures hereto and thereto were upon the same instrument. Signatures by facsimile, email delivery or electronic signature or other electronic communication to this Agreement or any such other Loan Document shall bind the parties to the same extent as would a manually executed counterpart.

X.            AGENT.

Section 10.01            Appointment; Authorization. Each Lender hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agent shall not be required to exercise any discretion or take any action, but shall be required (subject to Section 10.04) to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in this Agreement or in the other Loan Documents), and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders and all makers of Loans. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duty or responsibility except those expressly set forth in this Agreement or any other Loan Document, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

Section 10.02            Delegation of Duties; Collateral Agent.

(a)            The Agent may, upon any terms and conditions the Agent specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other actions with respect to, this Agreement or any other Loan Document by or through any trustee, co-agent, sub-agent, other agent, employee, attorney-in-fact or any other Person selected by the Agent (and the Agent may assign all or any portion of the fees or other amounts payable to the Agent under this Agreement, the Agent Payments Letter or any other Loan Document to any such trustee, co-agent, sub-agent, agent, other agent, employee, attorney-in fact or other Person) and shall be entitled to advice of counsel concerning all matters pertaining to such duties and other items. Each such trustee, co-agent, sub-agent, other agent, employee, attorney-in fact or other Person shall benefit from this Section 10 to the extent provided by the Agent. The Agent shall not be responsible for the negligence, misconduct or any other action or omission of any such trustee, co-agent, sub-agent, other agent, employee, attorney-in fact or other Person (except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgement, resulted solely from the willful misconduct or gross negligence of the Agent in the Agent’s selection of such trustee, co-agent, sub-agent, other agent, employee, attorney-in fact or other Person).

(b)            Without limiting the generality of the powers of the Agent, as set forth above, the Agent is hereby authorized to act as collateral agent for each Lender pursuant to each of the Loan Documents. In such capacity, the Agent has the right (but not the obligation) to exercise all rights and remedies available under the Loan Documents, the UCC and other Applicable Law, which rights and remedies shall include, in the event of a foreclosure by the Agent on any portion of the Collateral, whether pursuant to a public or private sale, the right of the Agent, as agent for all Lenders, to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale. The Agent, as agent for all Lenders, shall be entitled (but shall not obligated to) at any such sale to offset any of the Obligations against the purchase price payable by the Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to the applicable Loan Party or other Obligor in connection with such sale. The Agent shall have the authority to (but shall not be obligated to) take such other actions as it may deem necessary or desirable to consummate a sale of the type described in the immediately preceding sentences. The Agent shall have the authority to (but shall not be obligated to) accept non-cash consideration in connection with the sale or other disposition of the Collateral, whether the purchaser is the Agent, an entity formed by the Agent as described above or any other Person. Without limiting the generality of the powers of the Agent, as set forth above, in the context of any bankruptcy or other insolvency proceeding involving any Loan Party or any other Obligor, the Agent is hereby authorized on behalf of any or all of the Lenders to: (i) file proofs of claim and other documents, (ii) object or consent to the use of cash collateral, (iii) object or consent to any proposed debtor-in-possession financing, whether provided by one or more of the Lenders or any other Person and whether secured by Liens with priority over the Liens securing the Obligations or otherwise, (iv) object or consent to any sale of Collateral, including sales for non-cash consideration in satisfaction of a portion of the Obligations on behalf of all Lenders, (v) to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale under clause (iv) and to offset any of the Obligations against the purchase price payable by the Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to the applicable Loan Party or other Obligor in connection with such sale, and (vi) seek, object or consent to any Loan Party’s or other Obligor’s provision of adequate protection of the interests of the Agent and/or the Lenders in the Collateral.

Section 10.03      Limited Liability; Exculpation. None of the Agent or any of its Related Parties shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting solely from the willful misconduct or gross negligence of such Person as determined by a final, non-appealable judgment of a court of competent jurisdiction), or (b) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by any Loan Party or other Obligor or any Affiliate of any Loan Party or other Obligor, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest pertaining thereto), or for any failure of any Loan Party, any other Obligor or any other party to any Loan Document to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any other Obligor or any Affiliate of any Loan Party or other Obligor. The provisions of this Section 10.03 shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or modification, release or discharge of, the Collateral Agreement or any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the Agent.

Section 10.04      Reliance; Etc. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail or telephone message, statement or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document (a) unless it shall first receive such advice or concurrence of Required Lenders (or all Lenders, or such other Lenders, if expressly required hereunder) as it deems appropriate and, if it so requests, confirmation from Lenders of their obligation to indemnify the Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action, (b) if such action would, in the opinion of Agent, be contrary to Applicable Law or the terms of this Agreement or any other Loan Document, (c) if such action would, in the opinion of Agent, expose Agent to liability, or (d) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Required Lenders (or all Lenders, or such other Lenders, if expressly required hereunder) and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent’s acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Required Lenders (or all Lenders, or such other Lenders, if expressly required hereunder).

Section 10.05      Notice of Default; Dissemination of Information. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Event of Default or Default and expressly stating that such notice is a “notice of default”. The Agent will endeavor to notify the Lenders of its receipt of any such notice; provided that the Agent shall not have any liability whatsoever for failing to deliver any such notice. Subject to Section 10.04, the Agent shall take such action with respect to such Event of Default or Default as may be reasonably requested by Required Lenders in accordance with Section 7.02; provided that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable in its sole discretion. Agent and Lenders acknowledge that Borrower, the Loan Parties and certain other Persons are required to provide certain financial statements and other financial information and reports to Agent and/or Lenders in accordance with the Loan Documents and agree that Agent shall not have any duty to provide the same to Lenders.

Section 10.06      Credit Decision. Each Lender acknowledges that the Agent has not made any representation or warranty to it, and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, the other Loan Parties and the other Obligors, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, the other Loan Parties and the other Obligors, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and the other Obligors. Except for notices, reports and other documents (if any) expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Loan Party or any other Obligor which may come into the possession of the Agent.

Section 10.07      Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify (based on such Lender’s Pro Rata Share) the Agent and its Related Parties against (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of the Borrower to do so), and shall hold the Agent and its Related Parties harmless from, any and all losses, claims, taxes (other than an Excluded Tax) damages and liabilities and related reasonable and documented expenses, including counsel fees and incurred by the Agent or any of its Related Parties arising out of, in any way connected with, or as a result of: (a) the use of any of the proceeds of the Loans; (b) this Agreement or any other Loan Document; (c) the transactions contemplated by this Agreement or any other Loan Document; (d) the ownership and operation of any Loan Party's or any other Obligor's assets, including all Real Properties and improvements or any Contract or the performance by any Loan Party or any other Obligor of its obligations under any Contract; (e) any finder's fee, brokerage commission or other such obligation payable or alleged to be payable in respect of the transactions contemplated by this Agreement or any other Loan Document which arises or is alleged to arise from any agreement, action or conduct of any Loan Party, any other Obligor or any of their respective Affiliates; and/or (f) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not the Agent or any of its Related Parties are a party thereto (including, without limitation, any improper use or disclosure or unlawful use or disclosure of Customer Information by a Loan Party or any of its agents or representatives); provided that such indemnity provided to any such Person shall not apply to any such losses, claims, damages, liabilities or related expenses to the extent arising solely from the willful misconduct or gross negligence of such Person as determined by a final, non-appealable judgment of a court of competent jurisdiction. All amounts due under this Section 10.07 shall be payable on written demand therefor. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its Pro Rata Share of any Agent Advances and of any costs or out-of-pocket expenses (including legal costs and expenses) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The provisions of this Section 10.07 shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or modification, release or discharge of, the Collateral Agreement or any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the Agent.

Section 10.08      Agent Individually. Comvest and its Affiliates and Related Funds may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Loan Party, any other Obligor or any other Person and any Affiliate of any Loan Party, any other Obligor or any other Person as though neither Comvest nor any of its Affiliates or Related Funds was the Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, Comvest or its Affiliates or its Related Funds may receive information regarding Loan Parties, the other Obligors, other Persons or their Affiliates (including information that may be subject to confidentiality obligations in favor of any such Loan Party, such Obligor, such other Person or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), Comvest and its Affiliates and Related Funds shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though neither Comvest nor any of its Affiliates or Related Funds were the Agent, and the terms “Lender” and “Lenders” include Comvest and its Affiliates and Related Funds, to the extent applicable, in their individual capacities.

Section 10.09      Successor Agent. The Agent may resign as the Agent at any time upon 30 days’ prior notice to the Lenders (unless such notice is waived by Required Lenders). If the Agent resigns under this Agreement, Required Lenders shall appoint from among the Lenders a successor “Agent” for the Lenders. If no successor “Agent” is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders, a successor “Agent”. Upon the acceptance of its appointment as successor “Agent” hereunder, such successor “Agent” shall succeed to all the rights, powers and duties of the retiring the Agent and the term “Agent” shall mean such successor “Agent”, and the retiring Agent’s appointment, powers and duties as the Agent shall be terminated. After any retiring Agent’s resignation hereunder as the Agent, the provisions of this Article X and Section 9.02 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. If no successor “Agent” has accepted appointment as the Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as Required Lenders appoint a successor “Agent” as provided for above.

Section 10.10      Collateral and Guarantee Matters. The Lenders consent and irrevocably authorize the Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Agent under the Collateral Agreement and/or any other Security Document (i) when all outstanding monetary Obligations owing with respect to the Loans have been Paid in Full (other than contingent indemnification Obligations; it being understood and agreed to that Agent shall be under no obligation to account for any outstanding monetary Obligations owing to any Lender that have not been reported to Agent in writing by such Lender and Agent may assume that no such non-reported monetary Obligations owing to such Lender exist for purposes of this clause (i)); (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or other disposition permitted under this Agreement (including by consent, waiver or amendment and it being agreed and understood that the Agent may conclusively rely without further inquiry on a certificate of an officer of the Borrower as to the sale or other disposition of property being made in compliance with this Agreement); or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by Required Lenders; (b) notwithstanding Section 11.01(b)(1), to release any party from its guaranty under the Collateral Agreement (i) when all outstanding monetary Obligations owing with respect to the Loans have been Paid in Full (other than contingent indemnification Obligations; it being understood and agreed to that Agent shall be under no obligation to account for any outstanding monetary Obligations owing to any Lender that have not been reported to Agent in writing by such Lender and Agent may assume that no such non-reported monetary Obligations owing to such Lender exist for purposes of this clause (i)), or (ii) if such party was sold or is to be sold or disposed of as part of or in connection with any disposition permitted hereunder (including by consent, waiver or amendment and it being agreed and understood that the Agent may conclusively rely without further inquiry on a certificate of an officer of the Borrower as to the sale or other disposition being made in compliance with this Agreement); or (c) to subordinate its interest in any Collateral to any holder of a purchase money (or its equivalent, including Capitalized Lease Obligations) Lien on such Collateral which is permitted by hereunder (it being understood that the Agent may conclusively rely on a certificate from the Borrower in determining whether the Indebtedness secured by any such Lien is permitted hereunder). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 10.10.

Section 10.11      Agent Advances. The Agent may from time to time make such disbursements and advances (“Agent Advances”) in an amount not to exceed, in the aggregate, the lesser of (x) $5,000,000 or (y) the product of (A) the Borrowing Base determined as of the date of the making of such advance and (B) 5.0%, which the Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses. The Agent Advances shall be repayable on demand, shall be secured by the Collateral, shall bear interest at a rate per annum equal to the highest rate then applicable to the Loans and shall constitute Obligations hereunder. The Agent shall notify each Lender and the Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 10.07, each Lender agrees that it shall promptly (but not later than three (3) Business Days) make available to the Agent, upon the Agent’s demand, in U.S. dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Agent Advance and thereafter the portion of such Agent Advance so reimbursed by each Lender shall be added to the principal balance of the Loans owed by the Borrower to each such Lender. If such funds are not made available to the Agent by such Lender by the end of such three (3) Business Day period, the Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Agent, at the Federal Funds Rate for three (3) Business Days and thereafter at the and thereafter at the at the highest rate then in effect for the Loans pursuant to Section 2.02(a).

Section 10.12      Subordinated Debt. Each Lender hereby irrevocably appoints, designates and authorizes the Agent to enter into the Techwoods Subordination Agreements, the Intercompany Subordination Agreement, and any other subordination or intercreditor agreement pertaining to any other Subordinated Debt or other Permitted Indebtedness, on its behalf and to take such action on its behalf under the provisions of any such agreement. Each Lender further agrees to be bound by the terms and conditions of the Techwoods Subordination Agreements, the Intercompany Subordination Agreement, and any other subordination or intercreditor agreement entered into by Agent pertaining to any other Subordinated Debt or other Permitted Indebtedness. Each Lender hereby authorizes the Agent to issue blockages notices in connection with any Subordinated Debt.

Section 10.13      Actions in Concert. Each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement, the Notes or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of the Agent, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement, the Notes and the other Loan Documents shall be taken in concert and at the direction or with the consent of the Agent.

Section 10.14      No Fiduciary Relationship. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.15      Recovery of Erroneous Payments. Notwithstanding anything to the contrary in this Agreement, if at any time Agent determines (in its sole and absolute discretion) that it has made a payment hereunder in error to any Lender, or other Secured Person, whether or not in respect of an Obligation due and owing by any Loan Party at such time, where such payment is a Rescindable Amount, then in any such event, each such Person receiving a Rescindable Amount severally agrees to repay to Agent forthwith on demand the Rescindable Amount received by such Person in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. Each Lender and each other Secured Person irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another), “good consideration”, “change of position” or similar defenses (whether at law or in equity) to its obligation to return any Rescindable Amount. Agent shall inform each Lender or other Secured Person that received a Rescindable Amount promptly upon determining that any payment made to such Person comprised, in whole or in part, a Rescindable Amount. Each Person’s obligations, agreements and waivers under this Section 10.15 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

XI.            WAIVER; AMENDMENTS.

Section 11.01      General Terms. Except as otherwise provided in Section 2.13 in connection with a Benchmark Transition Event or subject to Section 2.01(a)(iii), no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any of the other Loan Documents (other than the Agent Payments Letter) shall in any event be effective unless the same shall be in writing and signed by (i) the Borrower (with respect to Loan Documents to which the Borrower is a party, but not with respect to the matters addressed in Section 11.02), and (ii) the Agent and the Lenders having aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such express designation herein, by Required Lenders (or by Agent at the direction of such Lenders or Required Lenders), and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(a)            no such amendment, modification, waiver or consent shall, unless in writing and signed by the Agent and all of the Lenders directly affected thereby, in addition to Required Lenders and the Borrower, do any of the following: (1) increase or extend any of the Commitments (provided, that only the Lenders participating in any such increase of the Commitments under Section 2.01(a)(iii) shall be considered directly and adversely affected by such increase), (2) extend the date scheduled for payment (as opposed to any mandatory prepayment or the rescission of an election to accelerate) of any principal of or interest on the Loans or any fees or other amounts payable hereunder or under the other Loan Documents, or (3) reduce the principal amount of any Loan, the amount or rate of interest thereon (provided, that Required Lenders may rescind an imposition of default interest pursuant to Section 2.02), or any fees or other amounts payable hereunder or under the other Loan Documents;

(b)            no such amendment, modification, waiver or consent shall, unless in writing and signed by all of the Lenders and the Borrower, do any of the following: (1) change the definition of Required Lenders, (2) change any provision of this Section 11.01, (3) reduce the aggregate Pro Rata Shares or number of Lenders required to effect any amendment, modification, waiver or consent under the Loan Documents, (4) amend, modify or waive any pro rata sharing provision under this Agreement or any other Loan Document, (5) amend, modify or waive Section 2.05, (6) increase any advance rate used in computing the Borrowing Base, the Term Loan Borrowing Base, the Delayed Draw Term Loan Borrowing Base, or the Revolving Loan Borrowing Base (or any component definitions of any thereof) or add any category of assets to the Borrowing Base, the Delayed Draw Term Loan Borrowing Base, or the Revolving Loan Borrowing Base, or (7) amend, modify, consent or waive the definition of the Borrowing Base, the Term Loan Borrowing Base, the Delayed Draw Term Loan Borrowing Base, or the Revolving Loan Borrowing Base (or, in each case, any component definition (or sub-component definition) used in any of the foregoing) that has the effect of increasing availability thereunder (including changes in eligibility criteria or Reserves);

(c)            no such amendment, modification, waiver or consent shall, unless in writing and signed by Agent and all of the Lenders (but without needing the consent of Borrower): (1) release all or substantially all of the Loan Parties from their respective guaranties of the Obligations under the Loan Party Guaranty or all or substantially all of the Collateral granted under the Security Documents except (i) as otherwise specifically provided in this Agreement or the other Loan Documents, (ii) to the extent such release from such guaranty is in connection with a sale or other disposition of the equity of such Loan Party (so long as a result thereof such Loan Party is no longer required to guaranty the Obligations) permitted under this Agreement (including by consent, waiver or amendment of this Agreement), is otherwise expressly permitted by this Agreement or is in connection with an exercise of remedies by Agent under the applicable Loan Document, or (iii) to the extent such release of Collateral is in connection with a sale or other disposition of such Collateral (so long as a result thereof such Collateral is no longer required to secure the Obligations) permitted under this Agreement (including by consent, waiver or amendment of this Agreement) or is in connection with an exercise of remedies by Agent under the applicable Loan Document, (2) subordinate the Agent’s Lien on all or substantially all of the Collateral in any transaction or series of related transactions, or (3) permit the transfer, assignment or participation in all or any interests the Loans, Commitments and/or other interests hereunder and/or under any other Loan Document to, or otherwise permit any of the following to be a Lender under Loan Documents: (x) any Loan Party or any Affiliate of any Loan Party, or (y) any holder of Subordinated Debt (or Indebtedness owing by a Loan Party which is secured by a Lien that is either senior or subordinated to any of the Liens of Agent securing the Obligations) or any Affiliate of any such holder; and

(d)            no amendment, modification or waiver of, or consent with respect to, Section 7.01(x) of this Agreement shall be effective unless additionally signed by the Pathlight Lenders that are Lenders hereunder.

Notwithstanding the provisions of this Article XI to the contrary, any amendment, modification, waiver or consent to cure any ambiguity, omission, defect or inconsistency of a technical nature in any Loan Document shall only require the signature of Agent and Borrower, so long as the Lenders shall have received at least 5 Business Days’ prior written notice thereof and the Agent shall not have received, within 5 Business Days of the date of such notice to the Lenders, a written notice from any Lender stating that it objects to such amendment.

Section 11.02      Agency Provisions. No amendment, modification, waiver or consent shall, unless in writing and signed by the Agent and Required Lenders (or all the Lenders directly affected thereby or all of the Lenders, as the case may be in accordance with the provisions above), affect the rights, privileges, responsibilities, duties or obligations of Agent (including without limitation under the provisions of Article X) under this Agreement or any other Loan Document.

Section 11.03      Defaulting Lenders. Notwithstanding any provision to the contrary set forth in this Agreement, it is agreed and understood and agreed that Defaulting Lenders (and their respective Pro Rata Shares of the Loans) shall be excluded from the determination of Required Lenders, and shall not have voting rights with respect to any matters requiring the approval of Required Lenders.

Section 11.04      Replacement of Lenders. If any Lender (other than Agent or any Affiliates or Related Funds of Agent) (i) does not consent to any matter requiring its consent under Sections 11.01(a) or 11.01(b), when Required Lenders have otherwise consented to such matter or (ii) is a Defaulting Lender and the circumstances causing such status have not been cured or waived to the satisfaction of the Agent (any such non-consenting Lender or Defaulting Lender, as applicable, an “Affected Lender”), then the Borrower or the Agent may within 180 days thereafter designate another Person acceptable to the Agent in its sole discretion (such other Person being called a “Replacement Lender”) to purchase the Loans and Commitments of such Affected Lender and such Affected Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Affected Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Affected Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees or premiums (without any payment of the Prepayment Premium) owed to such Affected Lender and any other amounts then payable to such Affected Lender under this Agreement, and to assume the Commitments and other obligations of such Affected Lender hereunder, all in compliance with Section 8.02 (and such Affected Lender shall be required to consummate such sale and assignment). Such purchase and assumption shall be made pursuant to an Assignment and Acceptance. In the event that an Affected Lender does not execute an Assignment and Acceptance pursuant to this Section 11.04 within five (5) Business Days after receipt by such Affected Lender of notice of replacement pursuant to this Section 11.04 and presentation to such Affected Lender of an Assignment and Acceptance evidencing an assignment pursuant to this Section 11.04, such Affected Lender shall be deemed to have consented to the terms of such Assignment and Acceptance, and any such Assignment and Acceptance executed by Agent, the Replacement Lender, shall be effective for purposes of this Section 11.04 and Section 8.02. Upon any such assignment and payment, such Affected Lender shall no longer constitute a “Lender” for purposes of this Agreement or any other Loan Document (and shall be relieved of all of its rights, other than with respect to such rights to indemnities and similar rights applicable to such Affected Lender prior to the date of such purchase and assumption to the extent such rights expressly survive Payment in Full of Obligations) and shall be relieved from all of its Commitments, and the Replacement Lender shall succeed to the rights and Commitments of such Affected Lender hereunder.